Execution Version	Exhibit 4.1
U.S. $720,000,000
AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT
DATED AS OF JULY 30, 2010
AMONG
PRIDE INTERNATIONAL, INC. AND PRIDE INTERNATIONAL LTD.
AS BORROWERS
AND
THE LENDERS NAMED HEREIN
AND
CITIBANK, N.A.
AS ADMINISTRATIVE AGENT
AND
NATIXIS AND WELLS FARGO BANK, NATIONAL ASSOCIATION

AS SYNDICATION AGENTS
AND
BANK OF AMERICA, N.A.
AS DOCUMENTATION AGENT
AND
CITIBANK, N.A., NATIXIS AND WELLS FARGO BANK, NATIONAL ASSOCIATION
AS ISSUING BANKS

JOINT LEAD ARRANGERS AND JOINT BOOK RUNNERS:
CITIGROUP GLOBAL MARKETS INC., NATIXIS AND
WELLS FARGO SECURITIES, LLC
AND ING BANK N.V. AS JOINT LEAD ARRANGER

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

SCHEDULES:

Schedule I	Applicable Lending Offices and Commitments
Schedule 4.01(r)	Existing Debt
Schedule 4.01(s)	Existing Liens
Schedule 5.01(c)	Insurance Threshold

EXHIBITS:

Exhibit A-1	Form of Note to be issued by Pride
Exhibit A-2	Form of Note to be issued by BVI Borrower
Exhibit B	Form of Notice of Borrowing
Exhibit C	Form of Notice of Letter of Credit
Exhibit D	Form of Opinion of Baker Botts L.L.P., Special Counsel to Pride
Exhibit D-1	Form of Opinion of Maples & Calder, Special Counsel to BVI Borrower
Exhibit E	Form of Opinion of the General Counsel of Pride
Exhibit F	Form of Transfer Agreement
Exhibit G	Form of Subsidiary Guaranty
Exhibit H	Form of Joinder Agreement

-v-

AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT
THIS AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT, dated as of July 30, 2010, among PRIDE INTERNATIONAL, INC., a Delaware corporation (“Pride”), PRIDE INTERNATIONAL LTD., a British Virgin Islands company (“BVI Borrower”), the lenders from time to time parties hereto (each a “Lender” and collectively, the “Lenders”), CITIBANK, N.A., as administrative agent for the Lenders, NATIXIS and WELLS FARGO BANK, NATIONAL ASSOCIATION, as syndication agents for the Lenders (in such capacity, the “Syndication Agents”), Bank of America, N.A., as documentation agent for the Lenders (in such capacity, the “Documentation Agent”), and CITIBANK, N.A., NATIXIS and WELLS FARGO BANK, NATIONAL ASSOCIATION, as issuing banks of the Letters of Credit hereunder (together with any other Lender that agrees (in its sole discretion) to issue a Letter of Credit hereunder, in such capacity, each an “Issuing Bank”).
WITNESSETH:
WHEREAS, the Borrowers have requested that the Lenders establish in their favor a revolving credit facility in the aggregate principal amount of U.S. $720,000,000 (as such amount may increase or decrease in accordance with the terms hereof), pursuant to which facility revolving loans would be made to the Borrowers at their election and letters of credit would be issued for the account of Pride and its Subsidiaries; and
WHEREAS, the Lenders are willing to make such revolving credit facility available to the Borrowers on the terms and subject to the conditions and requirements hereinafter set forth;
NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
Section 1.01 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and the plural forms of the terms defined):
“Additional Lender” shall have the meaning set forth in Section 2.16(b).
“Administrative Agent” means Citibank, N.A. in its capacity as Administrative Agent pursuant to Article VII and any successor in such capacity pursuant to Section 7.08.
“Advance” means (i) a Base Rate Advance or (ii) a LIBOR Advance, as the case may be, and “Advances” means two or more of any such Advance.
“Affected Issuing Bank” has the meaning specified in Section 2.11(a).
“Affected Lender” has the meaning specified in Section 2.11(a).

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “controls” (including the terms “controlled by” or “under common control with”) includes the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of Equity Interests, by contract or otherwise.
“Agents” means, collectively, the Administrative Agent, the Documentation Agent and the Syndication Agents.
“Agreement” means this Amended and Restated Credit Agreement, as amended, supplemented or modified from time to time.
“Alternative Base Rate” means, for any day, a fluctuating interest rate per annum as shall be in effect on such day, which rate per annum shall be equal to the highest of:
(i) the fluctuating commercial loan rate announced by the Administrative Agent from time to time at its New York, NY office (or other corresponding office, in the case of any successor Administrative Agent) as its prime rate or base rate for U.S. Dollar loans in the United States of America in effect on such day (which base rate may not be the lowest rate charged by such Lender on loans to any of its customers);
(ii) the sum of (x) the rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the next business day, provided that (A) if such day is not a business day, the rate on such transactions on the immediately preceding business day as so published on the next business day shall apply, and (B) if no such rate is published on such next business day, the rate for such day shall be the average of the offered rates quoted to the Administrative Agent on such day for such transactions by three (3) federal funds brokers of recognized standing as selected by the Administrative Agent, plus (y) a percentage per annum equal to one-half of one percent (1/2%); and
(iii) the sum of (x) the rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) equal to the LIBO Market Index Rate in effect on such day, plus (y) one percent (1.0%).
Any change in the Alternative Base Rate due to a change in the prime rate, federal funds rate or the LIBO Market Index specified in clauses (i) through (iii) above, shall be effective on the effective date of such change in the prime rate, federal funds rate or the LIBO Market Index Rate, as applicable.

“Applicable Commitment Fee Rate” means, for any day, at such times as a Credit Rating is in effect, the percentage per annum set forth below opposite the Credit Rating in effect on such day:

Credit Rating
S&P/Moody’s	Applicable Commitment Fee Rate
Level 1 BBB+/Baa1 or above	0.250%
Level 2 BBB/Baa2	0.350%
Level 3 BBB-/Baa3	0.500%
Level 4 BB+/Ba1	0.625%
Level 5 Lower than Level 4	0.750%
For purposes of the foregoing, (i) if either S&P or Moody’s shall have issued more than one Credit Rating, the lowest such Credit Rating issued by such rating agency shall apply; (ii) if only one of S&P and Moody’s shall have in effect a Credit Rating, the available Credit Rating shall apply; (iii) if the Credit Ratings established by S&P and Moody’s shall fall within different levels, the higher Credit Rating shall apply unless such Credit Ratings differ by two or more levels, in which case the applicable level will be deemed to be one level above the lower of such levels; (iv) if any Credit Rating established by S&P or Moody’s shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change; and (v) if S&P or Moody’s shall change the basis on which ratings are established, each reference to the Credit Rating announced by S&P or Moody’s, as the case may be, shall refer to the then equivalent rating by S&P or Moody’s, as the case may be. Notwithstanding the foregoing, if Pride shall at any time fail to have in effect a Credit Rating, Pride shall seek and obtain (if not already in effect), within thirty (30) days after such Credit Rating first ceases to be in effect, a corporate credit rating or a bank loan rating from S&P and/or Moody’s (or, if neither S&P nor Moody’s issues such types of ratings or ratings comparable thereto, from another nationally recognized rating agency approved by each of Pride and the Administrative Agent), and from and after the date on which such corporate credit rating or bank loan rating is obtained until such time (if any) that a Credit Rating becomes effective again, the Applicable Commitment Fee Rate shall be based on such corporate credit or bank loan rating or ratings in the same manner as provided herein with respect to the Credit Rating (with Level 5 being the Applicable Commitment Fee Rate in effect from the time the Credit Rating ceases to be in effect until the earlier of (x) the date on which any such corporate credit rating or bank loan rating is obtained and (y) the date on which a Credit Rating becomes effective again).
“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance and such Lender’s Eurodollar Lending Office in the case of a LIBOR Advance.
“Applicable Margin” means, for any day, at such times as a Credit Rating is in effect, the percentage per annum set forth below opposite the Credit Rating in effect on such day:

Credit Rating
S&P/Moody’s	Applicable Margin
Level 1 BBB+/Baa1 or above	2.00%
Level 2 BBB/Baa2	2.25%
Level 3 BBB-/Baa3	2.50%
Level 4 BB+/Ba1	2.75%
Level 5 Lower than Level 4	3.00%
For purposes of the foregoing, (i) if either S&P or Moody’s shall have issued more than one Credit Rating, the lowest such Credit Rating issued by such rating agency shall apply; (ii) if only one of S&P and Moody’s shall have in effect a Credit Rating, the available Credit Rating shall apply; (iii) if the Credit Ratings established by S&P and Moody’s shall fall within different levels, the higher Credit Rating shall apply unless such Credit Ratings differ by two or more levels, in which case the applicable level will be deemed to be one level above the lower of such levels; (iv) if any Credit Rating established by S&P or Moody’s shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change; and (v) if S&P or Moody’s shall change the basis on which ratings are established, each reference to the Credit Rating announced by S&P or Moody’s, as the case may be, shall refer to the then equivalent rating by S&P or Moody’s, as the case may be. Notwithstanding the foregoing, if Pride shall at any time fail to have in effect a Credit Rating, Pride shall seek and obtain (if not already in effect), within thirty (30) days after such Credit Rating first ceases to be in effect, a corporate credit rating or a bank loan rating from S&P and/or Moody’s (or, if neither S&P nor Moody’s issues such types of ratings or ratings comparable thereto, from another nationally recognized rating agency approved by each of Pride and the Administrative Agent), and from and after the date on which such corporate credit rating or bank loan rating is obtained until such time (if any) that a Credit Rating becomes effective again, the Applicable Margin shall be based on such corporate credit or bank loan rating or ratings in the same manner as provided herein with respect to the Credit Rating (with Level 5 being the Applicable Margin in effect from the time the Credit Rating ceases to be in effect until the earlier of (x) the date on which any such corporate credit rating or bank loan rating is obtained and (y) the date on which a Credit Rating becomes effective again).
“Arrangers” means Citigroup Global Markets Inc., Natixis and Wells Fargo Securities, LLC.
“Bankruptcy Code” means Title 11 of the United States Code, as now or hereafter in effect, or any successor thereto.
“Base Rate Advance” means an Advance which bears interest as provided in Section 2.05(a) (or, if Section 2.05(c) applies, that bears interest at 2% per annum above the rate provided in Section 2.05(a)).

“Borrowers” means Pride and BVI Borrower, and “Borrower” means either of the foregoing.
“Borrowing” means (i) any extension of credit of the same Type made by the Lenders on the same date by way of Advances having, in the case of a Borrowing comprised of LIBOR Advances, a single Interest Period, including any Borrowing advanced, continued or converted, or (ii) the issuance, increase or extension of a Letter of Credit. A Borrowing is “advanced” on the day the Lenders advance funds comprising such Borrowing to a Borrower or a Letter of Credit is issued, increased or extended, is “continued” (in the case of a Borrowing comprised of LIBOR Advances) on the date a new Interest Period commences for such Borrowing, and is “converted” (in the case of a Borrowing comprised of LIBOR Advances or Base Rate Advances) when such Borrowing is changed from one Type of Advances to the other.
“Borrowing Minimum” means (a) in the case of a Borrowing comprised of LIBOR Advances denominated in Dollars, $5,000,000, (b) in the case of a Borrowing comprised of LIBOR Advances denominated in Euros, the smallest amount of Euros that has a Dollar Equivalent equal to or in excess of $5,000,000 and (c) in the case of a Borrowing comprised of Base Rate Advances, $1,000,000.
“Borrowing Multiple” means, for any Borrowing, (i) in the case of a Borrowing denominated in Dollars, $1,000,000 and (ii) in the case of a Borrowing denominated in Euros, €1,000,000.
“Brazilian Litigation” means that certain litigation concerning the cancellation of certain drilling contracts related to four deepwater semisubmersible drilling rigs — the Pride Carlos Walter, Pride Brazil, Pride Portland and Pride Rio de Janeiro, as is more fully described in Pride’s Form 10-Q filing for the quarterly period ended March 31, 2010.
“Business Day” means (a) any day of the year except Saturday, Sunday and any day on which Lenders are required or authorized to close in New York City or Houston, Texas and (b) if the applicable Business Day relates to the advance or continuation of, conversion into, or payment on a LIBOR Borrowing (i) in a currency other than Euros, any day referred to in clause (a) on which banks are dealing in Dollar deposits in the interbank eurocurrency market in London, England, and (ii) in Euros, any day referred to in clause (a) on which the TARGET payment system is open for the settlement of payments in Euros.
“BVI Borrower Obligations” means all Obligations owed by BVI Borrower.
“Calculation Date” means (a) with respect to any Advance, each of the following: (i) each date of a Borrowing of a LIBOR Advance denominated in Euros, (ii) each date of a continuation of a LIBOR Advance denominated in Euros and (iii) such additional dates as the Administrative Agent shall reasonably determine or the Majority Lenders shall reasonably require; (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in Euros, (ii) each date of an amendment of any such Letter of Credit denominated in Euros having the effect of increasing the amount thereof (solely with respect to the increased amount), and (iii) each date of any payment by the Issuing Bank under any Letter of Credit denominated in Euros; and (c) the last Business Day of each calendar quarter.

“Capital Lease Obligations” means, with respect to any capital lease, all lease obligations that under GAAP are required to be capitalized in respect of such capital lease on the books of the lessee at the time of determination, in each case taken at the amount thereof accounted for as indebtedness (net of interest expense) in accordance with GAAP.
“Cash Collateralize” means, in respect of securing an obligation, to provide and pledge to the Administrative Agent, for the benefit of the Lender Parties, cash collateral in Dollars, which cash collateral shall be deposited into a blocked deposit account established and maintained at the office of the Administrative Agent and in the name of the Administrative Agent, as collateral security for such obligation (and “Cash Collateralization” and “Cash Collateral” shall have corresponding meanings).
“Change in Control” means an event by which (a) any Person or group of Persons acting in concert (as such terms are used in Rule 13d-5 under the Exchange Act), acquires directly or indirectly 30% or more of the combined voting power of all outstanding securities of Pride entitled to vote in the election of directors, other than securities having such power only by reason of the happening of a contingency; and (b) during any period of twelve (12) consecutive months following an event described in clause (a) of this definition, a majority of the members of the board of directors of Pride ceases to be composed of individuals (i) who were members of that board on the first day of such period, (ii) whose election or nomination to that board was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or (iii) whose election or nomination to that board was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any Person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors).
“Code” means the Internal Revenue Code of 1986 as amended from time to time, or any successor Federal tax code, and any reference to any statutory provision of the Code shall be deemed to be a reference to any successor provision or provisions.
“Collateral Account” means an interest-bearing deposit account of Pride (i) with the Administrative Agent or one of its Affiliates, (ii) over which neither Pride nor any of its Affiliates has control, and (iii) in which the Administrative Agent has a first priority perfected security interest securing the relevant Obligations.
“Commitment” means, relative to any Lender, such Lender’s obligations to make Advances and participate in Letters of Credit pursuant to Sections 2.01 and 2.19, initially in the amount and percentage set forth on Schedule I hereto or the Transfer Agreement pursuant to which such Lender shall have assumed its Commitment, as applicable, as such obligations may be reduced or increased from time to time as expressly provided pursuant to this Agreement. The initial aggregate amount of the Lenders’ Commitments is $720,000,000.
“Commitment Increase Effective Date” has the meaning specified in Section 2.16(c).

“Commitment Termination Date” means the earliest of (i) the Maturity Date, (ii) the date on which the Commitments are terminated in full or reduced to zero pursuant to Section 2.15, and (iii) the occurrence of any Event of Default described in Section 6.01 (f) or (g) or the occurrence and continuance of any other Event of Default and either (x) the declaration of the Advances to be due and payable pursuant to Section 6.01, or (y) in the absence of such declaration, the giving of written notice by the Administrative Agent, acting at the direction of the Majority Lenders, to Pride pursuant to Section 6.01 that the Commitments have been terminated.
“Consolidated” refers to the consolidation of the accounts of Pride and its Subsidiaries in accordance with GAAP.
“Consolidated Debt” means all Debt of Pride and its Subsidiaries (other than SPV’s) that would be reflected on a consolidated balance sheet of such Persons prepared in accordance with GAAP.
“Consolidated Debt to Total Tangible Capitalization Ratio” means, at any time, the ratio of Consolidated Debt at such time to Total Tangible Capitalization at such time.
“Consolidated EBITDA” means, for any period, the sum, determined on a consolidated basis, of (i) revenues after operating costs and selling, general and administrative expenses (but, for the avoidance of doubt, before taxes and interest), plus (ii) to the extent included in such costs and expenses, (a) depreciation expense, (b) amortization expense and (c) other non-cash expense (including, without limitation, impairment of goodwill), in each case of Pride and its Subsidiaries (other than SPV’s) determined in accordance with GAAP for such period.
“Consolidated Interest Expense” means, for any period, the consolidated cash interest expense (excluding, for the avoidance of doubt, write-offs or amortization of deferred financing costs) on indebtedness of Pride and its Subsidiaries (other than SPV’s) determined in accordance with GAAP for such period.
“Consolidated Tangible Net Worth” means, as of any date of determination, consolidated shareholders equity of Pride and its Subsidiaries determined in accordance with GAAP (excluding the effect on shareholders equity of cumulative foreign exchange translation adjustments, impairment charges and the amortization of intangible assets) less the net book amount of all assets of Pride and its Subsidiaries that would be classified as intangible assets on the consolidated balance sheet of Pride and its Subsidiaries as of such date prepared in accordance with GAAP. For purposes of this definition, SPV’s shall be accounted for pursuant to the equity method of accounting and any mark-to-market non-cash adjustments in respect of convertible securities shall be excluded.
“Convert”, “Conversion” and “Converted” each refers to a conversion of Advances of one Type into Advances of another Type, as the case may be, pursuant to Section 2.05(a), Section 2.07, Section 2.08, or Section 2.11.
“Credit Documents” means this Agreement, each Note, each Notice of Borrowing, each Notice of Letter of Credit, each Letter of Credit, any Subsidiary Guaranties in effect from time to time and each other document or instrument executed and delivered in connection with this Agreement.

“Credit Parties” means, collectively, the Borrowers and each Guarantor, and “Credit Party” means, individually, each such Person.
“Credit Rating” means the debt rating (either express or implied) by S&P or Moody’s in respect of Pride’s non-credit enhanced senior unsecured long-term debt.
“Debt” means, for any Person, the following obligations of such Person, without duplication: (i) obligations of such Person for borrowed money; (ii) obligations of such Person representing the deferred purchase price of property or services other than accounts payable and accrued liabilities arising in the ordinary course of business and other than amounts which are being contested in good faith and for which reserves in conformity with GAAP have been provided; (iii) obligations of such Person evidenced by bonds, notes, bankers acceptances, debentures or other similar instruments of such Person or arising, whether absolute or contingent, out of drawn letters of credit issued for such Person’s account or pursuant to such Person’s application securing Debt; (iv) obligations of other Persons, whether or not assumed, secured by liens (other than Permitted Liens) upon property or payable out of the proceeds or production from property now or hereafter owned or acquired by such Person, but only to the extent of such property’s fair market value; (v) Capital Lease Obligations of such Person; (vi) net obligations under interest rate protection agreements that have been cancelled or otherwise terminated before their scheduled expiration or are otherwise due and payable; and (vii) obligations of such Person pursuant to a Guaranty of any of the foregoing of another Person; provided, however, Debt shall exclude Non-Recourse Debt (other than Pre-Completion Guaranties). Debt of any Person shall include the Debt of any partnership or joint venture to the extent holders of such Debt have recourse to such Person.
“Default” means an event which, with the giving of notice or lapse of time or both, would constitute an Event of Default.
“Defaulting Lender” means, at any time, a Lender as to which the Administrative Agent has notified Pride that (i) such Lender has failed for at least three Business Days to comply with its obligations under this Agreement to make an Advance or make a payment to any Issuing Bank in respect of a Letter of Credit reimbursement obligation (each a “funding obligation”), provided that, if such Lender has failed for at least five Business Days to comply with any funding obligation, Pride may declare such Lender to be a Defaulting Lender in a written notice to the Administrative Agent, (ii) such Lender has notified the Administrative Agent, or has stated publicly, that it will not comply with any such funding obligation hereunder, or has failed for at least five Business Days to comply with its funding obligations under any other loan agreement or credit agreement or other similar financing agreement, (iii) such Lender has, for at least three Business Days, failed to confirm in writing to the Administrative Agent, in response to a written request of the Administrative Agent, that it will comply with its funding obligations hereunder, or (iv) a Lender Insolvency Event has occurred and is continuing with respect to such Lender (provided that neither the reallocation of funding obligations provided for in Section 2.20 as a result of a Lender’s being a Defaulting Lender nor the performance by Non-Defaulting Lenders of such reallocated funding obligations will by themselves cause the relevant Defaulting Lender to become a Non-Defaulting Lender). Any determination that a Lender is a Defaulting Lender under clauses (i) through (iv) above will be made by the Administrative Agent in its reasonable discretion acting in good faith, except as set forth in the proviso of clause (i) above. The Administrative Agent will promptly send to all Lenders a copy of any notice to Pride (or, in the case of a declaration under the proviso to clause (i) above, from Pride) provided for in this definition.

“Demand Loan” has the meaning specified in Section 2.19(c).
“Documentation Agent” has the meaning specified in the first paragraph hereof.
“Dollars,” “U.S. Dollars” and “$” means lawful money of the United States of America.
“Dollar Equivalent” means, on any date of determination (i) with respect to any amount in Dollars, such amount, and (ii) with respect to any amount in Euros, the equivalent in Dollars of such amount, determined by the Administrative Agent using the applicable Exchange Rate in effect at such time.
“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule I hereto or in the Transfer Agreement pursuant to which it became a Lender or such other office of such Lender as such Lender may from time to time specify to Pride and the Administrative Agent.
“Effective Date” has the meaning specified in Section 3.01.
“Eligible Assignee” means (i) any Lender, (ii) with the consent of the Issuing Banks (which consent will not be unreasonably withheld), any Affiliate of any Lender, and (iii) with the consent of the Administrative Agent, the Issuing Banks and, if no Event of Default has occurred and is continuing, Pride (which consent will not be unreasonably withheld; provided that Pride shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent (which may be transmitted by electronic mail) within seven (7) Business Days after receiving a written request for its consent to such assignment), any other commercial bank or financial institution not covered by clause (i) or (ii) of this definition; provided that neither Pride nor any Subsidiary or Affiliate of Pride shall be an Eligible Assignee.
“EMU Legislation” means the legislative measures of the European Union for the introduction of, changeover to or operation of the Euro in one or more member states.
“Environment” shall have the meaning set forth in 42 U.S.C. § 9601(8) as defined on the date of this Agreement, and “Environmental” means pertaining or relating to the Environment.
“Environmental Law” means any law, statute, ordinance, rule, regulation, order, decision, decree, judgment, permit, license, authorization or other agreement or Governmental Requirement arising from, in connection with or relating to the pollution, protection or regulation of the Environment or the protection or regulation of health or safety, whether the foregoing are required or promulgated by any government or agency or other authority of or in the United States (whether local, state, or federal) or any foreign country or subdivision thereof, including those relating to the disposal, removal, remediation, production, storing, refining, handling, transferring, processing, recycling or transporting of or exposure to any material or substance, wherever located.

“EPA” means the United States Environmental Protection Agency or any successor thereto.
“Equity Interest” means as to any Person, any capital stock, partnership interest, joint venture interest, company interest, membership interest or other equity interest in such Person, or any warrant, option or other right to acquire any Equity Interest in such Person.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute, together with the regulations thereunder, as in effect from time to time.
“ERISA Affiliate” means any trade or business (whether or not incorporated) which is a member of a group of which Pride is a member and which is under common control within the meaning of the regulations under Section 414 of the Code.
“ERISA Liabilities” means at any time the minimum liability with respect to Plans which would be required to be reflected at such time as a liability on the Consolidated balance sheet of Pride under paragraphs 36 and 70 of Statement of Financial Accounting Standards No. 87, as such Statement may from time to time be amended, modified or supplemented, or under any successor statement issued in replacement thereof.
“Euro” or “€” means the single currency of the European Union as constituted by the Treaty on European Union and as referred to in the EMU Legislation for the introduction of, changeover to or operation of the Euro in one or more member states.
“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Federal Reserve Board, as in effect from time to time.
“Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” opposite its name on Schedule I hereto or in the Transfer Agreement pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office) or such other office of such Lender as such Lender may from time to time specify to Pride and the Administrative Agent.
“Eurodollar Rate Reserve Percentage” of any Lender for any Interest Period with respect to any LIBOR Advance means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) for such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.
“Events of Default” has the meaning specified in Section 6.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor statute.
“Exchange Rate” means at any date of determination, with respect to the conversion of Dollars into Euros or the conversion of Euros into Dollars, the spot rate of exchange in London that appears at approximately 11:00 A.M., London time, on such day on the display page applicable to the relevant currency on the Bloomberg Service (or such other page as may replace such page on such service for the purpose of displaying the spot rate of exchange in London for the conversion of Dollars into Euros or the conversion of Euros into Dollars, as applicable). In the event such spot rate of exchange does not appear on the applicable page of such service, the Exchange Rate shall be determined by reference to such other publicly available services for displaying currency spot exchange rates as may be agreed upon by the Administrative Agent, the Issuing Banks, and Pride, or, in the absence of such agreement, such Exchange Rate shall instead be determined by the Administrative Agent or the applicable Issuing Bank, as applicable, based on current market spot rates in accordance with the provisions of Section 8.20; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent or the applicable Issuing Bank, as applicable, after consultation with Pride, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be prima facie evidence thereof.
“Existing Credit Facility” means the credit facility provided under the Credit Agreement dated as of December 9, 2008 among Pride, the lenders party thereto, Citibank, N.A., as administrative agent and issuing bank, Natixis, as syndication agent, and Citigroup Global Markets Inc. and Natixis as co-lead arrangers and joint book runners, as amended.
“Expiration Date” means, for any Letter of Credit, the later of (i) the Stated Expiry Date of such Letter of Credit or such earlier date, if any, on which such Letter of Credit is permanently cancelled in writing by the applicable Borrower, the beneficiary thereof and each transferee, if any, thereof, (ii) if any Extension Event referred to in clause (i) of the definition herein of Extension Event shall occur in respect of such Letter of Credit, the date on which the Issuing Bank shall receive an opinion from its counsel to the effect that a final and nonappealable judgment or order has been rendered or issued either terminating the order, injunction or other process or decree restraining the Issuing Bank from paying under such Letter of Credit or permanently enjoining the Issuing Bank from paying under such Letter of Credit, and (iii) if any Extension Event referred to in clause (ii) of the definition herein of Extension Event shall occur in respect of such Letter of Credit, the date on which the Issuing Bank shall receive an opinion from its counsel to the effect that the Issuing Bank has no further liability under such Letter of Credit.
“Extension Event” means, in respect of any Letter of Credit, that at any time either (i) the Issuing Bank shall have been served with or otherwise be subjected to a court order, injunction or other process or decree restraining or seeking to restrain the Issuing Bank from paying any amount under such Letter of Credit and either (a) there has been a drawing under such Letter of Credit which the Issuing Bank would otherwise be obligated to pay or (b) the Stated Expiry Date of such Letter of Credit has occurred but the right of the beneficiary or transferee to draw under such Letter of Credit has been extended past such date in connection with the pendency of the related court action or proceeding; or (ii) the beneficiary or transferee shall have made a demand, on or prior to the Stated Expiry Date of such Letter of Credit, to the effect that the Stated Expiry Date be extended or that the value of such Letter of Credit be held for the account of the beneficiary or transferee, in either case under circumstances in which the Issuing Bank may incur liability or loss if the Issuing Bank does not comply with such demand, and either (a) the applicable Borrower shall have failed to authorize the Issuing Bank to so extend the Stated Expiry Date within three banking days after the Issuing Bank shall have notified such Borrower of such demand or (b) the Issuing Bank shall in its sole discretion decline to extend such Stated Expiry Date.
“FCPA Investigation” means any investigation being conducted by Pride or its representatives, the U.S. Department of Justice, or the U.S. Securities and Exchange Commission into possible payments to non-U.S. government officials, whether directly or indirectly, as well as corresponding accounting entries and internal control issues, which may violate the U.S. Foreign Corrupt Practices Act, as is more fully described in Pride’s Form 10-Q filing for the quarterly period ended March 31, 2010.
“FDIC” means the Federal Deposit Insurance Corporation, or any federal agency or authority of the United States from time to time succeeding to its function.
“Federal Funds Rate” means, for any day, a fluctuating interest rate per annum equal for such day to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any federal agency or authority of the United States from time to time succeeding to its function.
“Fiscal Year” means the fiscal year of Pride and its Subsidiaries ending on December 31 of each calendar year. For purposes of this Agreement, any particular Fiscal Year may be designated by reference to the calendar year in which such Fiscal Year ends.
“Foreign Subsidiary” means each Subsidiary organized and existing under the law of a jurisdiction other than the United States, any state or territory thereof, the District of Columbia or any political subdivision of the United States, any state or territory thereof or the District of Columbia.
“GAAP” means generally accepted accounting principles from time to time in effect as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board or in such other statements, opinions and pronouncements by such other entity as may be approved by a significant segment of the U.S. accounting profession. All calculations for purposes of determining compliance with the financial covenants set forth in Sections 5.02(a) and 5.02(b), however, shall be adjusted to reflect GAAP accounting principles and policies consistent with those in effect on December 31, 2009.

“Governmental Requirements” means all judgments, orders, writs, injunctions, decrees, awards, laws, ordinances, statutes, regulations, rules, franchises, permits, certificates, licenses, authorizations and the like and any other requirements of any government or any commission, board, court, agency, instrumentality or political subdivision thereof.
“Guarantor” means any Subsidiary of Pride required to execute and deliver a Subsidiary Guaranty hereunder pursuant to Section 5.02(d)(xi), unless and until the relevant Subsidiary Guaranty is released pursuant to Section 5.02(d)(xi).
“Guaranty”, by any Person, means all contractual obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business) of such Person guaranteeing any Debt of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, all obligations incurred through an agreement, contingent or otherwise, by such Person: (i) to purchase such Debt, or to purchase any property or assets constituting security therefor, primarily for the purpose of assuring the owner of such Debt of the ability of the primary obligor to make payment of such Debt; or (ii) to advance or supply funds (x) for the purchase or payment of such Debt, or (y) to maintain working capital or other balance sheet condition, or otherwise to advance or make available funds for the purchase or payment of such Debt, in each case primarily for the purpose of assuring the owner of such Debt of the ability of the primary obligor to make payment of such Debt; or (iii) to lease property, or to purchase securities or other property or services, of the primary obligor, primarily for the purpose of assuring the owner of such Debt of the ability of the primary obligor to make payment of such Debt; or (iv) otherwise to assure the owner of such Debt of the primary obligor against loss in respect thereof. For computational purposes, the amount of a Guaranty in respect of any Debt shall be deemed to be equal to the amount that would apply if such Debt was the direct obligation of such Person rather than the primary obligor or, if less, the maximum aggregate potential liability of such Person under the terms of the Guaranty.
“Hazardous Materials” means (i) any substance or material identified as a hazardous substance pursuant to any Environmental Law, (ii) any substance or material regulated as a hazardous or solid waste pursuant to any Environmental Law, (iii) any other material or substance regulated under any Environmental Law and (iv) pollutants, contaminants, toxic substances, radioactive materials, refined products, natural gas liquids, crude oil, petroleum and petroleum products, polychlorinated biphenyls and asbestos.
“Hedging Agreement” means any swap, collar, cap, option, any combination of the foregoing or any other hedge relating to any commodity, interest rates, currency, gas, electricity or other product or service.
“Illegality Event” has the meaning specified in Section 2.11.
“Indemnified Parties” has the meaning specified in Section 8.04(c).
“Information” has the meaning specified in Section 8.09.

“Insufficiency” means, with respect to any Plan, the amount, if any, by which the present value of the accrued benefits under such Plan exceeds the fair market value of the assets of such Plan allocable to such benefits.
“Interest Coverage Ratio” means, for any period, the ratio of (i) Consolidated EBITDA for such period to (ii) Consolidated Interest Expense for such period.
“Interest Period” means, with respect to each LIBOR Advance, in each case comprising part of the same Borrowing, the period commencing on the date of such Advance or the date of the Conversion of any Advance into such Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months (or, with the consent of each Lender making a LIBOR Advance as part of such Borrowing, any other period), in each case as the Borrower may, upon notice received by the Administrative Agent not later than 12:00 P.M. (New York City time) (x) on the third Business Day prior to the first day of such Interest Period with respect to LIBOR Advances funded in Dollars and (y) on the fourth Business Day prior to the first day of such Interest Period with respect to LIBOR Advances funded in Euros, select; provided that:
(i) Interest Periods commencing on the same date for Advances comprising part of the same Borrowing shall be of the same duration;
(ii) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day;
(iii) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month in which such Interest Period would have ended if there were a numerically corresponding day in such calendar month;
(iv) no Interest Period for any Advance may end after the Maturity Date; and
(v) the Borrower may not select any Interest Period if any Event of Default exists.
“Investment Grade Rating” means (a) a debt rating of BBB- (or better) by S&P or (b) a debt rating of Baa3 (or better) by Moody’s.
“Issuing Bank Exchange Rate” has the meaning assigned to such term in Section 8.21.

“Issuing Banks” has the meaning specified in the first paragraph hereof.
“Joinder Agreement” means an agreement in substantially the form of Exhibit H signed by Borrowers, by each Additional Lender and by each other Lender whose Commitment is to be increased, setting forth the new Commitments of such Lenders and setting forth the agreement of each Additional Lender to become a party to this Agreement and to be bound by all the terms and provisions hereof.
“Lender Insolvency Event” means, with respect to any Lender, that (i) such Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (ii) such Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment.
“Lender Parties” means the Administrative Agent, the Issuing Banks, the Lenders and the Arrangers.
“Lender” has the meaning specified in the first paragraph hereof.
“Letter of Credit” means each letter of credit issued by an Issuing Bank pursuant to Section 2.19, as extended or otherwise modified by an Issuing Bank from time to time.
“Letter of Credit Liabilities” means the maximum aggregate amount of all undrawn portions of Letters of Credit (after giving effect to any step up provision or other mechanism for increases, if any, and assuming compliance with all conditions to drawing) plus the aggregate amount of all drawings under Letters of Credit which are unpaid.
“L/C Cash Collateral Account” has the meaning specified in Section 6.02.
“L/C Related Documents” has the meaning specified in Section 2.19(d).
“LIBO Market Index Rate” means, for any day, with respect to any interest calculation for Base Rate Advances, (a) the rate per annum (rounded upward, if not an integral multiple of 1/100 of 1%, to the nearest 1/100 of 1% per annum) appearing at Reuters Reference LIBOR01 page (or on any successor thereto or substitute therefor provided by Reuters, providing rate quotations comparable to those currently provided on such page, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time for such day (or, if such day is not a Business Day, the immediately preceding Business Day) as the rate for dollar deposits with a one-month maturity; (b) if for any reason the rate specified in clause (a) of this definition does not so appear at Reuters Reference LIBOR01 page (or any successor thereto or substitute page therefor provided by Reuters), the rate per annum (rounded upward, if not an integral multiple of 1/100 of 1%, to the nearest 1/100 of 1% per annum) appearing on Bloomberg Financial Markets Service (or any successor thereto) as the London interbank offered rate for deposits in dollars at approximately 11:00 a.m., London time for such day (or, if such day is not a Business Day, the immediately preceding Business Day) as the rate for dollar deposits with a one-month maturity; and (c) if the rate specified in clause (a) of this definition does not so appear at Reuters Reference LIBOR01 page (or any successor thereto or substitute therefor provided by Reuters) and if no rate specified in clause (b) of this definition so appears on Bloomberg Financial Markets Service (or any successor thereto), the average (rounded upward, if not an integral multiple of 1/100 of 1%, to the nearest 1/100 of 1% per annum) of the respective rates per annum at which dollar deposits are offered by the principal offices of each Reference Bank in London, England in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, for such day, with a one-month maturity and in an amount substantially equal to such Reference Bank’s Base Rate Advances outstanding on such day; provided, however, if a Reference Bank does not supply a quotation by such specified time, the applicable LIBO Market Index Rate shall be determined on the basis of the quotations of the remaining Reference Banks.
“LIBO Rate” means, for any Interest Period for each LIBOR Advance comprising part of the same Borrowing, (a) the rate per annum (rounded upward, if not an integral multiple of 1/100 of 1%, to the nearest 1/100 of 1% per annum) appearing at Reuters Reference LIBOR01 page (or on any successor thereto or substitute therefor provided by Reuters, providing rate quotations comparable to those currently provided on such page, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period; (b) if for any reason the rate specified in clause (a) of this definition does not so appear at Reuters Reference LIBOR01 page (or any successor thereto or substitute page therefor provided by Reuters), the rate per annum (rounded upward, if not an integral multiple of 1/100 of 1%, to the nearest 1/100 of 1% per annum) appearing on Bloomberg Financial Markets Service (or any successor thereto) as the London interbank offered rate for deposits in dollars at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period for a maturity comparable to such Interest Period; and (c) if the rate specified in clause (a) of this definition does not so appear at Reuters Reference LIBOR01 page (or any successor thereto or substitute therefor provided by Reuters) and if no rate specified in clause (b) of this definition so appears on Bloomberg Financial Markets Service (or any successor thereto), the average (rounded upward, if not an integral multiple of 1/100 of 1%, to the nearest 1/100 of 1% per annum) of the respective rates per annum at which dollar deposits are offered by the principal offices of each Reference Bank in London, England in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, in an amount substantially equal to such Reference Bank’s LIBOR Advances to be outstanding during such Interest Period and for a period equal to such Interest Period; provided, however, if a Reference Bank does not supply a quotation by such specified time, the applicable LIBO Market Index Rate shall be determined on the basis of the quotations of the remaining Reference Banks.
“LIBOR Advance” means an Advance which bears interest as provided in Section 2.05(b) (or, if Section 2.05(c) applies, that bears interest at 2% per annum above the rate provided in Section 2.05(b)).

“LIBOR Borrowing” means a Borrowing comprised of LIBOR Advances.
“Lien” means any mortgage, pledge, security interest, encumbrance, lien, claim or charge of any kind (including any production payment, advance payment or similar arrangement with respect to minerals, any agreement to grant any Lien, any conditional sale or other title retention agreement and the interest of a lessor under a capital lease), whether or not filed, recorded or otherwise perfected under applicable law. For the avoidance of doubt, an agreement to refrain from granting a Lien shall not constitute a Lien.
“Losses” has the meaning specified in Section 8.04(c).
“Majority Lenders” means at any time Lenders holding more than 50% of the sum of the then aggregate unpaid principal amount of the Advances held by the Lenders at such time plus the amount of Letter of Credit Liabilities at such time plus the then unused Commitments (in each case determined on the basis of the Dollar Equivalent of any amounts denominated in Euros). For purposes of this definition, Letter of Credit Liabilities shall be considered held by the respective Lenders in accordance with the respective amounts of their participations therein pursuant to Section 2.19, with the Lender that is the Issuing Bank holding the balance thereof after taking into account such participations.
“Material Adverse Effect” means a material adverse effect on (i) the business, assets, operations, properties or condition (financial or otherwise) of Pride and its Subsidiaries, taken as a whole, (ii) the ability of the Borrowers and the Guarantors, taken as a whole, to perform their obligations under the Credit Documents, (iii) the rights of or benefits or remedies available to any Lender under the Credit Documents or (iv) the legality, validity, binding effect or enforceability of the Credit Documents.
“Maturity Date” means July 26, 2013.
“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.
“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which Pride, or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.
“Multiple Employer Plan” means an employee benefit plan, other than a Multiemployer Plan, subject to Title IV of ERISA to which Pride, or any ERISA Affiliate, and one or more employers other than Pride, or an ERISA Affiliate, is making or accruing an obligation to make contributions or, in the event that any such plan has been terminated, to which Pride, or any ERISA Affiliate made or accrued an obligation to make contributions during any of the five plan years preceding the date of termination of such plan.
“Near-Investment Grade Rating” means (a) a debt rating of BB+ by S&P or (b) a debt rating of Ba1 by Moody’s.
“Non-Consenting Lender” has the meaning specified in Section 2.17.

“Non-Core Assets” means any assets of Pride or any of its Subsidiaries (including equity interests in any Subsidiaries of Pride), the sale, transfer or other disposition of which would not reasonably be expected to result in a Material Adverse Effect and, in any event, includes the independent leg jack-up rigs and the mid-water semisubmersible rigs of Pride and its Subsidiaries and other assets incidental thereto or arising therefrom.
“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.
“Non-Recourse Debt” means, (i) with respect to any Person other than an SPV, the obligations of such Person against which the obligee has no recourse, except (A) as to certain named or described present or future assets or interests of such Person, (B) pursuant to Performance Guaranties provided by Pride or any Subsidiary or (C) pursuant to Pre-Completion Guaranties provided by Pride or any Subsidiary, and (ii) the obligations of any SPV to the extent the obligee thereof has no recourse to Pride or any of its Subsidiaries, except as to certain specified present or future assets or interests of such SPV.
“Note” means a promissory note of any Borrower payable to the order of any Lender, in substantially the form of Exhibit A-1 or Exhibit A-2, as applicable, evidencing the aggregate indebtedness of such Borrower to such Lender resulting from Advances made to such Borrower and owed to such Lender.
“Notice of Borrowing” has the meaning specified in Section 2.02.
“Notice of Letter of Credit” has the meaning specified in Section 2.19(a).
“Obligations” means all obligations (liquidated, contingent or otherwise) from time to time owed by Pride or any Subsidiary pursuant to, as a result of or in connection with any of the Credit Documents, including all principal of and interest on the Advances, all obligations to reimburse the Issuing Banks for any payment under any Letter of Credit and all obligations to pay fees, costs, expenses, indemnities and other amounts under any Credit Document.
“Other Participations” has the meaning specified in Section 2.14(a).
“Other Taxes” has the meaning specified in Section 2.13(c).
“Parent Company” means, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.
“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Title III of Pub. L. 107-56, signed into law October 26, 2001.
“Payment Office” means the office of the Administrative Agent located at 399 Park Avenue, New York, New York 10043 or such other office as the Administrative Agent may designate by written notice to the other parties hereto.

“PBGC” means the Pension Benefit Guaranty Corporation, or any federal agency or authority of the United States from time to time succeeding to its function.
“Performance Guaranty” means any guaranty (other than a Pre-Completion Guaranty) by any Person of performance (other than the payment of Debt or Non-Recourse Debt) of another Person delivered in connection with the financing of drill ships, offshore mobile drilling units or offshore drilling rigs of such other Person.
“Permitted Liens” shall have the meaning set forth in Section 5.02(c).
“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, firm or other entity, or a government or any political subdivision or agency, department or instrumentality thereof.
“Plan” means an employee benefit plan (other than a Multiemployer Plan) which is (or, in the event that any such plan has been terminated within five years after a transaction described in Section 4069 of ERISA, was) maintained for employees of Pride or any ERISA Affiliate and covered by Title IV of ERISA.
“Pre-Completion Guaranty”, by any Person, means any guaranty of such Person guaranteeing (a) Non-Recourse Debt incurred by another Person for the purpose of financing the construction of, or any upgrade to, any drill ship, offshore mobile drilling unit or offshore drilling rig of such other Person or (b) the obligations of a SPV under bareboat charters for any drillship, offshore mobile drilling unit or offshore drilling rig owned or operated by such SPV; provided that any such guaranty shall be deemed to be a Pre-Completion Guaranty until such time as such guaranty is no longer in effect.
“Prescribed Forms” shall mean such duly executed forms or statements, and in such number of copies, which may, from time to time, be prescribed by law and which, pursuant to applicable provisions of (a) an income tax treaty between the United States and the country of residence of the Lender providing the forms or statements, (b) the Code, or (c) any applicable rule or regulation under the Code, permit the Borrowers to make payments hereunder for the account of such Lender free of deduction or withholding of income or similar taxes (except for any deduction or withholding of income or similar taxes as a result of any change in or in the interpretation of any such treaty, the Code or any such rule or regulation).
“Project Finance Subsidiary” means any Subsidiary of Pride whose principal purpose is to incur indebtedness or to become an owner of interests in a Person created to conduct the business activities for which such indebtedness was incurred, and substantially all the fixed assets of which Subsidiary or Person are those fixed assets being financed (or to be financed) in whole or in part by such indebtedness.
“property” or “asset” (in either case, whether or not capitalized) means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Ratable Percentage” means, as to any Lender at any date, the amount (expressed as a percentage) obtained (i) by dividing (a) such Lender’s Commitment at such date by (b) the aggregate amount at such date of all Commitments of all the Lenders, or (ii) if no Commitments exist on such date, by dividing (a) such Lender’s Commitment immediately prior to the termination of the Commitments by (b) the aggregate amount of all Commitments of all of the Lenders immediately prior to such termination.
“Reference Banks” means Citibank, N.A., Natixis and Wells Fargo Bank, National Association, or if any such Lender assigns all of its Commitment and the Advances owing to it in accordance with Section 8.06, such other Lender as may be designated by the Administrative Agent and approved by Pride (such approval not to be unreasonably withheld).
“Register” has the meaning specified in Section 8.06(c).
“Regulation U” means Regulation U of the Federal Reserve Board, as the same is from time to time in effect.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and such Person’s, and such Person’s Affiliates, respective managers, administrators, trustees, partners, directors, officers, employees, agents and advisors.
“Reset Date” has the meaning assigned to such term in Section 8.21.
“Responsible Officer” means the Chief Executive Officer, President, Chief Financial Officer, any Executive or Senior Vice President, or the Treasurer of Pride.
“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum at such time, without duplication, of (i) such Lender’s Ratable Percentage of the Dollar Equivalent of the aggregate principal amount of the outstanding Advances at such time, and (ii) such Lender’s Ratable Percentage of the Dollar Equivalent of the aggregate outstanding Letter of Credit Liabilities at such time.
“Sale Leaseback Transaction” of any Person means any arrangement entered into by such Person or any Subsidiary of such Person, directly or indirectly, whereby such Person or any Subsidiary of such Person shall sell or transfer any property, whether now owned or hereafter acquired, to any other Person (a “Transferee”), and whereby such first Person or any Subsidiary of such first Person shall then or thereafter rent or lease as lessee such property or any part thereof or rent or lease as lessee from such Transferee or any other Person other property which such first Person or any Subsidiary of such first Person intends to use for substantially the same purpose or purposes as the property sold or transferred.
“SEC” means the United States Securities and Exchange Commission, or any governmental authority succeeding to the functions of said Commission.
“Securities Act” means the Securities Act of 1933, as amended, and any successor statute.
“Significant Subsidiary” has the meaning ascribed to such term under Regulation S-X promulgated under the Exchange Act. For purposes of this Agreement, BVI Borrower and each Guarantor is a Significant Subsidiary of Pride. Unless otherwise specified, all references herein to a Significant Subsidiary or Significant Subsidiaries shall refer to a Significant Subsidiary or Significant Subsidiaries of Pride.

“S&P” means Standard & Poor’s Ratings Group, a division of McGraw-Hill, Inc., and any successor thereto.
“SPV” means any Person that is designated by Pride as a special purpose vehicle, provided that Pride shall not designate as a SPV any Subsidiary that owns, directly or indirectly, any other Subsidiary that has total assets (including assets of any Subsidiaries of such other Subsidiary, but excluding any assets that would be eliminated in consolidation with Pride and its Subsidiaries) which equates to at least five percent (5%) of Pride’s total assets, or that had net income (including net income of any Subsidiaries of such other Subsidiary, all before discontinued operations and income or loss resulting from extraordinary items, but excluding revenues and expenses that would be eliminated in consolidation with Pride and its Subsidiaries and excluding any loss or gain resulting from the early extinguishment of Debt) during the most recently completed Fiscal Year of Pride in excess of the greater of (i) $1,000,000, and (ii) fifteen percent (15%) of the net income (before discontinued operations and income or loss resulting from extraordinary items and excluding any loss or gain resulting from the early extinguishment of Debt) for Pride and its Subsidiaries, all as determined on a consolidated basis in accordance with GAAP during such Fiscal Year of Pride. Pride may elect to treat any Subsidiary as a SPV (provided such Subsidiary would otherwise qualify as such), and may rescind any such prior election, by giving written notice thereof to the Administrative Agent specifying the name of such Subsidiary or SPV, as the case may be, and the effective date of such election, which shall be a date within sixty (60) days after the date such notice is given. The election to treat a particular Person as a SPV may only be made once.
“Stated Expiry Date” means the original expiration date stated on the face of any Letter of Credit, or such other date, if any, to which the Issuing Bank extends the expiration of such Letter of Credit at the request of the applicable Borrower.
“Subsidiary” of any Person means a corporation, partnership, joint venture, limited liability company or other business entity (other than, except in the context of financial statements, a SPV) of which more than fifty percent (50%) of the outstanding stock or comparable equity interests having ordinary voting power for the election of the board of directors or similar governing body (irrespective of whether or not at the time stock or other equity interests of any other class or classes of such corporation, partnership, joint venture, limited liability company or other business entity shall have or might have voting power by reason of the happening of any contingency), is at the time directly or indirectly owned by such Person or by one or more of its Subsidiaries. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Pride.
“Subsidiary Debt Basket Amount” has the meaning specified in Section 5.02(d)(x).
“Subsidiary Guaranty” means any Guaranty of any Subsidiary delivered pursuant to Section 5.02(d)(xi).

“Supermajority Lenders” means at any time Lenders holding more than 90% of the sum of the then aggregate unpaid principal amount of the Advances held by the Lenders at such time plus the then existing amount of Letter of Credit Liabilities at such time plus the then unused Commitments (in each case determined on the basis of the Dollar Equivalent of any amounts denominated in Euros). For purposes of this definition, Letter of Credit Liabilities shall be considered held by the respective Lenders in accordance with the respective amounts of their participations therein pursuant to Section 2.19, with the Lender that is the Issuing Bank holding the balance thereof after taking into account such participations.
“Syndication Agents” has the meaning specified in the first paragraph hereof.
“TARGET” means the Trans-European Automated Real-Time Gross Settlement Express Transfer system.
“Taxes” has the meaning specified in Section 2.13(a).
“Termination Event” means (a) a “reportable event”, as such term is described in Section 4043 of ERISA (other than a “reportable event” not subject to the provision for 30-day notice to the PBGC), or an event described in Section 4062(e) of ERISA, or (b) the withdrawal of Pride or any ERISA Affiliate from a Multiple Employer Plan during a plan year in which it was a “substantial employer”, as such term is defined in Section 4001(a)(2) of ERISA, or the incurrence of liability by Pride or any ERISA Affiliate under Section 4064 of ERISA upon the termination of a Multiple Employer Plan, or (c) the treatment of a Plan amendment as a termination under Section 4041(b) of ERISA, if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, or (d) the distribution of a notice of intent to terminate a Plan pursuant to Section 4041(c) of ERISA or the termination of a Plan under Section 4041(c) of ERISA, or (e) the institution of proceedings to terminate a Plan by the PBGC under Section 4042 of ERISA, or (f) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.
“Total Tangible Capitalization” shall mean, as of any date of determination, the sum of Consolidated Debt plus Consolidated Tangible Net Worth as of such date.
“Transfer Agreement” means a transfer agreement entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit F.
“Type”, when used in reference to any Advance or Borrowing, refers to whether the rate of interest on such Advance, or on the Advances comprising such Borrowing, is determined by reference to the LIBO Rate or the Alternative Base Rate.
“Wholly-Owned Subsidiary” of any Person means any Subsidiary of such Person all of the Equity Interests (other than shares required by law to be owned by another Person, director’s qualifying shares and other immaterial interests) in which are owned by such Person and/or one or more other Wholly-Owned Subsidiaries of such Person.

“Withdrawal Liability” shall have the meaning given such term under Part I of Subtitle E of Title IV of ERISA.
Section 1.02 Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”. Unless otherwise indicated, all references to a particular time are references to New York City time.
Section 1.03 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP.
Section 1.04 Miscellaneous. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section, Schedule and Exhibit references are to Articles and Sections of and Schedules and Exhibits to this Agreement, unless otherwise specified. The term “including” shall mean “including, without limitation,”, the term “include” shall mean “include, without limitation,” and the term “includes” shall mean “includes, without limitation,”. Unless otherwise specified, all references in this Agreement to an amount of currency shall mean the Dollar Equivalent of such amount.
ARTICLE II
AMOUNT AND TERMS OF THE ADVANCES AND LETTERS OF CREDIT
Section 2.01 The Advances. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make one or more Advances to the Borrowers from time to time on any Business Day prior to the Commitment Termination Date in an aggregate amount not to exceed (i) the amount of such Lender’s Commitment minus (ii) such Lender’s Revolving Credit Exposure (after giving effect to any Advances to be made on such Business Day); provided that no Advance shall be required to be made except as part of a Borrowing that is in an aggregate amount that is an integral multiple of the Borrowing Multiple and is not less than the Borrowing Minimum, and each Borrowing shall consist of Advances of the same Type having (in the case of a Borrowing comprised of LIBOR Advances) the same Interest Period, made on the same day by the Lenders ratably according to their respective Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Advances. Funding of any Advances shall be in any combination of U.S. Dollars or Euros as specified by the requesting Borrower as set forth in Section 2.02; provided that any Advances funded in Euros may only be outstanding as LIBOR Advances. Each Lender may, at its option, make any Advance available to BVI Borrower by causing any foreign or domestic branch or affiliate of such Lender to make such Advance; provided that any exercise of such option shall not affect the obligation of the Borrowers and if applicable, the Guarantors, to repay such Advance in accordance with the terms of the Credit Documents.
Section 2.02 Making the Advances. (a) Each Borrowing shall be made on notice, given not later than (x) in the case of a proposed Borrowing comprised of LIBOR Advances to be funded in U.S. Dollars, 12:00 Noon (New York City time) at least three Business Days prior to the date of the proposed Borrowing, (y) in the case of a proposed Borrowing comprised of LIBOR Advances to be funded in Euros, 12:00 Noon (New York City time) at least four Business Days prior to the date of the proposed Borrowing and

(z) in the case of a proposed Borrowing comprised of Base Rate Advances, 4:00 P.M. (New York City time) at least two Business Days prior to the date of the proposed Borrowing, by any Borrower to the Administrative Agent, which shall give prompt notice thereof by telecopy to each Lender. Each such notice of a Borrowing (a “Notice of Borrowing”) shall be by telecopy or by telephone, confirmed promptly in writing. Each written Notice of Borrowing shall be substantially in the form of Exhibit B, and each written and each telephonic Notice of Borrowing shall specify therein (i) the date of the requested Borrowing, (ii) the Type of Advances comprising such Borrowing, (iii) the aggregate amount of such Borrowing, (iv) the identity of the Borrower requesting such Borrowing, (v) in the case of a Borrowing comprised of LIBOR Advances, whether such Advances are to be made in Dollars or Euros and the initial Interest Period for each such Advance, provided that there shall not at any time be more than a total of ten (10) Borrowings comprised of LIBOR Advances outstanding; and (vi) the location and number of the account of the requesting Borrower to which funds are to be disbursed. If no election as to the Type of Advances comprising a requested Borrowing is specified in a Notice of Borrowing, then the requested Borrowing shall be comprised of Base Rate Advances. If no Interest Period with respect to any requested Eurodollar Borrowing is specified in a Notice of Borrowing, then the requesting Borrower shall be deemed to have selected an Interest Period of one month’s duration. If no currency with respect to any requested Eurodollar Borrowing is specified in a Notice of Borrowing, then the requesting Borrower shall be deemed to have requested that the Advances comprising such Borrowing be made in Dollars. Promptly following receipt of a Notice of Borrowing in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Advance to be made as part of the requested Borrowing.
(b) On the proposed date of a Borrowing, each Lender shall, before 11:00 A.M. (New York City time) with respect to Borrowings comprised of LIBOR Advances funded in U.S. Dollars, before 2:00 P.M. (London time) with respect to LIBOR Advances funded in Euros and before 2:00 P.M. (New York City time) with respect to Borrowings comprised of Base Rate Advances, make available for the account of its Applicable Lending Office to the Administrative Agent at its Payment Office, in same day funds, such Lender’s Ratable Percentage of such Borrowing. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the requesting Borrower by promptly crediting the amounts so received in like funds to the account designated by such Borrower in the applicable Notice of Borrowing or, if no such account is specified in such Notice of Borrowing, the Administrative Agent will make such funds available to such Borrower at the Administrative Agent’s Payment Office.
(c) Each Notice of Borrowing shall be irrevocable and binding on the requesting Borrower. The requesting Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

(d) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with subsection (b) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the requesting Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and such Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to such Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of such Borrower, the interest rate applicable at the time to Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement. If such Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. Any payment by such Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
(e) The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.
(f) Any Lender may request that Advances made by it be evidenced by a Note in the principal amount of such Lender’s Commitment. In such event, each Borrower shall prepare, execute and deliver to each such Lender a Note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and substantially in the form of Note attached hereto as Exhibit A-1 in the case of a Note to be made by Pride and Exhibit A-2 in the case of a Note to be made by BVI Borrower. In addition, if a Lender holding a Note increases its Commitment under Section 2.16 hereof, and such Lender requests a new Note evidencing such increased Commitment, each Borrower shall prepare, execute and deliver to such Lender a replacement Note in exchange for such Lender’s existing Note, payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and substantially in the form of Note attached hereto as Exhibit A.

Section 2.03 Fees. (a) Commitment Fee. Subject to Section 2.11(b)(i), Pride agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Commitment Fee Rate on the daily unused amount of such Lender’s Commitment, from the date hereof, in the case of each Lender listed on the signature pages hereof, and from the effective date specified in the Transfer Agreement pursuant to which it became a Lender, in the case of each other Lender, until the Commitment Termination Date; provided that, if such Lender continues to have any Revolving Credit Exposure after its Commitment terminates, then such commitment fee shall continue to accrue on the daily amount of such Lender’s Revolving Credit Exposure from and including the date on which its Commitment terminates to but excluding the date on which such Lender ceases to have any Revolving Credit Exposure. Accrued commitment fees shall be payable quarterly in arrears on the 7th day of each January, April, July and October, commencing October 7, 2010, on the Commitment Termination Date, and if the immediately preceding proviso is applicable, on the date(s) the Lenders shall have no further Revolving Credit Exposure. The commitment fee shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(b) Other Fees. Pride shall pay to the Administrative Agent and the Arrangers such fees as may be separately agreed to by Pride and the Administrative Agent or the Arrangers, as applicable, in writing.
Section 2.04 Repayments of Advances. (a) Each Borrower shall repay the principal of all of the Advances and Demand Loans made to such Borrower on the Commitment Termination Date. Additionally, if at any time the sum of (i) the Dollar Equivalent of the aggregate principal amount of all Advances owed to any Lender plus (ii) such Lender’s Ratable Percentage of the Dollar Equivalent of the aggregate outstanding Letter of Credit Liabilities exceeds such Lender’s Commitment, each Borrower shall repay to the Lenders the Advances made to such Borrower in an amount necessary so that no Lender is owed a Dollar Equivalent principal amount of Advances that exceeds the sum of (y) such Lender’s Commitment minus (z) such Lender’s Ratable Percentage of the Dollar Equivalent of the outstanding Letter of Credit Liabilities. If any Borrower determines that any such payment is required, such Borrower shall notify the Administrative Agent promptly, and shall make such payments within two Business Days of such determination of such required payment and of the identity of the particular Advances being paid by such Borrower. If the Administrative Agent shall notify Pride that the Administrative Agent has determined that any payments are required under this Section 2.04, Pride and/or BVI Borrower shall make such payments no later than the second Business Day following Pride’s receipt of such notice. Any mandatory payment of Advances pursuant hereto shall not be limited by the notice provision for prepayments set forth in Section 2.09.
(b) At the time of each payment pursuant to this Section 2.04, each Borrower shall also pay accrued interest to the date of such payment on the principal amount paid by such Borrower. If any Borrower pays any LIBOR Advance on any day other than the last day of an Interest Period therefor, such Borrower shall compensate the Lenders pursuant to Section 8.04(b). Each payment made by any Borrower pursuant to this Section 2.04 shall be applied ratably to all of the Advances and Demand Loans made to such Borrower.

(c) To the extent that any amount would be required hereunder to be paid and applied to an Advance or a Demand Loan but for the fact that no Advance or Demand Loan remains outstanding, the applicable Borrower will pay such amount (but not in excess of the Dollar Equivalent of the amount of Letter of Credit Liabilities of such Borrower at such time) and cause such amount to be deposited in a Collateral Account to be applied against Letter of Credit Liabilities as they arise.
Section 2.05 Interest. Each Borrower shall pay interest on the unpaid principal amount of each Advance made to such Borrower from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:
(a) Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal to the Alternative Base Rate in effect from time to time, payable quarterly on the 7th day of each January, April, July and October during such periods, on each other date provided herein and on the date such Base Rate Advance shall be Converted.
(b) LIBOR Advances. During such periods as such Advance is a LIBOR Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of the LIBO Rate for such Interest Period for such Advance plus the Applicable Margin in effect from time to time, payable on the last day of such Interest Period, on each other date provided herein and, if such Interest Period has a duration of more than three months, on the day which occurs during such Interest Period three months from the first day of such Interest Period.
(c) Default Interest. Each Borrower shall pay interest on (i) all principal of any Advance made to such Borrower that is not paid when due (whether at stated maturity, by acceleration or otherwise), payable in arrears on demand, at a rate per annum equal to 2% per annum above the rate per annum required to be paid on such Advance pursuant to Section 2.05(a) or 2.05(b), as the case may be, and (ii) to the fullest extent permitted by law, the amount of any interest, commitment fee, Letter of Credit fee, other fee or other amount payable hereunder, in each case to the extent payable by such Borrower, that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Base Rate Advances pursuant to Section 2.05(a).
(d) Interest Payment Currency. Payments of interest with respect to each Advance or Demand Loan made hereunder shall be made in the same currency as such Advance or Demand Loan.
Section 2.06 Additional Interest on LIBOR Advances. Each Borrower shall pay to each Lender additional interest on the unpaid principal amount of each LIBOR Advance made to such Borrower by such Lender, for each Interest Period with respect to such Advance, from the date of such Advance until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (a) the LIBO Rate for such Interest Period for such Advance from (b) the rate obtained by dividing such LIBO Rate by a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage of such Lender for such Interest Period, payable on each date on which interest is payable on such Advance. Such additional interest shall be determined by such Lender and notified to the applicable Borrower through the Administrative Agent. Each Lender requesting payment of additional interest pursuant to this Section 2.06 shall deliver to the applicable Borrower and the Administrative Agent a certificate as to the amount of such additional interest (setting forth in reasonable detail the calculation thereof), and such certificate shall be conclusive and binding (absent manifest error) for all purposes.
Section 2.07 Interest Rate Determination and Protection. (a) The Administrative Agent shall determine the applicable rates of interest hereunder, and such determinations shall be conclusive and binding absent manifest error.
(b) The Administrative Agent shall give prompt notice to the applicable Borrower and the Lenders of the applicable interest rate determined by the Administrative Agent for purposes of Section 2.05(b).
(c) If the Administrative Agent is unable to obtain timely information for determining the LIBO Rate for any LIBOR Advance,
(i) the Administrative Agent shall forthwith notify Pride, the Lenders and, if applicable, BVI Borrower that the interest rate cannot be determined for such LIBOR Advance,
(ii) each such Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance (or if such Advance is then a Base Rate Advance, will continue as a Base Rate Advance), and
(iii) the obligation of the Lenders to make, or to continue or to Convert Advances into, LIBOR Advances shall be suspended until the Administrative Agent shall notify Pride and the Lenders that the circumstances causing such suspension no longer exist.
(d) If the Majority Lenders notify the Administrative Agent that either (A) the applicable interest rate for any Interest Period for any LIBOR Advance will not adequately reflect the cost to such Lenders of making, funding or maintaining their respective LIBOR Advances for such Interest Period, or (B) Dollar deposits in the amounts of their respective Advances for such Interest Period are not available to them in the London interbank market, the Administrative Agent shall forthwith so notify Pride, the Lenders and, if applicable, BVI Borrower, whereupon
(i) each such Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance in U.S. Dollars (or, if such Advance is then a Base Rate Advance, will continue as a Base Rate Advance in U.S. Dollars), and
(ii) the obligation of the Lenders to fund Advances in Euro or to make, continue or Convert Advances into LIBOR Advances shall be suspended until the Administrative Agent shall notify Pride and the Lenders that the circumstances causing such suspension no longer exist.

(e) If any Borrower shall fail to select the duration of any Interest Period for any LIBOR Advances made or to be made to such Borrower in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Administrative Agent will forthwith so notify such Borrower and the Lenders, and such Advances will automatically have an Interest Period of one month.
(f) At the end of the relevant Interest Period following the date on which the Dollar Equivalent of the aggregate unpaid principal amount of LIBOR Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $5,000,000, such LIBOR Advances shall automatically Convert into Base Rate Advances, and on and after such date the right of the applicable Borrower to Convert such Advances into LIBOR Advances shall terminate.
Section 2.08 Conversion of Advances; Continuation. (a) The applicable Borrower may on any Business Day, upon notice given to the Administrative Agent not later than (x) in the case of a Conversion of Base Rate Advances into LIBOR Advances funded in U.S. Dollars, 12:00 Noon (New York City time) on the third Business Day prior to the date of the proposed Conversion (y) in the case of a Conversion of Base Rate Advances into LIBOR Advances funded in Euros, 12:00 Noon (New York City time) on the fourth Business Day prior to the date of the proposed Conversion and (z) in the case of a Conversion of LIBOR Advances into Base Rate Advances, 4:00 P.M. (New York City time) on the second Business Day prior to the date of the proposed Conversion, and subject to the limitations in Section 2.02(a) as to the number of permitted Interest Periods and subject to the provisions of Sections 2.07, 2.08(c) and 2.11, Convert all Advances of one Type comprising the same Borrowing into Advances of the other Type; provided that any Conversion of any LIBOR Advances shall be made on, and only on, the last day of an Interest Period for such LIBOR Advances, and any Conversion of Base Rate Advances into LIBOR Advances shall be in an amount equal to the Borrowing Minimum or an integral multiple of the Borrowing Multiple in excess thereof. Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advances to be Converted and (iii) if such Conversion is into LIBOR Advances, (x) whether such Advances are to be in Dollars or Euros and (y) the duration of the Interest Period for each such LIBOR Advance.
(b) The applicable Borrower may continue any LIBOR Advances comprising the same Borrowing for an additional Interest Period that complies with the requirements set forth in the definition herein of “Interest Period,” by giving notice of such Interest Period as set forth in such definition, subject to the limitations in Section 2.02(a) as to the number of permitted Interest Periods and subject to the provisions of Sections 2.07, 2.08(c) and 2.11.
(c) All Borrowings, Conversions and continuations under this Agreement shall be effected in a manner that treats all Lenders ratably. Notwithstanding any other provision hereof, during the continuance of any Event of Default (x) the Borrowers may not continue any LIBOR Advance for an additional Interest Period or Convert any Advance into a LIBOR Advance, (y) if an Event of Default exists on the last day of an Interest Period for a LIBOR Advance, such Advance shall automatically Convert to a Base Rate Advance on such day and (z) the obligation of the Lenders to fund Advances in Euros and to make LIBOR Advances shall be suspended.

Section 2.09 Optional Prepayments. Each Borrower may, (i) with respect to prepayments of Borrowings comprised of LIBOR Advances made to such Borrower, upon notice by 10:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed prepayment and (ii) with respect to prepayments of Borrowings comprised of Base Rate Advances made to such Borrower, upon notice by 12:00 Noon (New York City time) on the second Business Day prior to the date of the proposed prepayment, to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment and the Types of Advances to be prepaid, and the specific Borrowing or Borrowings to be prepaid in whole or in part, and if such notice is given, such Borrower shall prepay the outstanding principal amounts of Advances made to such Borrower comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid without premium or penalty; provided that each partial prepayment shall be in an aggregate principal amount not less than the Borrowing Minimum (or such lesser amount as needed to prepay such LIBOR Advances or Base Rate Advances in full), and provided further that if any Borrower prepays any LIBOR Advance on any day other than the last day of an Interest Period therefor, such Borrower shall compensate the Lenders pursuant to Section 8.04(b).
Section 2.10 Increased Costs; Capital Adequacy, Etc. (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof or (ii) the compliance with any guideline or request from any governmental authority, central bank or comparable agency (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining LIBOR Advances made to any Borrower, then such Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost.
(b) If any Lender shall have determined that, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its lending office) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has the effect of increasing the amount of capital required or expected to be maintained as a result of its Commitment hereunder or the existence of any Letter of Credit, such Lender shall have the right to give prompt written notice and demand for payment thereof to Pride with a copy to the Administrative Agent, although the failure to give any such notice shall not release or diminish any of Pride’s obligations to pay additional amounts pursuant to this Section 2.10(b), and Pride shall pay such additional amounts; provided, however, for purposes of this Agreement, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, guidelines or directives in connection therewith are deemed to have gone into effect and adopted after the date of this Agreement

(c) Each Lender shall use commercially reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to select a jurisdiction for its Applicable Lending Office or change the jurisdiction of its Applicable Lending Office, as the case may be, so as to avoid the imposition of any increased costs under this Section 2.10 or to eliminate the amount of any such increased cost which may thereafter accrue; provided that no such selection or change of the jurisdiction for its Applicable Lending Office shall be made if, in the reasonable judgment of such Lender, such selection or change would be disadvantageous to such Lender.
(d) No Lender shall be entitled to recover increased costs pursuant to this Section 2.10 incurred or accruing more than 90 days prior to the date on which such Lender sent to Pride written notice and demand for payment as specified in this Section 2.10.
(e) Without prejudice to the survival of any other agreement hereunder, the agreements and obligations of the Borrowers contained in this Section 2.10 shall survive the payment in full of all Obligations.
Section 2.11 Illegality and Defaulting Lenders. (a) Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation of any law or regulation shall make it unlawful, or any governmental authority, central bank or comparable agency shall assert that it is unlawful (such unlawfulness or such assertion of unlawfulness being an “Illegality Event”), (x) for any Lender or its Eurodollar Lending Office (such Lender being an “Affected Lender”) (I) to perform its obligations hereunder to make LIBOR Advances, or to continue to fund or maintain LIBOR Advances hereunder, or (II) to fund any Advances in Euros, or (y) for any Issuing Bank to issue any Letter of Credit or to provide payment under any Letter of Credit in Euros (such Issuing Bank being an “Affected Issuing Bank”), then the following provisions shall apply:
(i) In the case of an Illegality Event described in clause (x)(I) above, on notice thereof and demand therefor by the applicable Affected Lender to Pride through the Administrative Agent, (a) the obligation of the Lenders to make, continue or Convert Advances into LIBOR Advances shall be suspended until the time set forth in the next succeeding sentence, and (b) the Borrowers shall forthwith Convert all LIBOR Advances of all Lenders then outstanding into Base Rate Advances in accordance with Section 2.08. The suspension of the obligations of the Lenders to make, continue or Convert Advances into LIBOR Advances as set forth in the preceding sentence shall terminate upon the earlier of (A) the withdrawal by each Affected Lender of its notice and demand with respect to the Illegality Event referenced in this Section 2.11(a)(i) and (B) the replacement by the Borrowers of each Affected Lender pursuant to Section 2.17(a) hereof with an Eligible Assignee that is not an Affected Lender. If an Illegality Event described in clause (x)(I) above ceases to exist with respect to an

Affected Lender that has given notice and demand with respect to such Illegality Event pursuant to this Section 2.11(a)(i), such Lender shall promptly withdraw such notice and demand by giving written notice of withdrawal to the Administrative Agent and Pride. Upon termination of a suspension of the obligations of the Lenders to make, continue or Convert Advances into LIBOR Advances as provided in this Section 2.11(a)(i), the Administrative Agent shall notify each Lender of such termination, and the Lenders shall thereupon again be obligated to make, continue or Convert Advances into LIBOR Advances in accordance with and to the extent provided in this Agreement;
(ii) In the case of an Illegality Event described in clause (x)(II) above, on notice thereof and demand therefor by the applicable Affected Lender to Pride through the Administrative Agent, the obligation of the Lenders to make Advances denominated in Euros shall be suspended until the earlier of (A) the withdrawal by each Affected Lender of its notice and demand with respect to such Illegality Event and (B) the replacement by the Borrowers of each Affected Lender pursuant to Section 2.17(a) hereof with an Eligible Assignee that is not an Affected Lender. If an Illegality Event described in clause (x)(II) above ceases to exist with respect to an Affected Lender that has given notice and demand with respect to such Illegality Event pursuant to this Section 2.11(a)(ii), such Lender shall promptly withdraw such notice and demand by giving written notice of withdrawal to the Administrative Agent and Pride. Upon termination of a suspension of the obligations of the Lenders to make Advances denominated in Euros as provided in this Section 2.11(a)(ii), the Administrative Agent shall notify each Lender of such termination, and the Lenders shall thereupon again be obligated to make Advances denominated in Euros in accordance with and to the extent provided in this Agreement; and
(iii) In the case of an Illegality Event described in clause (y) above, on notice thereof and demand therefor by the applicable Affected Issuing Bank to Pride through the Administrative Agent, the obligation of the Affected Issuing Bank to issue Letters of Credit or to provide payment under any Letter of Credit in Euros, as applicable, shall be suspended until the withdrawal by such Affected Issuing Bank of its notice and demand with respect to such Illegality Event. If an Illegality Event described in clause (y) above ceases to exist with respect to an Affected Issuing Bank that has given notice and demand with respect to such Illegality Event pursuant to this Section 2.11(a)(iii), such Issuing Bank shall promptly withdraw such notice and demand by giving written notice of withdrawal to the Administrative Agent and Pride. Upon termination of a suspension of the obligations of an Affected Issuing Bank to issue Letters of Credit or to provide payment under any Letter of Credit in Euros, as applicable, as provided in this Section 2.11(a)(iii), such Issuing Bank shall thereupon again be obligated to issue Letters of Credit or to provide payment under any Letter of Credit in Euros, as applicable, in accordance with and to the extent provided in this Agreement.

(b) Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Defaulting Lender is a Defaulting Lender:
(i) If such Lender is a Defaulting Lender due to (A) its failure to fund any Advance required to be funded by it hereunder, commitment fees shall cease to accrue pursuant to Section 2.03(a) on the portion of such Lender’s Commitment equal to the amount of such defaulted Advance, and (B) any other circumstance described in the definition of Defaulting Lender, commitment fees shall cease to accrue pursuant to Section 2.03(a) on the entire Commitment of such Lender (in each case, without prejudice to the rights of the Lenders other than Defaulting Lenders in respect of such fees).
(ii) The Commitment and outstanding Advances of such Defaulting Lender shall be disregarded for all purposes of any determination of whether the requisite Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 8.01); provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which by its terms affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender.
(iii) Subject to Section 2.17, no Commitment of any Lender shall be increased or otherwise affected solely as a result of the operation of this Section 2.11(b) and, except as otherwise expressly provided in this Section 2.11(b), performance by the Borrowers of their obligations hereunder and the other Credit Documents shall not be excused or otherwise modified solely as a result of the existence of any Defaulting Lender or the operation of this Section 2.11(b).
(iv) The rights and remedies against a Defaulting Lender under this Section 2.11(b) are in addition to other rights and remedies which the Administrative Agent, any other Lender or the Borrowers may have against such Defaulting Lender.
Section 2.12 Payments and Computations. (a) The Borrowers shall make each payment under any Credit Document not later than 4:00 P.M. (New York City time), or in the case of payment in Euros, not later than 11:00 A.M. (New York City time), on the day when due to the Administrative Agent at its Payment Office (or to an Issuing Bank, in the case of payments to an Issuing Bank under Section 2.19) in same day funds, free and clear of any defenses, set-offs, counterclaims, or withholdings or deductions for taxes as set forth in Section 2.13. The Administrative Agent will promptly thereafter cause to be distributed (i) like funds relating to the payment of principal of or interest on Advances, commitment fees or commissions on Letters of Credit as contemplated by Section 2.19(b) ratably (other than amounts payable pursuant to Section 2.06 or 2.17) to the Lenders (decreased, as to any Lender, for any taxes withheld in respect of such Lender as contemplated by Section 2.13(b)) for the account of their respective Applicable Lending Offices and (ii) like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of a Transfer

Agreement and recording of the information contained therein in the Register pursuant to Section 8.06(d), from and after the effective date specified in such Transfer Agreement, the Administrative Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Transfer Agreement shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves. At the time of each payment of any principal of or interest on any Borrowing to the Administrative Agent, the applicable Borrower shall notify the Administrative Agent of the Borrowing to which such payment shall apply. In the absence of such notice, the Administrative Agent may specify the Borrowing to which such payment shall apply and with respect to voluntary prepayments, will apply such payments first to Base Rate Advances and second to LIBOR Advances (in the order of shortest to longest Interest Period). If a payment is due in Euros and the applicable Borrower does not, or is unable for any reason to, effect payment to the Lenders in Euros or if the applicable Borrower shall default in the payment when due of any payment in Euros, the Lenders may, at their option, require such payment to be made to the Lenders in Dollars in an amount equal to the Dollar Equivalent of the amount of Euros then due. With respect to any amount due and payable in Euros by any Borrower, such Borrower agrees to hold the Lenders harmless from any losses, if any, that are incurred by the Lenders arising from any change in the value of Dollars in relation to Euros between the date such payment became due and the date of payment thereof.
(b) All computations of interest based on the Alternative Base Rate (except during such times as the Alternative Base Rate is determined pursuant to clause (ii) and (iii) of the definition thereof) shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of commitment fees and of interest based on the LIBO Rate, the Federal Funds Rate or, during such times as the Alternative Base Rate is determined pursuant to clause (ii) or (iii) of the definition thereof, shall be made by the Administrative Agent, and all computations of interest pursuant to Section 2.06 shall be made by a Lender, on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or commitment fees are payable. Each determination by the Administrative Agent (or, in the case of Section 2.06, by a Lender) of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.
(c) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment fees, as the case may be; provided that if such extension would cause payment of interest on or principal of LIBOR Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.
(d) Unless the Administrative Agent shall have received notice from any Borrower prior to the date on which any payment is due from such Borrower to any Lender hereunder that such Borrower will not make such payment in full, the Administrative Agent may assume that such Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to such Lender on such due date an amount equal to the amount then due such Lender. If and to the extent such Borrower shall not have so made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.
Section 2.13 Taxes. (a) Any and all payments by the Borrowers hereunder or under the other Credit Documents shall be made, in accordance with Section 2.12, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges, fees, duties or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and any other Lender Party, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Lender or Lender Party (as the case may be) is organized or any political subdivision thereof and, in the case of each Lender, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction of such Lender’s Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, fees, duties, withholdings and liabilities being hereinafter referred to as “Taxes”). If any Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any other Credit Document to any Lender or other Lender Party, (i) the sum payable by such Borrower shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.13) such Lender or other Lender Party (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.
(b) Notwithstanding anything to the contrary contained in this Agreement, each of the Borrowers and the Administrative Agent shall be entitled, to the extent it is required to do so by law, to deduct or withhold income or other similar taxes imposed by the United States of America from interest, fees or other amounts payable hereunder for the account of any Lender Party (without the payment by the Borrowers of increased amounts to such Lender Party pursuant to clause (a) above) other than a Lender Party (i) which is a domestic corporation (as such term is defined in Section 7701 of the Code) for federal income tax purposes or (ii) which has the Prescribed Forms on file with Pride and the Administrative Agent for the applicable year, provided that if any Borrower shall so deduct or withhold any such taxes, it shall provide a statement to the Administrative Agent and such Lender Party, setting forth the amount of such taxes so deducted or withheld, the applicable rate and any other information or documentation which such Lender Party may reasonably request for assisting such Lender Party to obtain any allowable credits or deductions for the taxes so deducted or withheld in the jurisdiction or jurisdictions in which such Lender is subject to tax.
(c) In addition, each Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made by such Borrower hereunder or under any other Credit Document or from such Borrower’s execution and delivery of, or the registration of, or otherwise with respect to, this Agreement or the any other Credit Document (hereinafter referred to as “Other Taxes”).

(d) Except as otherwise provided by Section 2.13(b), each Borrower will indemnify each Lender and each other Lender Party for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.13) paid by such Lender or other Lender Party (as the case may be) attributable to payments made by such Borrower and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto except as a result of the gross negligence or willful misconduct of such Lender or other Lender Party (as the case may be), whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date such Lender or the other Lender Party (as the case may be) makes written demand therefor. No Lender or other Lender Party shall be indemnified for Taxes incurred or accrued more than 90 days prior to the date that such Lender or other Lender Party notifies Pride thereof.
(e) Within 90 days after the date of any payment of Taxes by or at the direction of any Borrower, such Borrower will furnish to the Administrative Agent, at its address referred to in Section 8.02, (i) the original or a certified copy of a receipt evidencing payment thereof, if the relevant taxing authority provides a receipt, or (ii) if the relevant taxing authority does not provide a receipt, other reasonable evidence of the payment thereof. Should any Lender or other Lender Party ever receive any refund, credit or deduction from any taxing authority to which such Lender or other Lender Party would not be entitled but for the payment by any Borrower of Taxes as required by this Section 2.13 (it being understood that the decision as to whether or not to claim, and if claimed, as to the amount of any such refund, credit or deduction shall be made by such Lender or other Lender Party, as the case may be, in its sole discretion), such Lender or other Lender Party, as the case may be, thereupon shall repay to such Borrower an amount with respect to such refund, credit or deduction equal to any net reduction in taxes actually obtained by such Lender or other Lender Party, as the case may be, and determined by such Lender or other Lender Party, as the case may be, to be attributable to such refund, credit or deduction.
(f) Each Lender shall use commercially reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to select a jurisdiction for its Applicable Lending Office or change the jurisdiction of its Applicable Lending Office, as the case may be, so as to avoid the imposition of any Taxes or to eliminate the amount of any such additional amounts which may thereafter accrue; provided that no such selection or change of the jurisdiction for its Applicable Lending Office shall be made if, in the reasonable judgment of such Lender, such selection or change would be disadvantageous to such Lender.
(g) Without prejudice to the survival of any other agreement hereunder, the agreements and obligations of the Borrowers contained in this Section 2.13 shall survive the payment in full of all Obligations but shall terminate thereafter at the end of six months after the expiration of the applicable statute of limitations for assessment of Taxes or Other Taxes against a Lender or Lender Party with respect to payments by the Borrowers hereunder or under the other Credit Documents. Without prejudice to the survival of any other agreement hereunder, the agreements and obligations of the Lender Parties contained in this Section 2.13 shall survive the payment in full of all Obligations.

Section 2.14 Sharing of Payments, Etc. (a) If any Lender (a “benefited Lender”) shall at any time receive any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the principal of or interest on the Advances owed to it (other than pursuant to Section 2.06 or 2.17) or participations in Letter of Credit Liabilities (“Other Participations”) held by it (other than pursuant to Section 2.06 or 2.17) in excess of its ratable share of payments on account of the Advances or Other Participations, as the case may be, obtained by all Lenders, such benefited Lender shall forthwith purchase from the other Lenders such participations in the Advances owed to them or in their Other Participations, as the case may be, as shall be necessary to cause such benefited Lender to share the excess payment ratably with each of them, provided that if all or any portion of such excess payment is thereafter recovered from such benefited Lender, such purchase from each Lender shall be rescinded and each such Lender shall repay to the benefited Lender the purchase price to the extent of its ratable share (according to the proportion of (i) the amount of the participation purchased from such Lender as a result of such excess payment to (ii) the total amount of such excess payment) of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the benefited Lender) of any interest or other amount paid or payable by the benefited Lender in respect of the total amount so recovered.
(b) Each Credit Party agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.14 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of such Credit Party in the amount of such participation.
Section 2.15 Ratable Reduction or Termination of the Commitments; Effect of Termination. (a) Pride shall have the right at any time and from time to time, upon at least three (3) Business Days’ prior and irrevocable written notice to the Administrative Agent, to terminate in whole or reduce ratably in part the unused portions of the respective Commitments of the Lenders, with any partial reduction (i) to be in an amount not less than $5,000,000 as determined by Pride in integral multiples of $1,000,000 and (ii) as to the Commitments, to be allocated ratably among the Lenders in proportion to their respective Commitments; provided, that the Commitments may not be reduced to an amount less than the sum of the Dollar Equivalent of the aggregate principal amount of outstanding Advances plus the Dollar Equivalent of the aggregate amount of outstanding Letter of Credit Liabilities (after giving effect to payments on such proposed termination or reduction date). The Administrative Agent shall give prompt notice to each Lender of any such termination or reduction of the Commitments. Any termination of Commitments pursuant to this Section 2.15 is permanent and may not be reinstated.
(b) Upon and at all times after any Commitment of any Lender is terminated pursuant to any provision of this Agreement, such Commitment shall be zero and such Lender shall have no further obligation to make any Advances.

Section 2.16 Increase of Commitments; Additional Lenders.
(a) From time to time, on or after the Effective Date, so long as no Default or Event of Default has occurred and is continuing, or would occur as a result of a commitment increase pursuant to this Section 2.16, on the applicable Commitment Increase Effective Date, Pride may, upon written notice to the Administrative Agent, elect to increase the Commitments in minimum increments of $10,000,000 up to a maximum aggregate amount (after giving effect thereto) of $750,000,000. In no event shall the aggregate Commitments of all Lenders exceed $750,000,000 at any time. At the time of sending such notice with respect to any increase in the Commitments, Pride (in consultation with the Administrative Agent) shall specify the proposed Commitment Increase Effective Date for such increase in the Commitments.
(b) Pride may designate one or more banks or other financial institutions (which may be, but need not be, one or more of the existing Lenders) which at the time agree to, in the case of any such Person that is an existing Lender, increase its Commitment and, in the case of any other such Person (an “Additional Lender”), become a party to this Agreement; provided, however, (i) any bank or financial institution that is not an existing Lender must be acceptable to the Administrative Agent and the Issuing Banks, which acceptance will not be unreasonably withheld or delayed and (ii) the Commitment of each Additional Lender must be at least $5,000,000. No Lender shall have any obligation whatsoever to agree to increase its Commitment.
(c) An increase in the aggregate amount of the Commitments pursuant to this Section 2.16 shall become effective (the “Commitment Increase Effective Date”) upon (i) receipt by the Administrative Agent of (x) a Joinder Agreement signed by the Borrowers, by each Additional Lender and by each other Lender whose Commitment is to be increased, (y) evidence of appropriate corporate authorization on the part of the Borrowers with respect to the increase in the Commitments and (z) opinions of counsel for the Borrowers with respect to the increase in the Commitments as the Administrative Agent may reasonably request and (ii) satisfaction of the conditions set forth in Section 3.04. Promptly after any Commitment Increase Effective Date, the Administrative Agent will provide the Lenders a copy of Schedule II to the applicable Joinder Agreement listing the Commitments and Ratable Percentages of each Lender after such Commitment Increase Effective Date.
(d) Upon the acceptance of any such Joinder Agreement by the Administrative Agent, the Commitments shall automatically be increased by the amount of the Commitments added through such Joinder Agreement and the Commitments of each Lender whose Commitment is being increased set forth on Schedule I hereto shall automatically be deemed to be updated to reflect the increased amount of such Lender’s Commitment after giving effect to such Joinder Agreement.

(e) Upon any increase in the aggregate amount of the Commitments pursuant to this Section 2.16 that is not pro rata among all Lenders, (x) the Borrowers, the Administrative Agent and the Lenders shall as of the effective date of such increase make adjustments to the outstanding principal amount of Advances (but not any interest accrued thereon or any accrued fees prior to such date), including, subject to the conditions specified in Section 3.02, the borrowing of additional Advances hereunder and the repayment of Advances plus all applicable accrued interest, fees and expenses as shall be necessary to provide for Advances by the Lenders in proportion to their respective Commitments after giving effect to such increase, together with any breakage fees and funding losses that are required to be paid pursuant to Section 2.06 and Section 2.10, and each Lender shall be deemed to have made an assignment of its outstanding Advances and Commitments, and assumed outstanding Advances and Commitments of other Lenders as of the effective date of such increase as may be necessary to effect the foregoing, and (y) effective upon such increase, the amount of the unfunded participations held by each Lender in each Letter of Credit then outstanding shall be adjusted such that, after giving effect to such adjustments, the Lenders shall hold unfunded participations in each such Letter of Credit in the proportion its respective Commitment bears to the aggregate Commitments after giving effect to such increase.
Section 2.17 Replacement of Lender. (a) In the event that (i) any Lender demands payment pursuant to Section 2.06, 2.10 or 2.13, (ii) any Lender becomes an Affected Lender as set forth in Section 2.11, (iii) any Lender (a “Non-Consenting Lender”) refuses to consent to an amendment, modification or waiver of this Agreement or any other action that, pursuant to Section 8.01, requires consent of 100% of the Lenders (or 100% of the Lenders affected thereby) and the Supermajority Lenders have provided their consent to such amendment, modification or waiver or other action, or (iv) any Lender shall become a Defaulting Lender, the Borrowers shall have the right, (x) in the case of the circumstances described in clauses (i) and (ii), within 30 days after the date of the giving by such Lender of any notice or demand required or otherwise permitted to be given pursuant to Section 2.06, 2.10, 2.11 or 2.13, and (y) in the case of the circumstances described in clauses (iii) and (iv), at any time such Lender is a Non-Consenting Lender or Defaulting Lender, as applicable, in each case as long as no Event of Default or Default then exists, to replace such Lender in accordance with the procedure set forth in Section 2.17(b); provided that no such replacement shall be effected without (i) the prior written consent of the Issuing Banks (such consent not to be unreasonably withheld) and (ii) in the case of the replacement of a Lender that is an Issuing Bank, termination of all Letters of Credit issued by such Issuing Bank (or other satisfaction of such Letters of Credit in a manner acceptable to the Issuing Bank) and, if there are no other Issuing Banks at the time, the agreement of the replacement Lender to become an Issuing Bank.
(b) If the Borrowers determine to replace a Lender pursuant to this Section 2.17, then the Borrowers will replace such Lender with an Eligible Assignee in accordance with Section 8.06(a), (b) and (d), including execution by such Eligible Assignee of an appropriate Transfer Agreement, provided that no Lender or other Person shall have any obligation to increase its Commitment or otherwise to replace, in whole or in part, any Lender and further provided that if such Lender being replaced is a Non-Consenting Lender, each Eligible Assignee shall consent, at the time of assignment, to each matter in respect of which such replaced Lender was a Non-Consenting Lender and the Borrowers shall also replace each other Lender that is a Non-Consenting Lender at such time with an Eligible Assignee as provided in this Section 2.17(b). Upon satisfaction of the requirements set forth in the first sentence of this Section 2.17(b), payment to such Lender of all principal, interest and such Lender’s share of accrued commitment fees and Letter of Credit commissions, in immediately available funds, and the payment by the Borrowers of all requested costs accruing to the date of purchase which the Borrowers are obligated to pay underSection 8.04 and all other amounts owed by the Borrowers to such Lender, (i) such Lender being replaced shall execute such Transfer Agreement and shall no longer constitute a “Lender” hereunder and all of its Commitments shall be deemed terminated, except that its rights under Sections 2.06, 2.10, 2.13 and 8.04 shall continue with respect to events and occurrences occurring before or concurrently with its ceasing to be a “Lender” hereunder, and (ii) such Eligible Assignee shall constitute a “Lender” hereunder in accordance with such Transfer Agreement (including assumption of the Commitment, if any, and other obligations of the Lender being so replaced).
Section 2.18 Certificates of Lenders. Any Lender demanding or giving notice of amounts due to such Lender under Section 2.10 or 2.13 shall, as part of each demand or notice for payment required under such Section, deliver to Pride (with a copy to the Administrative Agent) a certificate setting forth in reasonable detail the amount and basis of the increased costs or additional amounts payable to such Lender hereunder, and such certificate shall be conclusive and binding in the absence of manifest error.
Section 2.19 Letters of Credit. (a) Each Issuing Bank agrees, on the terms and conditions herein set forth, to issue Letters of Credit for the account of any Borrower in support of obligations of such Borrower or any of its Subsidiaries from time to time on any Business Day during the period from the date hereof until one month before the Maturity Date; provided that (i) at no time shall the Dollar Equivalent of the aggregate Letter of Credit Liabilities exceed $100,000,000, nor shall any Lender that is an Issuing Bank have any obligation, without such Lenders’ consent, to issue Letters of Credit that exceed, in the aggregate, the Dollar Equivalent of $33,333,334, (ii) no Letter of Credit shall have a Stated Expiry Date later than the earlier of one year from the date of its issuance and five (5) Business Days prior to the Maturity Date, and (iii) at no time shall a Letter of Credit be issued if, after giving effect thereto, the Dollar Equivalent of the aggregate outstanding amount of Advances plus the Dollar Equivalent of the outstanding Letter of Credit Liabilities exceeds the Commitments. Each Letter of Credit shall be issued on notice given by a Borrower to an Issuing Bank and the Administrative Agent (which shall give to each Lender prompt notice thereof) not later than 12:00 Noon (New York City time) on the third Business Day prior to the date of the issuance of the proposed Letter of Credit. Each such notice of a Letter of Credit (a “Notice of Letter of Credit”) shall be by telecopier, in substantially the form of Exhibit C, specifying therein the requested (i) date of issuance of such Letter of Credit (which shall be a Business Day), (ii) amount of such Letter of Credit and whether such amount is to be denominated in Dollars or Euros, (iii) expiration date of such Letter of Credit, and (iv) purpose and terms of such Letter of Credit and other information contemplated by Exhibit C. Additionally, if requested by an Issuing Bank, the applicable Borrower shall execute and deliver to such Issuing Bank an application for letter of credit on such Issuing Bank’s standard form or on another form agreed upon by such Borrower and such Issuing Bank. Letters of Credit and any increases and extensions thereof hereunder may be issued in face amounts of either Dollars or Euros. Each Issuing Bank may, at its option, issue any Letter of Credit on behalf of BVI Borrower by causing any foreign or domestic branch or affiliate of such Issuing Bank to issue such Letter of Credit; provided that any exercise of such option shall not affect the obligation of the Borrowers to repay all drawings and other amounts due under such Letter of Credit in accordance with the terms of the Credit Documents.

(b) With respect to each Letter of Credit issued by an Issuing Bank, the Borrower for the account of which such Letter of Credit was issued agrees to pay (i) to such Issuing Bank, for its sole account, a fronting fee in the amount agreed between such Issuing Bank and such Borrower prior to delivery of the Notice of Letter of Credit on the maximum face amount of such Letter of Credit and (ii) to the Administrative Agent a commission, computed (on the basis of a year of 360 days for the actual number of days elapsed) at a rate per annum equal to the Applicable Margin in effect from time to time, on the maximum face amount of such Letter of Credit from the date of issuance of such Letter of Credit until the Expiration Date for such Letter of Credit payable quarterly in arrears on the 7th day of each January, April, July and October and on such Expiration Date (which commission shall be shared ratably by all Lenders (including the Issuing Bank) based on their respective Ratable Percentages). For any Letter of Credit issued with a face amount in Euros, the fees shall be converted into Dollars using the applicable Exchange Rate in effect on the day such fee shall be due and payable hereunder. Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, to the extent any Borrower has provided Cash Collateral in respect of such Defaulting Lender’s unreallocated obligations with respect to a Letter of Credit pursuant to Section 2.20(b) or Section 2.21(b), such Defaulting Lender will not be entitled to any fees accruing during such period pursuant to this Section 2.19(b) (without prejudice to the rights of the Lenders other than Defaulting Lenders in respect of such fees), provided that (i) to the extent that a portion of the Letter of Credit Liabilities of such Defaulting Lender is reallocated to the Non-Defaulting Lenders pursuant to Section 2.20, such fees that would have accrued for the benefit of such Defaulting Lender will instead accrue for the benefit of and be payable to such Non-Defaulting Lenders, pro rata in accordance with their respective portions of such reallocation, and (ii) to the extent any portion of such Letter of Credit Liabilities cannot be so reallocated and have not been Cash Collateralized by any Borrower, such fees will instead accrue for the benefit of and be payable to the applicable Issuing Bank as its interests appear (and the pro rata payment provisions of Section 2.12 will automatically be deemed adjusted to reflect the provisions of this Section). Additionally, the applicable Borrower agrees to pay to each Issuing Bank solely for such Issuing Bank’s account, in connection with each Letter of Credit issued by such Issuing Bank, customary issuance and administrative fees and expenses for such Letter of Credit as agreed from time to time between such Issuing Bank and such Borrower.
(c) Each Borrower will immediately and unconditionally pay to each Issuing Bank upon demand the amount of each payment made by such Issuing Bank under any Letter of Credit issued by it for the account of such Borrower. If the applicable Borrower shall fail to pay to such Issuing Bank the amount of any such payment immediately upon demand in accordance with the terms of this Agreement, such payment shall immediately constitute, without necessity of further act or evidence, a loan (a “Demand Loan”) made by such Issuing Bank to such Borrower on the date of such payment in a principal amount equal to the Dollar Equivalent of such payment and repayable upon demand, together with interest on the principal amount of such Demand Loan remaining unpaid from time to time, payable on demand and computed from the date such Demand Loan is made as specified above to the date of repayment in full thereof, at a rate per annum equal to the Alternative Base Rate in effect from time to time plus 2% per annum.

(d) The obligations of the Borrowers under this Agreement and any other agreement or instrument relating to any Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and such other agreement or instrument under all circumstances, including the following circumstances:
(i) any lack of validity or enforceability of this Agreement, any Letter of Credit or any other agreement or instrument relating thereto (collectively, the “L/C Related Documents”);
(ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the applicable Borrower in respect of any Letter of Credit or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;
(iii) the existence of any claim, set-off, defense or other right that any Borrower may have at any time against any beneficiary or transferee of any Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Issuing Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by the L/C Related Documents or any other matter;
(iv) any statement or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;
(v) payment by the Issuing Bank under any Letter of Credit against presentation of a draft or document that does not comply with the terms of such Letter of Credit; or
(vi) any exchange, release or non-perfection of any collateral for, or any release or amendment or waiver of or consent to departure from any guarantee of, all or any of the obligations of applicable Borrower in respect of any Letter of Credit.
However, this Section 2.19(d) shall not limit any right of the Borrowers to make a claim against the Issuing Bank to the extent provided in Section 2.19(e).
(e) Each Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit issued for the account of such Borrower with respect to the use of such Letter of Credit. Neither the Issuing Bank that issues any Letter of Credit nor any branch, affiliate or correspondent bank of such Issuing Bank nor any of their respective employees, agents, officers or directors shall be liable or responsible for: (a) the use that may be made of any Letter of Credit issued by it or any acts or omissions of any beneficiary or transferee of any Letter of Credit issued by it in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be invalid, insufficient, fraudulent or forged; (c) payment by such Issuing Bank against presentation of documents that do not strictly comply with the terms of the relevant Letter of Credit, including failure of any documents to bear any reference or adequate reference to the relevant Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit issued by it; provided that, notwithstanding clauses (a) through (d) of this sentence, each Borrower shall have a claim against any Issuing Bank that issues a Letter of Credit for the account of such Borrower, and such Issuing Bank shall be liable to such Borrower, to the extent of any direct, but not consequential or other, damages suffered by such Borrower that such Borrower proves were caused by (i) such Issuing Bank’s willful misconduct or gross negligence in determining whether documents presented under such Letter of Credit issued by it comply with the terms of such Letter of Credit or (ii) such Issuing Bank’s willful failure to make lawful payment under such Letter of Credit issued by it after the presentation to it of a draft and documents strictly complying with the terms and conditions of such Letter of Credit. In furtherance and not in limitation of the foregoing, each Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.
(f) Upon the date of the issuance of a Letter of Credit, the Issuing Bank that issues such Letter of Credit shall be deemed to have sold to each other Lender, and each other Lender shall have been deemed to have purchased from such Issuing Bank, a ratable participation in the related Letter of Credit Liabilities and all related Demand Loans equal to such Lender’s Ratable Percentage at such date. Each Issuing Bank that issues a Letter of Credit shall promptly notify each such participant Lender of each Letter of Credit issued or increased by it, the amount of such Lender’s participation in such Letter of Credit and each payment thereunder. Upon the making of any payment under a Letter of Credit issued by an Issuing Bank, each Lender (other than such Issuing Bank) shall pay for the purchase of its participation therein by immediate payment to such Issuing Bank of same day funds in the amount of its participation in such payment.
(g) If any Lender becomes, and during the period it remains, a Defaulting Lender, if any Letter of Credit is at the time outstanding, the applicable Issuing Bank may (except to the extent the Commitments have been fully reallocated pursuant to Section 2.20), by notice to Pride and such Defaulting Lender through the Administrative Agent, require the Borrowers to provide Cash Collateral to such Issuing Bank in amount equal to the aggregate amount of the unreallocated obligations (contingent or otherwise) of such Defaulting Lender in respect of such Letter of Credit, or to make other arrangements satisfactory to the applicable Issuing Bank, in its sole discretion, to protect it against the risk of non-payment by such Defaulting Lender of amounts in respect of such Letter of Credit.
Section 2.20 Reallocation of Defaulting Lender Commitment, Etc. If a Lender becomes, and during the period it remains, a Defaulting Lender, the following provisions shall apply with respect to such Defaulting Lender:

(a) the Letter of Credit Liabilities of such Defaulting Lender will, subject to the limitation in the proviso below, automatically be reallocated (effective on the day such Lender becomes a Defaulting Lender) among the Non-Defaulting Lenders pro rata in accordance with their respective Commitments; provided that (i) each Non-Defaulting Lender’s total Revolving Credit Exposure may not in any event exceed the Commitment of such Non-Defaulting Lender as in effect at the time of such reallocation, (ii) such Letter of Credit Liabilities shall not be automatically reallocated at any time when an Event of Default has occurred and is continuing and (iii) neither such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto will constitute a waiver or release of any claim the Borrowers, the Administrative Agent, the Issuing Banks or any other Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a Non-Defaulting Lender;
(b) to the extent that any portion (the “Unreallocated Portion”) of the Defaulting Lender’s Letter of Credit Liabilities cannot be so reallocated by reason of the proviso to Section 2.20(a) above, Pride will, not later than three Business Days after demand by the Administrative Agent (at the direction of the applicable Issuing Bank), (i) Cash Collateralize the obligations of the Borrowers to the applicable Issuing Bank in respect of such Letter of Credit Liabilities in an amount at least equal to the aggregate amount of the Unreallocated Portion of such Letter of Credit Liabilities, or (ii) make other arrangements satisfactory to the Administrative Agent and to the applicable Issuing Bank, in their sole discretion, to protect them against the risk of non-payment by such Defaulting Lender; and
(c) any amount paid by any Borrower for the account of a Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity payments or other amounts) will be applied by the Administrative Agent, to the fullest extent permitted by law, to the making of payments from time to time in the following order of priority: first to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent under this Agreement, second to the payment of any amounts owing by such Defaulting Lender to the Issuing Banks under this Agreement, ratably among them in accordance with such amounts owed, third to the payment of any amounts owing by such Defaulting Lender to Non-Defaulting Lenders under this Agreement, ratably among them in accordance with such amounts owed, and fourth, to pay amounts owing under this Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct; provided that, with respect to any application pursuant to this Section 2.20(c) of amounts received from BVI Borrower, such amounts shall be applied only on account of principal, interest, fees, indemnity payments or other amounts owed by BVI Borrower; and provided further that, upon making any payment to the Administrative Agent or any Issuing Bank for the account of a Defaulting Lender, the applicable Borrower’s obligation to pay such amount to such Defaulting Lender shall be fully discharged and such Defaulting Lender shall have no recourse to any Credit Party for the payment of such amount.

Section 2.21 Right to Give Drawdown Notices. In furtherance of the foregoing, if any Lender becomes, and during the period it remains, a Defaulting Lender each Issuing Bank is hereby authorized by each Borrower (which authorization is irrevocable and coupled with an interest) to give, in its discretion, through the Administrative Agent, Notices of Borrowing pursuant to Section 2.02 in such amounts and at such times as may be required to (a) reimburse an outstanding disbursement made with respect to a Letter of Credit issued by such Issuing Bank on behalf of such Borrower that has not been reimbursed by such Borrower upon demand pursuant to Section 2.19(c) or (b) Cash Collateralize the obligations of such Borrower in respect of outstanding Letters of Credit issued by such Issuing Bank on behalf of such Borrower in an amount equal to the aggregate amount of the obligations (contingent or otherwise) of such Defaulting Lender in respect of such Letters of Credit (after giving effect to any reallocation under Section 2.20(a)) if and to the extent the obligation to provide Cash Collateral under Section 2.20(b) has not been satisfied.
Section 2.22 Termination of Defaulting Lender Commitment. Pride may terminate the unused amount of the Commitment of a Defaulting Lender upon not less than three Business Days’ prior notice to the Administrative Agent (which will promptly notify the Lenders thereof), and in such event the provisions of Section 2.20(c) will apply to all amounts thereafter paid by any Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts), provided that such termination will not be deemed to be a waiver or release of any claim the Borrowers, the Administrative Agent, the Issuing Banks or any Lender may have against such Defaulting Lender.
ARTICLE III
CONDITIONS
Section 3.01 Initial Conditions Precedent. The obligation of any Issuing Bank to issue the initial Letter of Credit and the obligation of each Lender to make its initial Advance pursuant to the terms and conditions of this Agreement is subject to the condition precedent that the Administrative Agent shall have received on or before the day of the initial Advance (or, if earlier, the day of issuance of the initial Letter of Credit) the following, each dated on or before such day, in form and substance reasonably satisfactory to the Administrative Agent (the first day when all such conditions have been satisfied or waived is hereinafter referred to as the “Effective Date”):
(a) Duly executed signature pages to this Agreement (including by facsimile or other electronic means) in a sufficient number of signed counterparts as requested by the Administrative Agent and any Notes requested pursuant to Section 2.02(f) prior to the Effective Date.
(b) A certificate of the Secretary or an Assistant Secretary of each Borrower certifying (i) the resolutions of the board of directors of such Borrower authorizing the execution of each Credit Document to which such Borrower is a party, (ii) the charter, bylaws or other applicable organizational documents of such Borrower and (iii) all other documents evidencing any necessary company action and governmental, shareholder and third-party consents, approvals and filings, if any, with respect to each such Credit Document and the transactions thereunder.

(c) A certificate of the Secretary or an Assistant Secretary of each Borrower certifying the names and true signatures of the officers (or agents) authorized to sign each Credit Document to be executed by it.
(d) An opinion of Baker Botts L.L.P., special counsel for Pride, and if applicable, Guarantors, substantially in the form of Exhibit D, and an opinion of Maples and Calder, special counsel for BVI Borrower, substantially in the form of Exhibit D-1.
(e) An opinion of the general counsel of Pride, and if applicable, Guarantors, substantially in the form of Exhibit E.
(f) Certificates of existence, good standing and qualification with respect to the Borrowers from appropriate public officials in the jurisdictions of organization of the Borrowers.
(g) A certificate of an officer of each Borrower (i) certifying that the representations and warranties made by such Borrower in each Credit Document are correct, (ii) certifying as to the satisfaction of all conditions set forth in this Section 3.01 and (iii) with respect to the certificate for Pride, describing in reasonable detail the insurance maintained by Pride and its Subsidiaries on the date hereof as required by Section 5.01(c) and certifying that such insurance complies with Section 5.01(c) and is in full force and effect.
(h) Evidence of payment by the Borrowers of all fees and disbursements required to be paid by the Borrowers on the date hereof.
(i) Evidence of the termination of the Existing Credit Facility and the commitments thereunder and payment in full of all amounts owed thereunder (which termination and repayment may be contemporaneous with the satisfaction of the conditions under this Section 3.01 and the application of the proceeds of any Advances and the issuance of any Letters of Credit that occur on the Effective Date).
(j) All documentation and other information that the Borrowers are required by bank regulatory authorities to deliver to the Issuing Banks, the Lenders and the Administrative Agent under applicable “know your customer” and anti-money laundering rules and regulations, including Title III of the Patriot Act, that has been identified by the Issuing Banks, the Lenders and the Administrative Agent and notified to the Borrowers prior to the Effective Date.
Section 3.02 Additional Conditions Precedent to Each Advance. The obligation of each Lender to make any Advance shall be subject to the additional conditions precedent that, on the date of such Advance, the following statements shall be true (and each of the giving of the applicable Notice of Borrowing and the acceptance by a Borrower of the proceeds of such Advance shall constitute a representation and warranty by the Borrowers that on the date of such Advance such statements are true):

(i) The representations and warranties contained in Section 4.01 are correct in all material respects on and as of the date of such Advance (other than those representations and warranties that are subject to a materiality qualifier, which shall be correct in all respects, and other than those representations and warranties that expressly relate solely to a specific earlier date and that remain correct in all material respects (other than those representations and warranties that are subject to a materiality qualifier, which shall be correct in all respects) as of such earlier date), before and after giving effect to such Advance and the Borrowing of which such Advance is a part and to the application of the proceeds therefrom, as though made on and as of such date,
(ii) The representations and warranties contained in each other Credit Document are correct in all material respects on and as of the date of such Advance (other than those representations and warranties that are subject to a materiality qualifier, which shall be correct in all respects, and other than those representations and warranties that expressly relate solely to a specific earlier date and that remain correct in all material respects (other than those representations and warranties that are subject to a materiality qualifier, which shall be correct in all respects) as of such earlier date), before and after giving effect to such Advance and the Borrowing of which such Advance is a part and to the application of the proceeds therefrom, as though made on and as of such date, and
(iii) No event has occurred and is continuing, or would result from such Advance or the Borrowing of which such Advance is a part or from the application of the proceeds therefrom, which constitutes a Default or an Event of Default.
Section 3.03 Conditions Precedent to Each Letter of Credit. (a) The obligation of an Issuing Bank to (x) issue each Letter of Credit, (y) extend the expiry date thereof, or (z) increase the amount thereof, shall be subject to the additional conditions precedent that, on the date of such issuance, extension or increase, as applicable, of such Letter of Credit, the following statements shall be true (and each of the giving of the applicable Notice of Letter of Credit or request for extension or increase, as applicable, and the acceptance by the applicable Borrower of the issuance, extension or increase, as applicable, of such Letter of Credit shall constitute a representation and warranty by the Borrowers that on the date of issuance, extension or increase, as applicable, of such Letter of Credit such statements are true):
(i) The representations and warranties contained in Section 4.01 are correct in all material respects on and as of such date (other than those representations and warranties that are subject to a materiality qualifier, which shall be correct in all respects, and other than those representations and warranties that expressly relate solely to a specific earlier date and that remain correct in all material respects (other than those representations and warranties that are subject to a materiality qualifier, which shall be correct in all respects) as of such earlier date), before and after giving effect to such issuance, as though made on and as of such date,

(ii) The representations and warranties contained in each other Credit Document are correct in all material respects on and as of such date (other than those representations and warranties that are subject to a materiality qualifier, which shall be correct in all respects, and other than those representations and warranties that expressly relate solely to a specific earlier date and that remain correct in all material respects (other than those representations and warranties that are subject to a materiality qualifier, which shall be correct in all respects) as of such earlier date), before and after giving effect to such issuance, as though made on and as of such date, and
(iii) No event has occurred and is continuing, or would result from the issuance, extension or increase, as applicable, of such Letter of Credit, which constitutes a Default or an Event of Default.
(b) In addition to the other conditions precedent herein set forth, if any Lender becomes, and during the period it remains, a Defaulting Lender the Issuing Banks will not be required to issue any Letter of Credit or to amend any outstanding Letter of Credit to increase the face amount thereof or extend the expiry date thereof, unless any exposure that would result therefrom as a result of such Defaulting Lender is eliminated or fully covered by the Commitments of the Non-Defaulting Lenders (after giving effect to any reallocation under Section 2.20(a)) or by Cash Collateralization or by making other arrangements satisfactory to the applicable Issuing Bank to protect it against the risk of nonpayment by such Defaulting Lender, or any combination of the foregoing.
Section 3.04 Conditions Precedent to Each Commitment Increase. The effectiveness of each increase in the Commitments pursuant to Section 2.16 (each, a “Commitment Increase”) shall be subject to the additional conditions precedent that, on the Commitment Increase Effective Date with respect to such Commitment Increase, the following statements shall be true:
(i) The representations and warranties contained in Section 4.01 are correct in all material respects on such Commitment Increase Effective Date (other than those representations and warranties that are subject to a materiality qualifier, which shall be correct in all respects, and other than those representations and warranties that expressly relate solely to a specific earlier date and that remain correct in all material respects (other than those representations and warranties that are subject to a materiality qualifier, which shall be correct in all respects) as of such earlier date), before and after giving effect to such Commitment Increase, as though made on and as of such date,
(ii) The representations and warranties contained in each other Credit Document are correct in all material respects on and as of such Commitment Increase Effective Date (other than those representations and warranties that are subject to a materiality qualifier, which shall be correct in all respects, and other than those representations and warranties that expressly relate solely to a specific earlier date and that remain correct in all material respects (other than those representations and warranties that are subject to a materiality qualifier, which shall be correct in all respects) as of such earlier date), before and after giving effect to such Commitment Increase, as though made on and as of such date, and
(iii) No event has occurred and is continuing, or would result from such Commitment Increase, which constitutes a Default or an Event of Default.

Section 3.05 Determinations Under Article III. For purposes of determining compliance with the conditions specified in this Article III, each Lender shall be deemed to have consented to, approved and accepted and to be satisfied with each document or other matter required under this Article III to be consented to or approved by or acceptable or satisfactory to the Lenders or the Administrative Agent, unless both (i) an officer of the Administrative Agent responsible for the transactions contemplated by this Agreement (and, in the case of a Letter of Credit, an officer of the applicable Issuing Bank issuing such Letter of Credit responsible for the transactions contemplated by this Agreement) shall have received written notice from such Lender prior to such Advance, issuance of such Letter of Credit or Commitment increase specifying its objection thereto and (ii) in the case of an Advance, such Lender shall not have made available to the Administrative Agent any portion of such Advance.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
Section 4.01 Representations and Warranties. Pride represents and warrants, as to itself and its Subsidiaries, and BVI Borrower represents and warrants as to itself only, as follows:
(a) Corporate Organization. Pride is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware. BVI Borrower is a company validly formed, validly existing and in good standing under the laws of the British Virgin Islands. Each Significant Subsidiary is duly organized or validly formed, validly existing and (if applicable) in good standing in each case under the laws of its jurisdiction of incorporation or formation, except where the failure to be so organized, formed, existing or in good standing could not reasonably be expected, in the aggregate, to result in a Material Adverse Effect. Each of the Borrowers and the Significant Subsidiaries has all requisite powers required in each case to carry on its business as now conducted, except where the failure to have such powers could not reasonably be expected, in the aggregate, to result in a Material Adverse Effect.
(b) Power and Authority; Validity. The execution, delivery and performance by (x) each Borrower of this Agreement, the Notes and each other Credit Document to which it is or will be a party are within such Borrower’s corporate powers and have been duly authorized by all necessary corporate action and (y) each other Credit Party of each other Credit Document to which it is or will be a party are within such Credit Party’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational action. Each Credit Document has been duly executed and delivered by the Borrowers or other Credit Party, as applicable. This Agreement and each other Credit Document to which any Borrower or any other Credit Party is a party are legal, valid and binding obligations of such Borrower or such other Credit Party, as applicable, enforceable against it in accordance with their respective terms, except as the enforceability thereof may be limited by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity.

(c) Consents. All consents and approvals of, and filings and registrations with, and all other actions of, all governmental agencies, authorities or instrumentalities, or any other Person, required to have been obtained or made by the Credit Parties in order to execute, deliver and perform the Credit Documents to which it is a party and, with respect to the Borrowers, in order to obtain the Advances and Letters of Credit hereunder, have been or will have been obtained or made and are or will be in full force and effect.
(d) No Violation. Neither the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party nor compliance by it with the terms and provisions thereof, nor the consummation by it of the transactions contemplated herein or therein, will (i) contravene in any material respect any applicable provision of any law, statute, rule or regulation, or any applicable order, writ, injunction or decree of any court or governmental instrumentality, (ii) conflict with or result in any breach of any term, covenant, condition or other provision of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien other than any Permitted Lien upon any of the property or assets of such Credit Party or any of its Subsidiaries under, the terms of any material contractual obligation to which such Credit Party or any of its Subsidiaries is a party or by which they or any of their properties or assets are bound or to which they may be subject, or (iii) violate or conflict with any provision of the memorandum of association and articles of association, charter, articles or certificate of incorporation, partnership or limited liability company agreement, by-laws, or other applicable governance documents of such Credit Party or any of its Subsidiaries.
(e) Financial Statements. The Consolidated balance sheet of Pride and its Subsidiaries as of December 31, 2009, and the related Consolidated statements of income, cash flows and changes in stockholders’ equity of Pride and its Subsidiaries for the Fiscal Year then ended, copies of which have been furnished to each Lender, fairly present in all material respects the Consolidated financial position of Pride and its Subsidiaries as at such date and the Consolidated results of operations of Pride and its Subsidiaries for the year ended on such date, all in accordance with GAAP. The unaudited Consolidated balance sheet of Pride and its Subsidiaries as of March 31, 2010 and the related unaudited Consolidated statements of income and cash flows for the three month period ended March 31, 2010, certified by a financial or accounting officer of Pride, copies of which have been included in Pride’s Form 10-Q for the fiscal quarter ending March 31, 2010 (which has been filed with the SEC prior to the Effective Date), fairly present in all material respects, in conformity with GAAP except as otherwise expressly noted therein, the Consolidated financial position of Pride and its Subsidiaries as of such date and the Consolidated results of operations of Pride and its Subsidiaries for such period, subject to changes resulting from audit and normal year-end adjustments.
(f) No Material Adverse Change. As of the Effective Date, since March 31, 2010 to the Effective Date, there has been no material adverse change in the business, assets, operations, property or condition (financial or otherwise) of Pride and its Subsidiaries, taken as a whole (other than any such change resulting from the FCPA Investigation or the Brazilian Litigation), or the Borrowers’ ability to perform any of their payment obligations under this Agreement or any other Credit Document.

(g) Taxes. Pride and its Subsidiaries have filed or caused to be filed all required United States federal income tax returns, and all other material tax returns that are required to be filed by them, whether in the United States or in any foreign jurisdiction, and have paid or provided for the payment, before the same become delinquent, of all taxes, rates, assessments, fees, charges and levies due pursuant to such returns or pursuant to any assessment received by Pride or any Subsidiary, other than those taxes, rates, assessments, fees, charges or levies being contested in good faith by appropriate proceedings, or which the failure to pay or delay in filing could not reasonably be expected to have a Material Adverse Effect.
(h) Investment Company Act; Margin Regulations; Use of Proceeds. Neither Pride nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company” as those terms are defined in, or subject to regulation under, the Investment Company Act of 1940, as amended. Neither Pride nor any Subsidiary is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined in Regulation U). The proceeds of the Advances and the Letters of Credit shall only be used to refinance the amounts owing under the Existing Credit Facility, for investments, acquisitions and capital expenditures, to repay and back-up commercial paper and for other general corporate purposes of the Company and its Subsidiaries.
(i) No Default. No Default or Event of Default exists.
(j) Litigation. As of the Effective Date and any Commitment Increase Effective Date, other than the FCPA Investigation and the Brazilian Litigation with respect to clause (i) below, there is no action, suit or proceeding pending against Pride or any Subsidiary, or to the knowledge of Pride or any Subsidiary, threatened against Pride or any Subsidiary, before any court or arbitrator or any governmental body, agency or official, (i) as to which there is a reasonable likelihood of an adverse decision that could reasonably be expected, in the aggregate for all such actions, suits and proceedings, to result in a Material Adverse Effect, or (ii) as to which there is a reasonable likelihood of an adverse decision and which in any manner draws into question the legality, validity, binding effect or enforceability of the Credit Agreement or any other Credit Document.
(k) ERISA. No Termination Event has occurred or is reasonably expected to occur with respect to any Plan for which an Insufficiency in excess of $65,000,000 exists. Neither the Borrowers nor any ERISA Affiliate has received any notification (or has knowledge of any reason to expect) that any Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, for which a Withdrawal Liability in excess of $65,000,000 exists.
(l) Environmental. Pride and each of its Subsidiaries are in compliance with all applicable Environmental Laws, except to the extent that failure to comply with such Environmental Laws could not reasonably be expected to result in a Material Adverse Effect.

(m) Ownership of Property. Pride and its Subsidiaries have good and valid title to or a valid leasehold interest in all their respective property necessary for the conduct of their respective businesses, in each case free and clear of all Liens (except Liens permitted hereby), except where the failure to have such title or leasehold interest could not reasonably be expected, in the aggregate, to result in a Material Adverse Effect. Neither Pride nor any Subsidiary has failed to obtain any license, permit, franchise, consent, approval or other governmental authorization necessary to the ownership of any of its properties or the conduct of its business, except such failures which could not reasonably be expected, in the aggregate (in the event that such failure were asserted by any Person through appropriate action), to result in a Material Adverse Effect.
(n) Intellectual Property. Pride and its Subsidiaries own or hold valid licenses to use all the patents, trademarks, permits, service marks, and trade names that are necessary to the operation of the business of Pride and its Subsidiaries as presently conducted, except where the failure to own, or hold valid licenses to use, such patents, trademarks, permits, service marks, and trade names could not reasonably be expected to have a Material Adverse Effect.
(o) True and Complete Disclosure. None of the written reports, financial statements, certificates, schedules or other written information (collectively, the “Information”) furnished by Pride or any of its Subsidiaries to the Arrangers, the Agents, the Issuing Banks or any Lender in connection with or pursuant to any Credit Document or the preparation or negotiation of any Credit Document contained, as of the date such Information was furnished (or, if such Information expressly related to a specific date, as of such specific date), any material misstatement of fact or omitted to state, as of the date such Information was furnished (or, if such Information expressly related to a specific date, as of such specific date), a material fact or any fact necessary to make the statements contained therein not materially misleading when taken as a whole in light of the circumstances under which such statements were made, except for such Information, if any, as has been updated, corrected, supplemented, superseded or modified pursuant to a written correction or supplement furnished to the Lenders prior to the Effective Date; provided that with respect to any financial projections, Pride and, to the extent applicable, BVI Borrower, represent and warrant only that such projections have been prepared in good faith based upon assumptions believed by Pride and, to the extent applicable, BVI Borrower, to be reasonable at the time made and at the time the projections are made available to any such Lender Party.
(p) Insurance. Pride and its Subsidiaries currently maintain, with responsible and reputable insurance companies or associations (including captive insurance companies, or through self insurance), insurance in such amounts, with such deductibles and covering such risks as is customarily carried by companies engaged in similar businesses and owning similar properties as Pride and its Significant Subsidiaries.
(q) Compliance with Law. Pride and its Subsidiaries are in compliance with all Governmental Requirements applicable to them or to their properties, except for (a) Governmental Requirements that are being contested in good faith by appropriate proceedings diligently conducted, (b) conduct being investigated in the FCPA Investigation or (c) instances in which the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(r) Existing Debt. Schedule 4.01(r) contains a complete and accurate list of all Debt (other than the Debt permitted by clauses (i), (iii) through (ix) and (xii) of Section 5.02(d)) outstanding as of the Effective Date and any Commitment Increase Effective Date, with respect to Pride and its Subsidiaries, in each case in a principal amount of $25,000,000 or more, in each case showing the aggregate principal amount thereof, the name of the respective borrower and any other entity which directly or indirectly guaranteed such Debt, and the scheduled payments of such Debt. For purposes of maintaining the accuracy of this representation and warranty after the Effective Date, the Borrowers are permitted to update Schedule 4.01(r) on any Commitment Increase Effective Date.
(s) Existing Liens. Schedule 4.01(s) contains a complete and accurate list of all Liens (other than the Liens permitted by clauses (ii) through (xxi) of Section 5.02(c)) outstanding as of the Effective Date and any Commitment Increase Effective Date, with respect to Pride and its Subsidiaries where the Debt or other obligations secured by such Lien is in a principal amount of $25,000,000 or more, in each case showing the name of the Person whose assets are subject to such Lien, the aggregate principal amount of the Debt secured thereby, and a description of the agreements or other instruments creating, granting, or otherwise giving rise to such Lien. For purposes of maintaining the accuracy of this representation and warranty after the Effective Date, the Borrowers are permitted to update Schedule 4.01(s) on any Commitment Increase Effective Date.
ARTICLE V
COVENANTS
Section 5.01 Affirmative Covenants. Pride covenants and agrees that, so long as any Advance shall remain unpaid, any Letter of Credit or Obligation shall remain outstanding or any Lender shall have any Commitment hereunder, Pride will:
(a) Reporting Requirements. Furnish to the Administrative Agent:
(i) as soon as available and in any event within 45 days after the end of each of the first three quarters of each Fiscal Year of Pride, the Consolidated balance sheets of Pride and its Subsidiaries as of the end of such quarter, and the Consolidated statements of income, cash flows and changes in stockholders’ equity of Pride and its Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such quarter, setting forth, in comparative form, the corresponding figures for the corresponding period of the preceding Fiscal Year, all in reasonable detail and duly certified by a financial officer of Pride as having been prepared in accordance with GAAP, except for the absence of footnotes, and as fairly presenting in all material respects the Consolidated financial position and results of operations of Pride and its Subsidiaries as of the end of such quarter and for such periods, subject, however, to year-end audit adjustments, together with a certificate of such officer showing in detail the calculations of the financial covenants set forth in Sections 5.02(a) and 5.02(b) for the four quarter period ending at the end of such quarter and as at the end of such quarter, respectively (provided that the requirements of this Section 5.01(a)(i) with respect to the delivery of financial statements shall be deemed satisfied by publicly filing Pride’s Form 10-Q for such fiscal quarter with the SEC, and such financial statements shall be deemed to have been delivered to the Administrative Agent under this Section 5.01(a)(i) on the date such Form 10-Q has been posted on the SEC website accessible through http://www.sec.gov/edgar/searchedgar/webusers.htm or such successor webpage of the SEC thereto);
(ii) as soon as available and in any event not later than 90 days after the end of each Fiscal Year of Pride, copies of the Consolidated balance sheets of Pride and its Subsidiaries as of the end of such Fiscal Year, and Consolidated statements of income, cash flows and changes in stockholders’ equity of Pride and its Subsidiaries for such Fiscal Year, all certified by KPMG LLP or other independent certified public accountants of recognized national standing, together with a certificate of a financial officer of Pride showing in detail the calculations of the financial covenants set forth in Sections 5.02(a) and 5.02(b) for the four quarter period ending at the end of such year and as of the end of such year, respectively (provided that the requirements of this Section 5.01(a)(ii) with respect to the delivery of financial statements shall be deemed satisfied by publicly filing Pride’s Form 10-K for such Fiscal Year with the SEC, and such financial statements shall be deemed to have been delivered to the Administrative Agent under this Section 5.01(a)(ii) on the date such Form 10-K has been posted on the SEC website accessible through http://www.sec.gov/edgar/searchedgar/webusers.htm or such successor webpage of the SEC thereto);
(iii) promptly after the sending or filing thereof, copies of all material reports which Pride or any Subsidiary sends to the holders of its Equity Interests or public debt as such, and copies of all reports and registration statements which Pride or any Subsidiary files with the SEC or with any national securities exchange (provided that the requirements of this Section 5.01(a)(iii) shall be deemed satisfied by publicly filing such documents with the SEC, and such documents shall be deemed to have been delivered to the Administrative Agent under this Section 5.01(a)(iii) on the date such documents have been posted on the SEC website accessible through http://www.sec.gov/edgar/searchedgar/webusers.htm or such successor webpage of the SEC thereto);
(iv) promptly upon the receipt thereof by Pride or any Subsidiary, a copy of any written notice, complaint, request for information under any Environmental Law, summons or citation received from the EPA, or any other domestic or foreign governmental agency or instrumentality, federal, state or local, in any way concerning any action or omission on the part of Pride or any of its present or former Subsidiaries in connection with Hazardous Materials or the Environment if the amount involved could reasonably be expected to result in a liability of Pride or any Subsidiary in excess of $65,000,000 in the aggregate;

(v) promptly after any Responsible Officer obtains knowledge thereof, (a) written notice in reasonable detail of any of the following that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect: (i) any violation of, noncompliance with, or remedial obligations under, any Environmental Law, (ii) any release or threatened release of Hazardous Materials affecting any property owned, leased or operated by Pride or any Subsidiary, (iii) the institution of any litigation or other proceeding or any adverse development in any such litigation or other proceeding or (iv) the institution of any investigation regarding taxes of Pride or any Subsidiary or the assertion of any tax claim against Pride or any Subsidiary, and (b) written notice in reasonable detail of any condition or event that could reasonably be expected to result in a Material Adverse Effect;
(vi) as soon as possible and in any event within five days after any Responsible Officer having obtained knowledge thereof, notice of the occurrence of any Event of Default or any Default, and a statement of a Responsible Officer of Pride setting forth the details of such Event of Default or Default and the action which Pride has taken and proposes to take with respect thereto;
(vii) as soon as possible and in any event (a) within thirty Business Days after a Responsible Officer knows that any Termination Event described in clause (a) of the definition of Termination Event with respect to any Plan for which an Insufficiency in excess of $65,000,000 exists, has occurred and (b) within ten Business Days after a Borrower or any ERISA Affiliate knows or has reason to know that any other Termination Event with respect to any Plan for which an Insufficiency in excess of $65,000,000 exists, has occurred, a statement of the chief financial officer or chief accounting officer of Pride describing such Termination Event and the action, if any, which the Borrowers or such ERISA Affiliate proposes to take with respect thereto;
(viii) promptly and in any event within five Business Days after receipt thereof by Pride or any ERISA Affiliate, copies of each notice received by Pride or any ERISA Affiliate from the PBGC stating its intention to terminate any Plan for which an Insufficiency in excess of $65,000,000 exists or to have a trustee appointed to administer any Plan for which an Insufficiency in excess of $65,000,000 exists;
(ix) promptly and in any event within ten Business Days after receipt thereof by Pride or any ERISA Affiliate from the sponsor of a Multiemployer Plan, a copy of each notice received by Pride or any ERISA Affiliate indicating liability in excess of $65,000,000 incurred or expected to be incurred by Pride or any ERISA Affiliate in connection with (a) the imposition of a Withdrawal Liability by a Multiemployer Plan, (b) the determination that a Multiemployer Plan is, or is expected to be, in reorganization within the meaning of Title IV of ERISA, or (c) the termination of a Multiemployer Plan within the meaning of Title IV of ERISA;

(x) promptly upon receipt thereof and following such time as the appropriate officers of Pride shall have had reasonable time to respond thereto, a copy of each formal report or “management letter” submitted to Pride or any Subsidiary by its independent accountants in connection with any annual, interim or special audit made by it of the books of Pride or any Subsidiary; and
(xi) such other information respecting the business, condition or operations, financial or otherwise, of Pride, any Subsidiary or any SPV as any Lender through the Administrative Agent may from time to time reasonably request.
(b) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, with all applicable laws, rules, regulations and orders (including ERISA and Environmental Laws), except to the extent that noncompliance therewith could not reasonably be expected to result in a Material Adverse Effect.
(c) Maintenance of Insurance; Contractual Indemnity.
(i) Maintain, and cause each of its Subsidiaries to maintain, with responsible and reputable insurance companies or associations, including captive insurance companies, or through self-insurance, insurance in such amounts, with such deductibles and covering such risks as is customarily carried by companies engaged in similar businesses and owning similar properties as Pride and its Significant Subsidiaries, and that reflects customary industry practices for companies engaged in similar businesses and owning similar properties as Pride and its Significant Subsidiaries (as such customary industry practices may change from time to time), with updates and additional coverage to reflect any changes in Governmental Requirements or industry practices from time to time, including without limitation in connection with deepwater operations; provided that:
(A) such insurance must include (1) customary protection and indemnity coverage (or equivalent), which shall include both primary and excess liability coverage (which primary and excess liability coverage shall insure against losses from sudden and accidental pollution) and (2) hull and machinery coverage for all material rig assets, which hull and machinery coverage shall provide for insured values of not less than the net book value of any such material rig assets as reported in the most recent financial statements delivered under Section 5.01(a)(i) or 5.01(a)(ii); and
(B) self-insurance must be reasonable and prudent considering Pride’s and its Subsidiaries’ business, properties and loss history, Governmental Requirements and industry practices (including without limitation those in connection with deepwater operations), in each case as they may change from time to time.

(ii) Pride and its Subsidiaries shall use commercially reasonable efforts to obtain indemnification provisions in each material drilling contract entered into or amended, supplemented or otherwise modified by any such Person after the Effective Date pursuant to which Pride and its Affiliates are indemnified against liabilities (other than (x) liabilities fully covered by insurance that satisfies the requirements set forth in this Section 5.01(c)(i) and (y) other liabilities that do not satisfy the immediately preceding clause (x) and that do not exceed, in the aggregate, the threshold set forth on Schedule 5.01(c) attached hereto) arising out of contamination or pollution (other than the discharge or release of pollutants from a rig or vessel or originating on or above the surface of the water), regardless of fault, except when caused by Pride or such Affiliate’s gross negligence or willful misconduct; provided that if such indemnification provisions are not obtained in any such contract, Pride shall provide prompt written notice to Administrative Agent thereof.
(d) Preservation of Existence, Etc. Except as permitted by Section 5.02(e), preserve and maintain, and cause each of its Significant Subsidiaries to preserve and maintain, its legal existence, rights (charter, if applicable, and statutory), franchises, permits, licenses and approvals and qualify and remain qualified, and cause each Significant Subsidiary to qualify and remain qualified, as a foreign corporation or other entity in each jurisdiction in which qualification is legally required; provided, that this Section 5.01(d) shall not require Pride or any Significant Subsidiary to preserve or maintain any legal existence (other than that of Pride and BVI Borrower), right, franchise, permit, license, approval or qualification if Pride or such Significant Subsidiary shall determine that (i) the preservation and maintenance thereof is no longer desirable in the conduct of the business of Pride or such Significant Subsidiary, and that the loss thereof is not disadvantageous in any material respect to the Lenders, or (ii) the failure to maintain and preserve the same could not reasonably be expected, in the aggregate, to result in a Material Adverse Effect. Upon receipt of a written request therefor from Pride, the Administrative Agent will execute and deliver, at the Borrowers’ expense, all documents as may reasonably be requested to effect a release of a Guarantor that ceases to exist in accordance with this Section 5.01(d) or Section 5.02(e).
(e) Visitation Rights. At any reasonable time and from time to time, permit (i) the Administrative Agent or any of the Lenders or any agents or representatives thereof to visit and inspect the properties of Pride or any Subsidiary, and (ii) the Administrative Agent to examine and make copies of the records and books of account of Pride or any Subsidiary, and to discuss the affairs, finances and accounts of Pride or any Subsidiary with, and be advised as to the same by, any Responsible Officer of Pride.

(f) Maintenance of Properties. Maintain, and cause each Significant Subsidiary to maintain, in good repair, working order and condition (but subject to reasonable wear and tear in the ordinary course of business), all property necessary to the proper conduct of the business of Pride and its Significant Subsidiaries, and from time to time make or cause to be made all appropriate repairs, renewals and replacements thereof in all material respects, except to the extent that the failure to so maintain such property or the failure to make or cause to be made such repairs, renewals or replacements could not reasonably be expected to result in a Material Adverse Effect; provided that this Section 5.01(f) shall not apply to property that is lost or damaged in connection with a casualty event or is subjected to a condemnation or other taking.
(g) Operation of Business. Operate, and cause each Subsidiary to operate, its business and properties prudently in all material respects in accordance with industry standards (including in respect of safety and Environmental matters) and in accordance with all insurance requirements, except where the failure to so operate could not reasonably be expected to result in a Material Adverse Effect
(h) Business. Remain, and cause each Subsidiary to remain, primarily engaged in (a) the contract drilling business, (b) the provision of services to the energy industry, (c) other existing businesses described in current SEC filings and/or (d) businesses related, ancillary or complementary to the business of Pride and its Subsidiaries on the date hereof.
(i) Books and Records. Maintain, and cause each Subsidiary and SPV to maintain, a system of accounting in such manner as will enable preparation of financial statements in accordance with GAAP.
(j) Taxes. Duly pay and discharge and cause each of its Subsidiaries to duly pay and discharge all Taxes upon or against it or its properties within ninety (90) days after becoming due or, if later, prior to the date on which penalties are imposed for such unpaid Taxes, unless and to the extent that (i) the same is being contested in good faith and by appropriate proceedings and reserves have been established in conformity with GAAP, or (ii) the failure to effect such payment or discharge or any delay in filing could not reasonably be expected to have a Material Adverse Effect.
(k) Subsidiary Guarantees. Concurrently with the execution by a Guarantor of a Guaranty, cause such Guarantor to deliver to the Administrative Agent legal opinions from counsel reasonably acceptable to the Administrative Agent covering the types of matters covered in Exhibits D and E, certificates of the type referred to in Sections 3.01(b), 3.01(c) and 3.01(f) in respect of such Guarantor and other documents reasonably requested by the Administrative Agent, all of which shall be in the form and substance reasonably satisfactory to the Administrative Agent.
(l) Further Assurances. At any time and from time to time, at the Borrowers’ expense, promptly execute and deliver, and cause each Subsidiary to execute and deliver, to the Administrative Agent such further instruments and documents, and take such further action, as the Majority Lenders may from time to time reasonably request, in order to further carry out the intent and purpose of the Credit Documents and to establish and protect the rights, interests and remedies created, or intended to be created, in favor of the Administrative Agent or any of the Lenders.

Section 5.02 Negative Covenants. Pride covenants and agrees that, so long as any Advance shall remain unpaid, any Letter of Credit or Obligation shall remain outstanding or any Lender shall have any Commitment hereunder:
(a) Interest Coverage Ratio. Pride will not permit the Interest Coverage Ratio as of the end of any fiscal quarter to be less than 2.50 to 1.00 for any period of four consecutive fiscal quarters of Pride ending after the date hereof; provided that the covenant set forth in this Section 5.02(a) shall terminate and cease to be of further force and effect from and after the first date on which (i) no Default or Event of Default shall have occurred and be continuing, (ii) the corporate credit rating assigned to Pride by S&P is BBB- or higher (without negative outlook or negative watch), and (iii) the corporate credit rating assigned to Pride by Moody’s is Baa3 or higher (without negative outlook or review for downgrade).
(b) Consolidated Debt to Total Tangible Capitalization Ratio. Pride will not permit the Consolidated Debt to Total Tangible Capitalization Ratio as of the end of any fiscal quarter of Pride to exceed 50.0%.
(c) Liens. Pride will not create, assume, incur or suffer to exist or permit any Subsidiary to create, assume, incur or suffer to exist, any Lien on or in respect of any property of Pride or any Subsidiary, except that Pride and any Subsidiary may create, incur, assume or suffer to exist the following (collectively, the “Permitted Liens”):
(i) Liens existing on the Effective Date (each such Lien, to the extent it secures Debt or other obligations in an aggregate amount of $25,000,000 or more, being described on Schedule 4.01(s) attached hereto);
(ii) Liens on the Equity Interests or assets of SPV’s;
(iii) Liens securing interest rate or foreign exchange hedging obligations (regardless of whether such hedging obligations are subject to hedge accounting), incurred in the ordinary course of business and not for speculative purposes;
(iv) Liens to secure Debt incurred for the purpose of financing all or a part of the purchase price or construction cost of property (including the cost of upgrading, refurbishing, renovating or repairing drilling rigs, drillships and other vessels and platforms) if in the case of all such Liens, (A) such Liens secure Debt otherwise permitted, (B) the principal amount of the Debt secured by such Liens does not exceed the cost of the property so acquired, constructed, upgraded, refurbished, renovated or repaired plus transaction costs related thereto, (C) such Liens do not encumber any other property (other than the proceeds (including, without limitation, proceeds from associated contracts and insurances) of, improvements, accessions and upgrades to, and related contracts, intangibles and other assets incidental to or arising from, the property so acquired, constructed, upgraded, refurbished, renovated or repaired and the capital stock of Subsidiaries that own, whether directly or indirectly, only the property so acquired, constructed, upgraded, refurbished, renovated or repaired and related property), (D) such Liens attach no later than 12 months after the latest of (x) commencement of commercial operation of the property so acquired, constructed, upgraded, refurbished, renovated or repaired, (y) completion of the construction, upgrade, refurbishment, renovation or repair of such property and (z) the acquisition of such property and (E) the aggregate principal amount of the Debt secured by the Liens granted pursuant to this clause (iv) may not exceed, at any time, ten percent (10.0%) of Consolidated Tangible Net Worth;
(v) Liens created by capital leases, provided that such Liens attach only to the property leased pursuant thereto and proceeds (including, without limitation, proceeds from associated contracts and insurances) of, and improvements, accessions and upgrades to, the property leased pursuant thereto;
(vi) Liens arising in the ordinary course of business by operation of law, deposits, pledges or other Liens in connection with workers’ compensation, unemployment insurance, old age benefits, social security obligations, taxes, assessments, public or statutory obligations or other similar charges, good faith deposits, pledges or other liens in connection with (or to obtain letters of credit in connection with) bids, performance, return-of-money or payment bonds, contracts or leases to which Pride or its Subsidiaries are party or other deposits required to be made in the ordinary course of business; provided that in each case the obligation secured is not for Debt for borrowed money and is not overdue or, if overdue, is being contested in good faith by appropriate proceedings and reserves in conformity with GAAP have been provided therefor;
(vii) mechanics’, workmen’s, materialmen’s, landlords’, carriers’, maritime or other similar Liens arising in the ordinary course of business (or deposits to obtain the release of such Liens) related to obligations not overdue for more than thirty (30) days if such Liens arise with respect to domestic assets and for more than ninety (90) days if such Liens arise with respect to foreign assets, or, if so overdue, that are being contested in good faith by appropriate proceedings and reserves in conformity with GAAP have been provided therefor, or if such Liens otherwise could not reasonably be expected to have Material Adverse Effect;
(viii) Liens for taxes not more than ninety (90) days past due or which can thereafter be paid without penalty or which are being contested in good faith by appropriate proceedings and reserves in conformity with GAAP have been provided therefor, or if such Liens otherwise could not reasonably be expected to have Material Adverse Effect;
(ix) Liens imposed by ERISA (or comparable foreign laws) which are being contested in good faith by appropriate proceedings and reserves in conformity with GAAP have been provided therefor, or if such liens otherwise could not reasonably be expected to have Material Adverse Effect;

(x) Liens arising out of judgments or awards against Pride or any of its Subsidiaries, or in connection with surety or appeal bonds or the like in connection with bonding such judgments or awards, the time for appeal from which or petition for rehearing of which shall not have expired or for which Pride or such Subsidiary shall be prosecuting on appeal or proceeding for review, and for which it shall have obtained (within thirty (30) days with respect to a judgment or award rendered in the United States or within sixty (60) days with respect to a judgment or award rendered in a foreign jurisdiction after entry of such judgment or award or expiration of any previous such stay, as applicable) a stay of execution or the like pending such appeal or proceeding for review; provided, that (i) the aggregate amount of uninsured or underinsured liabilities (net of customary deductibles, and including interest, costs, fees and penalties, if any) of Pride and its Subsidiaries secured by such Liens (other than liabilities of Pride and its Subsidiaries arising in connection with the Brazilian Litigation) shall not exceed $65,000,000 at any time outstanding and (ii) to the extent any such Liens secure liabilities of Pride and its Subsidiaries arising in connection with the Brazilian Litigation, such Liens shall be permitted unless the aggregate amount of uninsured or underinsured liabilities (net of customary deductibles, and including interest costs, fees and penalties, if any) of Pride and its Subsidiaries secured by such Liens would reasonably be expected to have a Material Adverse Effect;
(xi) rights reserved to or vested in any municipality or governmental, statutory or public authority by the terms of any right, power, franchise, grant, license or permit, or by any provision of law, to terminate such right, power, franchise, grant, license or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any of the property of a Person;
(xii) rights reserved to or vested in any municipality or governmental, statutory or public authority to control, regulate or use any property of a Person;
(xiii) rights of a common owner of any interest in property held by a Person and such common owner as tenants in common or through other common ownership;
(xiv) encumbrances (other than to secure the payment of Debt), easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any property or rights-of-way of a Person for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines, removal of gas, oil, coal, metals, steam, minerals, timber or other natural resources, and other like purposes, or for the joint or common use of real property, rights-of-way, facilities or equipment, or defects, irregularity and deficiencies in title of any property or rights-of-way;
(xv) Liens created by or resulting from zoning, planning and environmental laws and ordinances and municipal regulations;

(xvi) Liens on property securing Non-Recourse Debt incurred for the purpose of financing all or a part of the purchase price or construction cost of property (including the cost of upgrading, refurbishing, renovating or repairing drilling rigs, drillships and other vessels and platforms) if, in the case of all such Liens, such Liens do not encumber any other property (other than the proceeds (including, without limitation, proceeds from associated contracts and insurances) of, improvements, accessions and upgrades to, and related contracts, intangibles and other assets incidental to or arising from, the property so acquired, constructed, upgraded, refurbished, renovated or repaired and the capital stock of Subsidiaries that own, whether directly or indirectly, only the property so acquired, constructed, upgraded, refurbished, renovated or repaired and related property);
(xvii) Liens securing Debt or other obligations of (a) any SPV or Subsidiary of Pride in favor of Pride or (b) any Wholly-Owned Subsidiary that is not a Guarantor to any other Wholly-Owned Subsidiary of Pride;
(xviii) Liens on property existing at the time such property is acquired by Pride or any of its Subsidiaries and not created in contemplation of such acquisition (or on repairs, renewals, replacements, additions, accessions and betterments thereto), and Liens on the assets of any Person at the time such Person becomes a Subsidiary of Pride and not created in contemplation of such Person becoming a Subsidiary of Pride (or on repairs, renewals, replacements, additions, accessions and betterments thereto);
(xix) Liens created or evidenced by or resulting from financing statements filed by lessors of property (but only relating to the leased property);
(xx) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;
(xxi) [Reserved];
(xxii) other Liens created in connection with securitization programs, if any, of Pride and its Subsidiaries; provided that, to the extent such liens secure Debt, such Debt is otherwise permitted;
(xxiii) other Liens securing Debt (or other obligations) the Dollar Equivalent of which does not exceed at the time of incurrence thereof (together with all such other Liens securing Debt (or other obligations) outstanding pursuant to this clause (xxiii) at such time), $100,000,000;
(xxiv) extensions, renewals and replacements of the Permitted Liens described above, so long as there is no increase in the Debt secured thereby (other than amounts incurred to pay costs of renewal and replacement) and no additional property (other than accessions, improvements, and replacements in respect of such property) is subject to such Lien.

(d) Debt. Pride will not permit any Subsidiary to create, incur, assume, guarantee, otherwise become liable for or suffer to exist, any Debt other than:
(i) Debt under the Credit Documents;
(ii) Debt existing on the Effective Date (such Debt, to the extent the principal amount thereof is $25,000,000 or more, being described on Schedule 4.01(r) attached hereto);
(iii) Debt owing to Pride, any Subsidiary or any SPV;
(iv) Debt under any interest rate protection agreements or foreign exchange hedges (regardless of whether such hedging obligations are subject to hedge accounting) incurred in the ordinary course of business and not for speculative purposes;
(v) Debt (x) under unsecured overdraft lines of credit or for working capital purposes in foreign countries with financial institutions and (y) arising from the honoring by a bank or other Person of a check, draft or similar instrument inadvertently drawing against insufficient funds, all such Debt not to exceed $100,000,000 in the aggregate at any time outstanding;
(vi) Debt of a Person existing at the time such Person becomes a Subsidiary of Pride or is merged with or into Pride or any Subsidiary of Pride and not incurred in contemplation of such transaction;
(vii) Debt under performance guaranties and letters of credit issued in the ordinary course of business;
(viii) Debt consisting of Pre-Completion Guaranties to the extent that the aggregate principal amount of the obligations guaranteed under such Pre-Completion Guaranties does not exceed ten percent (10.0)% of Consolidated Tangible Net Worth at any time outstanding;
(ix) Debt incurred for the purpose of financing all or a part of the purchase price or construction cost of property (including the cost of upgrading, refurbishing, renovating or repairing drilling rigs, drillships and other vessels and platforms owned by Pride or any of its Subsidiaries) within the limitations of Section 5.02(c)(iv) above;
(x) Debt in an aggregate principal amount outstanding at the time of incurrence thereof (together with all such other Debt outstanding pursuant to this clause (x) at such time) not to exceed $100,000,000 (the “Subsidiary Debt Basket Amount”);

(xi) Debt not otherwise permitted under any other clause of this Section 5.02(d) so long as each Subsidiary incurring such Debt has in force a Subsidiary Guaranty in substantially the form of Exhibit G; provided that such Subsidiary Guaranty shall contain a provision that such Subsidiary Guaranty, and all obligations thereunder of the Guarantor party thereto, shall be terminated upon notice by Pride to the Administrative Agent that (a) the aggregate principal amount of Debt of all Subsidiaries outstanding pursuant to the immediately preceding clause (x) and this clause (xi) is equal to or less than the Subsidiary Debt Basket Amount and (b) no Default or Event of Default has occurred and is continuing;
(xii) [Reserved]; and
(xiii) extensions, refinancings, renewals or replacements of the Debt permitted above which, in the case of any such extension, refinancing, renewal or replacement, does not increase the amount of the Debt being extended, refinanced, renewed or replaced, other than amounts incurred to pay the costs of such extension, refinancing, renewal or replacement.
(e) Mergers and Dispositions of All or Substantially All Assets. Pride shall not, nor shall it permit any Significant Subsidiary or Subsidiaries which, if taken together in a series of related transactions, would constitute a Significant Subsidiary, to, merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it, or liquidate or dissolve or sell, transfer, lease or otherwise dispose of all or substantially all of its assets, except that:
(i) Pride may merge into, or consolidate with, any Person if Pride is the surviving entity or, if such other Person is the surviving Person to any such merger or consolidation (A) the non-credit enhanced senior unsecured long-term debt of such Person (after giving effect to such merger or consolidation) shall have an Investment Grade Rating from at least one of S&P or Moody’s (provided that, if only one of S&P and Moody’s shall have assigned such debt an Investment Grade Rating, then the other rating agency shall have assigned such debt a Near-Investment Grade Rating) and (B) such Person shall have executed and delivered to the Administrative Agent and each Lender its assumption of the due and punctual performance and observance of each covenant and condition of this Agreement and the other Credit Documents to which Pride is a party, together with such evidence of appropriate corporate authorization on the part of such Person with respect to such assumption and such opinions of counsel for such Person with respect to such assumption as the Administrative Agent may reasonably request,
(ii) any Subsidiary may merge into, or consolidate with, Pride if Pride is the surviving entity,
(iii) any Subsidiary that is not a Guarantor may merge into, or consolidate with, BVI Borrower if BVI Borrower is the surviving entity,

(iv) any Subsidiary that is not a Guarantor (other than BVI Borrower) may merge into, or consolidate with, any other Subsidiary (other than BVI Borrower),
(v) any Subsidiary that is a Guarantor may merge into, or consolidate with, any other Subsidiary if (A) such Guarantor is the surviving entity or (B) such other Subsidiary is also a Guarantor,
(vi) any Subsidiary (other than BVI Borrower) may merge into, or consolidate with, any Person other than Pride or any other Subsidiary if (A) such Subsidiary is the surviving entity or (B) such other Person is the surviving entity and becomes a Subsidiary contemporaneously with such merger or consolidation (and if the Subsidiary prior to such merger or consolidation was a Guarantor, the surviving Subsidiary is also a Guarantor),
(vii) Pride may sell, transfer, lease or otherwise dispose of all or substantially all of its assets (including stock in its Subsidiaries) to any of its Subsidiaries or any other Person who will contemporaneously therewith become a Subsidiary, and
(viii) any Subsidiary may sell, transfer, lease or otherwise dispose of all or substantially all of its assets (including stock in its Subsidiaries) to Pride, any other Subsidiary or any other Person who will contemporaneously therewith become a Subsidiary;
provided that, in the case of any transaction described in the preceding clauses (i) and (vii), no Default or Event of Default shall exist immediately prior to, or after giving effect to, such transaction; provided further that sales, transfers or other dispositions (including by way of dividend or distribution) of Non-Core Assets shall not be subject to the restrictions imposed by this covenant.
(f) Restrictive Agreements. Pride shall not create or otherwise cause or permit to become effective, or permit any Subsidiary to create or otherwise cause or permit to become effective, any consensual encumbrance or restriction on the ability of any Subsidiary (other than a SPV or a Project Finance Subsidiary) to (i) pay dividends or make any other distributions to, or pay any debt owed to, Pride or any Subsidiary, (ii) make any loans or advances to or investments in Pride or any Subsidiary, or (iii) transfer any property to Pride or any Subsidiary, in each case, other than (a) encumbrances or restrictions contained in, or existing by reason of, any agreement or instrument existing on the date hereof, (b) encumbrances or restrictions contained in, or existing by reason of, any agreement or instrument relating to property existing at the time of the acquisition thereof, so long as such encumbrances or restrictions relate only to the property so acquired, (c) encumbrances or restrictions contained in, or existing by reason of, any agreement or instrument relating to any debt of, or otherwise to, any Subsidiary at the time such Subsidiary was merged or consolidated with or into, or acquired by, Pride or a Subsidiary or became a Subsidiary and not created in contemplation thereof, (d) encumbrances or restrictions contained in, or existing by reason of, any agreement or instrument effecting a renewal, extension, refinancing, refund or replacement (or successive extensions, renewals, refinancings, refunds or replacements) of debt issued under an agreement referred to in clauses (a) through (c) above, so long as the encumbrances and restrictions contained in any such renewal, extension, refinancing, refund or replacement agreement, taken as a whole, are not materially more restrictive than the encumbrances and restrictions contained in the original agreement, as determined in good faith by the board of directors of Pride, (e) customary provisions restricting subletting or assignment of any leases of Pride or any Subsidiary or provisions in agreements that restrict the assignment of such agreement or any rights thereunder, (f) restrictions on the sale or other disposition of any property securing Debt as a result of a Lien on such property permitted hereunder, (g) temporary encumbrances or restrictions with respect to a Subsidiary under an agreement that has been entered into for the disposition of all or substantially all of the outstanding Equity Interests of or assets of such Subsidiary, provided that such disposition is otherwise permitted hereunder, (h) customary restrictions on cash, other deposits or assets imposed by customers and other persons under contracts entered into in the ordinary course of business, (i) encumbrances or restrictions contained in any agreement or instrument relating to Debt that prohibit the transfer of all or substantially all of the assets of the obligor under such agreement or instrument unless the transferee assumes the obligations of the obligor under such agreement or instrument or such assets may be transferred subject to such prohibition, (j) encumbrances or restrictions constituting a requirement that a certain amount of Debt be maintained between a Subsidiary and Pride or another Subsidiary, (k) encumbrances or restrictions with respect to property under an agreement that has been entered into for the disposition of such property, provided that such disposition is otherwise permitted hereunder, (l) encumbrances or restrictions with respect to property under a charter, lease or other agreement that has been entered into for the employment of such property, (m) encumbrances or restrictions contained in, or existing by reason of, any agreement or instrument governing Debt of any Foreign Subsidiary, which encumbrances or restrictions are not applicable to any person, or the properties or assets of any person, other than any such Foreign Subsidiary and its subsidiaries, or (n) encumbrances or restrictions contained in joint venture agreements, partnership agreements and other similar agreements with respect to a joint ownership arrangement restricting the disposition or distribution of assets or property of such joint venture, partnership or other joint ownership entity, or any of such Person’s subsidiaries, if such encumbrances or restrictions are not applicable to the property or assets of any other Person.
(g) Compliance with ERISA. Pride shall not terminate, nor shall they permit the termination of, any Plan so as to result in any liability of Pride or any Subsidiary to the PBGC in excess of $65,000,000.
(h) Affiliate Transactions. Pride shall not, and shall not permit any of its Subsidiaries to, enter into or engage in any material transaction or series of related transactions or related arrangements which in the aggregate would be material with any Affiliate, including without limitation, the purchase from, sale to or exchange of property with, any merger or consolidation with or into, or the rendering of any service by or for, any Affiliate, except pursuant to the requirements of Pride’s or such Subsidiary’s business and unless such transaction or arrangement or series of related transactions or arrangements, taken as a whole, are no less favorable to Pride or such Subsidiary than would be obtained in an arms’ length transaction with a Person not an Affiliate; provided that the foregoing restriction shall not apply to (i) transactions between or among Pride and its Subsidiaries or between or among Subsidiaries, (ii) transactions involving any employee benefit plans or related trusts of Pride or any of its Subsidiaries, (iii) transactions pursuant to any contract or agreement outstanding as of (x) with respect to Pride, the Effective Date or (y) with respect to any Subsidiary of Pride, the Effective Date, or if later, the date such Subsidiary first became a Subsidiary of Pride, (iv) the payment of reasonable compensation, fees and expenses to, and indemnity provided on behalf of, directors and officers of Pride or any Subsidiary, and (v) transactions otherwise specifically permitted herein.
(i) Documents. Pride shall not, nor shall it permit any Subsidiary to, amend, waive, terminate or otherwise modify, or agree to the amendment, waiver, termination or other modification of, the charter, bylaws or other similar documents of Pride or any Subsidiary, except if all such amendments, waivers, terminations and other modifications, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
(j) Hedging. Pride shall not enter into, or permit any Subsidiary to enter into, any Hedging Agreement other than Hedging Agreements entered into for bona fide hedging purposes (and not for speculative purposes) in the ordinary course of the Borrowers’ or a Subsidiary’s business.
(k) Use of Proceeds. Pride shall not use, or permit any Subsidiary to use, the proceeds of any Advance or Letter of Credit for any purpose other than to refinance the Existing Credit Facility, investments, acquisitions, capital expenditures, the repayment and back-up of commercial paper or for other general corporate purposes, or use, or permit any Subsidiary to use, any such proceeds in a manner which violates or results in a violation of Regulation T, U or X of the Federal Reserve Board.
(l) Sale Leaseback Transactions. Pride shall not enter into, or permit any Subsidiary to enter into, any Sale Leaseback Transaction, except those that may be incurred, assumed or suffered to exist without violating this Agreement, including, without limitation, the financial covenants set forth in Section 5.02(a) and Section 5.02(b).
ARTICLE VI
EVENTS OF DEFAULT
Section 6.01 Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:
(a) (i) The Borrowers shall fail to pay on the Commitment Termination Date any outstanding principal of any Advance or Demand Loan, any outstanding interest due thereon or any fees or other amounts due hereunder or under any other Credit Document to which the Borrowers are a party on the Commitment Termination Date, or (ii) with respect to amounts due on a day other than the Commitment Termination Date, the Borrowers shall fail to make any payment of principal, interest or fees or other amounts due hereunder or under any other Credit Document to which they are a party within three (3) Business Days following the date when due; or

(b) Default by Pride or any Subsidiary in the observance or performance of any covenant set forth in Sections 5.02(a), 5.02(b), (c) or (e); or
(c) Default by Pride or any Subsidiary in the observance or performance of any provision hereof or of any other Credit Document not mentioned in clauses (a) or (b) above, which is not remedied within thirty (30) days after notice thereof to Pride by the Administrative Agent; or
(d) Any representation or warranty made by any Credit Party (or any officer, agent or representative of any Credit Party) (including representations and warranties deemed made pursuant to Section 3.02 or Section 3.03) in any Credit Document shall prove to have been incorrect in any material respect when made or deemed made; or
(e) Pride or any Subsidiary shall (i) fail to pay any principal of or premium or interest on any Debt which is outstanding in the principal amount of at least $65,000,000 in the aggregate, of such Person, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or (ii) default in the observance or performance of any covenant or obligation contained in any agreement or instrument relating to any such Debt, or permit or suffer any other event to occur or condition to exist under any agreement or instrument relating to any such Debt, and such default or other event or condition shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect thereof is to accelerate, or to permit the acceleration of, the maturity of such Debt or require such Debt to be prepaid prior to the stated maturity thereof; or
(f) Pride or any Significant Subsidiary (i) has entered involuntarily against it an order for relief under the Bankruptcy Code or a comparable action is taken under any bankruptcy or insolvency law of another country or political subdivision of such country, (ii) generally does not pay, or admits its inability generally to pay, its debts as they become due, (iii) makes a general assignment for the benefit of creditors, (iv) applies for, seeks, consents to, or acquiesces in, the appointment of a receiver, custodian, trustee, liquidator or similar official for it or any substantial part of its property under the Bankruptcy Code or under the bankruptcy or insolvency laws of another country or a political subdivision of such country, (v) institutes any proceeding seeking to have entered against it an order for relief under the Bankruptcy Code or any comparable law, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fails to file an answer or other pleading denying the material allegations of or consents to or acquiesces in any such proceeding filed against it, (vi) makes any board of directors resolution in direct furtherance of any matter described in clauses (i)-(v) above, or (vii) fails to contest in good faith any appointment or proceeding described in this Section 6.01(f); or

(g) A custodian, receiver, trustee, liquidator or similar official is appointed for Pride or any Significant Subsidiary or any substantial part of its property under the Bankruptcy Code or under the bankruptcy or insolvency laws of another country or a political subdivision of such country, or a proceeding described in Section 6.01(f)(v) is instituted against any Credit Party or any Significant Subsidiary, and such appointment continues undischarged or such proceeding continues undismissed and unstayed for a period of sixty (60) days (or one hundred twenty (120) days in the case of any such event occurring outside the United States of America); or
(h) Pride or any Subsidiary fails within thirty (30) days with respect to any judgments or orders that are rendered in the United States or sixty (60) days with respect to any judgments or orders that are rendered in foreign jurisdictions (or such earlier date as any execution on such judgments or orders shall take place) to vacate, pay, bond or otherwise discharge any non-interlocutory judgments or orders for the payment of money, the uninsured portion of which is in excess of $65,000,000 in the aggregate, and which are not stayed on appeal or otherwise being appropriately contested in good faith in a manner that stays execution; provided that any such judgment or order rendered in connection with the Brazilian Litigation shall not result in an Event of Default under this clause (h) if such judgment or order could not reasonably be expected to have a Material Adverse Effect; or
(i) Any Termination Event as defined in clause (b), (e) or (f) of the definition thereof with respect to a Plan shall have occurred and, 30 days after notice thereof shall have been given to Pride by the Administrative Agent, (i) such Termination Event shall still exist and (ii) the sum (determined as of the date of occurrence of such Termination Event) of the liabilities to the PBGC resulting from all such Termination Events is equal to or greater than $65,000,000; or
(j) Pride or any Subsidiary shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans in connection with Withdrawal Liabilities (determined as of the date of such notification), exceeds $65,000,000 or requires payments exceeding $65,000,000 in any year; or
(k) Pride or any Subsidiary shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if as a result of such reorganization or termination the aggregate annual contributions of Pride and its Subsidiaries to all Multiemployer Plans which are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the respective plan years which include the date hereof by an amount exceeding $65,000,000 in the aggregate; or

(l) Any event occurs creating any ERISA Liabilities that could reasonably be expected to result in a Material Adverse Effect and such event is not cured within 30 days from the occurrence of such event; or
(m) Any Change in Control occurs;
(n) Any material provision of any Credit Document executed by a Credit Party for any reason is not a legal, valid, binding and enforceable obligation of such Credit Party (except as the enforceability thereof may be limited by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity), or any Credit Party shall so state in writing; or
(o) Any Credit Party shall contest the enforceability of any Subsidiary Guaranty;
then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Majority Lenders, by notice to Pride, declare the obligation of the Issuing Banks to issue Letters of Credit to be terminated and the obligation of each Lender to make Advances to be terminated, whereupon each such obligation and all of the Commitments shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Majority Lenders, by notice to Pride, declare the Advances, all interest thereon and all other Obligations to be forthwith due and payable, whereupon the Advances, all such interest and all other Obligations shall become and be forthwith due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or further notice of any kind, all of which are hereby expressly waived by the Borrowers and each other Credit Party; provided that in the event of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code, (a) the obligation of the Issuing Banks to issue Letters of Credit, the obligation of each Lender to make Advances and all of the Commitments shall automatically be terminated and (b) the Advances, all such interest, all other Obligations and all amounts contemplated by Section 6.02 shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrowers and each other Credit Party.
Section 6.02 L/C Cash Collateral Accounts. Upon the occurrence and during the continuance of any Event of Default (if the Administrative Agent has declared all amounts owed by the Borrowers hereunder to be due and payable), each Borrower agrees that it shall forthwith, without any demand or the taking of any other action by the Issuing Banks, the Administrative Agent, or any of the Lenders, provide cover for the outstanding Letter of Credit Liabilities in respect of all Letters of Credit issued for the account of such Borrower by paying to the Administrative Agent immediately available funds in the amount equal to the then aggregate Letter of Credit Liabilities of all such outstanding Letters of Credit, which funds shall be deposited into a blocked deposit account or accounts to be established and maintained at the office of one or more of the Issuing Banks (or affiliates thereof) in the name of the Administrative Agent as collateral security for all Letter of Credit Liabilities relating to Letters of Credit issued for the account of such Borrower (each, an “L/C Cash Collateral Account”). Each Borrower hereby pledges, and grants to the Administrative Agent for the ratable benefit of the Lenders, a first priority security interest in all funds held in its L/C Cash Collateral Account from time to time and all proceeds thereof, as security for the payment of all Obligations of such Borrower. The Administrative Agent shall have sole control over each L/C Cash Collateral Account and shall from time to time withdraw funds then held in such L/C Cash Collateral Account to satisfy the payment of the applicable Obligations as shall have become or shall become due and payable under this Agreement. The Administrative Agent shall exercise reasonable care in the custody and preservation of any funds held in each L/C Cash Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Administrative Agent accords its own property, it being understood that the Administrative Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any such funds or for investing such funds.
Section 6.03 Application of Amounts Received Following the Occurrence of an Event of Default. Upon the occurrence and during the continuance of any Event of Default, any amounts received by the Administrative Agent from any Borrower or from a Guarantor in connection with its guaranty of the Obligations, shall be applied to the Obligations in the following order of priority:
(i) first, to the payment of any and all out-of-pocket costs and expenses of the Administrative Agent, as provided by this Agreement or by any other Credit Document, incurred in connection with the collection of such payment or in respect of the enforcement of any rights of the Administrative Agent, the Issuing Banks, or the Lenders under this Agreement or any other Credit Document;
(ii) second, to the payment of any and all out-of-pocket costs and expenses of the Issuing Banks and the Lenders, as provided by this Agreement or by any other Credit Document, incurred in connection with the collection of such payment or in respect of the enforcement of any rights of the Lenders or the Issuing Banks under this Agreement or any other Credit Document, pro rata in the proportion in which the amount of such costs and expenses unpaid to each Lender and Issuing Bank bears to the aggregate amount of the costs and expenses unpaid to all Lenders and Issuing Banks collectively, until all such fees, costs and expenses have been paid in full;
(iii) third, to the payment of any due and unpaid fees to the Administrative Agent or any Lender or any Issuing Bank as provided by this Agreement or any other Credit Document, pro rata in the proportion in which the amount of such fees due and unpaid to the Administrative Agent and each Lender and Issuing Bank bears to the aggregate amount of the fees due and unpaid to the Administrative Agent and all Lenders and Issuing Banks collectively, until all such fees have been paid in full;
(iv) fourth, to the payment of accrued and unpaid interest on the Advances and Demand Loans to the date of such application, pro rata in the proportion in which the amount of such interest, accrued and unpaid to each Lender or the applicable Issuing Banks bears to the aggregate amount of such interest accrued and unpaid to all Lenders and such Issuing Banks collectively, until all such accrued and unpaid interest has been paid in full;

(v) fifth, (a) to the payment of principal on all Advances and Demand Loans pro rata in the proportion in which the amount of such principal due each Lender or the applicable Issuing Banks bears to the aggregate amount of such principal due to all Lenders and such Issuing Banks collectively, until all such principal has been paid in full, and (b) to the extent any Letters of Credit have not been fully cash collateralized pursuant to Section 6.02 hereof, to the cash collateralization of such Letters of Credit. With respect to Obligations that are not then payable, any amount reserved pursuant to this Section 6.03 shall be deposited in a Collateral Account until such time or times as such Obligations become payable, or the obligees under such Obligations notify the Administrative Agent that there are no remaining liabilities under such Obligations; and after such payment or notice, any surplus reserved amount, to the extent not applied to such Obligations, shall be available for distribution in accordance with the priority established in this Section 6.03; and
(vi) sixth; to the payment of any other outstanding Obligations then due and payable, pro rata in the proportion in which the outstanding Obligations owing to each Lender, Issuing Bank and Administrative Agent bears to the aggregate amount of all such Obligations until all such Obligations have been paid in full; and
(vii) seventh, any surplus of such amounts remaining after payment in full in cash of all the Obligations and the termination or cash collateralization of all Letters of Credit and the termination of all Commitments, shall be paid over to Pride, or whomever may be lawfully entitled to receive such surplus, in a commercially reasonable time, provided that none of the Lender Parties shall be liable for any interest, cost or expense in connection with any delay in delivering such proceeds to the Pride or other Person;
provided that, with respect to any application pursuant to this Section 6.03 of amounts received from BVI Borrower, (I) such amounts shall be applied in the foregoing order of priority, but without giving effect to clauses (i) through (iii), and (II) in applying such amounts pursuant to clauses (iv) through (vi), such amounts shall be applied only to (x) in the case of clause (iv), the payment of accrued and unpaid interest on Advances and Demand Loans made to BVI Borrower, (y) in the case of clause (v), the payment of principal on Advances and Demand Loans made to BVI Borrower or the cash collateralization of Letters of Credit issued for the account of BVI Borrower and (z) in the case of clause (vi), the payment of Obligations of BVI Borrower.

ARTICLE VII
THE ADMINISTRATIVE AGENT AND THE ISSUING BANKS
Section 7.01 Authorization and Action. Each Lender hereby irrevocably appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Credit Documents as are delegated to the Administrative Agent, by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by the Credit Documents (including enforcement or collection of the Notes), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided that the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to any Credit Document or applicable law and shall not be required to initiate or conduct any litigation or other proceedings. The Administrative Agent agrees to give to each Lender prompt notice of each notice given to it by the Borrowers pursuant to the terms of this Agreement. The provisions of this Article VII are solely for the benefit of the Administrative Agent and the Lender Parties, and neither the Borrowers nor any other Credit Party shall have rights as a third party beneficiary of any of such provisions.
Section 7.02 Administrative Agent’s Reliance, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with any Credit Document, except for its or their own gross negligence or willful misconduct. The duties of the Administrative Agent shall be mechanical and administrative in nature; the Administrative Agent shall not have, by reason of this Agreement or any other Credit Document a fiduciary relationship in respect of any Lender or the holder of any Note; and nothing in this Agreement or any other Credit Document, expressed or implied, is intended or shall be so construed as to impose upon the Administrative Agent any obligations in respect of this Agreement or any other Credit Document except as expressly set forth herein. Without limitation of the generality of the foregoing, the Administrative Agent: (i) may treat the payee of any Note as the holder thereof until the Administrative Agent receives and accepts a Transfer Agreement entered into by the Lender that is the payee of such Note, as assignor, and an Eligible Assignee, as assignee, as provided in Section 8.06; (ii) may consult with legal counsel (including counsel for any Credit Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with any Credit Document or any other instrument or document furnished pursuant hereto or in connection herewith; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any Credit Document or any other instrument or document furnished pursuant hereto or in connection herewith on the part of the Borrowers or any other Person or to inspect the property (including the books and records) of the Borrowers or any other Person; (v) shall not be responsible for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any Credit Document or any other instrument or document furnished pursuant hereto or in connection herewith or for the perfection, existence, sufficiency or value of any collateral, any guaranty or any insurance; and (vi) shall incur no liability under or in respect of any Credit Document, except for its own gross negligence or willful misconduct, by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier, telegram, cable or telex) believed by it to be genuine and signed, given or sent by the proper party or parties. Without limiting the generality of the foregoing, insofar as the Administrative Agent is concerned, with respect to any Advance, each Lender shall be deemed to have consented to, approved and be satisfied with each matter referred to in Article III, unless the officer of the Administrative Agent responsible for the transactions contemplated by the Credit Documents shall have received written notice from such Lender prior to such Advance specifying its objection thereto and such Lender shall not have made available to the Administrative Agent any portion of such Advance; provided that this sentence is solely for the benefit of the Administrative Agent (and not any Credit Party) and shall not amend, waive or otherwise modify Article III, Section 6.01(d) or any other provision applicable to any Credit Party, whether in respect of such Advance or any other Advance or matter.
Section 7.03 Administrative Agent and Its Affiliates. With respect to its Commitment, the Advances made by it and the Notes issued to it, each Lender which is also the Administrative Agent shall have the same rights and powers under the Credit Documents as any other Lender and may exercise the same as though it were not the Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include any Lender serving as the Administrative Agent in its individual capacity. Any Lender serving as the Administrative Agent and its affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, Pride, any of Pride’s Subsidiaries and any Person who may do business with or own securities of Pride or any Subsidiary, all as if such Lender were not the Administrative Agent and without any duty to account therefor to the Lenders. In the event that Citibank, N.A. or any of its Affiliates shall be or become an indenture trustee under the Trust Indenture Act of 1939 (as amended, the “Trust Indenture Act”) in respect of any securities issued or guaranteed by any Credit Party, the parties hereto acknowledge and agree that any payment or property received in satisfaction of or in respect of any Obligation of such Credit Party hereunder or under any other Credit Document by or on behalf of Citibank, N.A., in its capacity as the Administrative Agent for the benefit of any Lender Party under any Credit Document (other than Citibank, N.A. or an Affiliate of Citibank, N.A.) and which is applied in accordance with the Credit Documents shall be deemed to be exempt from the requirements of Section 311 of the Trust Indenture Act pursuant to Section 311(b)(3) of the Trust Indenture Act.
Section 7.04 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on the financial statements referred to in Section 4.01(e) and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Credit Documents. The Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Advances or at any time or times thereafter. Nothing in this Agreement or any other Credit Document shall require the Administrative Agent to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender Party and each Lender Party confirms to the Administrative Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Administrative Agent.

Section 7.05 Certain Rights of the Administrative Agent. If the Administrative Agent shall request instructions from the Majority Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Credit Document, the Administrative Agent shall be entitled to refrain from such act or taking such action unless and until the Administrative Agent shall have received instructions from the Majority Lenders; and it shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender nor the holder of any Note shall have any right of action whatsoever against the Administrative Agent as a result of its acting or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of the Majority Lenders or all of the Lenders, as the case may be. Furthermore, except for action expressly required of the Administrative Agent hereunder, the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder unless it shall be specifically indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.
The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. Each such sub-agent and the Related Parties of the Administrative Agent and each such sub-agent shall be entitled to the benefits of all provisions of this Article VII and Section 8.04 (as though such sub-agents were the “Administrative Agent” under the Credit Documents) as if set forth in full herein with respect thereto.
Section 7.06 Holders. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.
Section 7.07 Indemnification. The Lenders agree to indemnify the Administrative Agent (to the extent not reimbursed by the Borrowers), ratably according to the respective principal amounts of the Advances then held by each of them (or if no principal of the Advances is at the time outstanding, ratably according to the respective amounts of their Commitments then existing, or, if no such principal amounts are then outstanding and no Commitments are then existing, ratably according to the respective amounts of the Commitments existing immediately prior to the termination thereof), from and against any and all claims, damages, losses, liabilities and expenses (including reasonable fees and disbursements of counsel) of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of any of the Credit Documents or any action taken or omitted by the Administrative Agent under the Credit Documents (expressly including any such claim, damage, loss, liability or expense attributable to the ordinary, sole or contributory negligence of the administrative agent, but excluding any such claim, damage, loss, liability or expense attributable to the gross negligence or willful misconduct of the Administrative Agent). it is the intent of the parties hereto that the Administrative Agent shall, to the extent provided in this section 7.07, be indemnified for its own ordinary, sole or contributory negligence. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for such Lender’s ratable share of any reasonable out-of-pocket expenses (including reasonable counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, the Credit Documents, or any of them, to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrowers.
Section 7.08 Resignation by the Administrative Agent. (a) The Administrative Agent may resign from the performance of all its functions and duties hereunder and under the other Credit Documents at any time by giving 15 Business Days’ prior written notice to Pride and the Lenders. Such resignation shall take effect upon the appointment of a successor Administrative Agent pursuant to clauses (b) and (c) below or as otherwise provided below.
(b) Upon any such notice of resignation, the Majority Lenders shall have the right to appoint a successor Administrative Agent which shall be a commercial bank or trust company that is, if no Event of Default exists, reasonably acceptable to Pride.
(c) If a successor to a resigning Administrative Agent shall not have been so appointed within such 15 Business Day period, the resigning Administrative Agent, with the consent of Pride if no Event of Default exists, shall have the right to then appoint a successor Administrative Agent who shall serve as Administrative Agent until such time, if any, as the Majority Lenders appoint a successor Administrative Agent as provided in clause (b) above; provided that Pride shall be deemed to have consented to any such appointment by the resigning Administrative Agent unless it shall object thereto by written notice to the resigning Administrative Agent within seven (7) Business Days after receiving notice thereof.
(d) If no successor Administrative Agent has been appointed pursuant to clause (b) or (c) above and shall have accepted such appointment by the 22nd Business Day after the date such notice of resignation was given by the resigning Administrative Agent, the resigning Administrative Agent’s resignation shall become effective and the Lenders shall thereafter perform all the duties of the resigning Administrative Agent hereunder and under any other Credit Document until such time, if any, as the Majority Lenders appoint a successor Administrative Agent as provided above.
(e) After any Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article VII and Section 8.04 shall continue in effect for the benefit of such resigning Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the resigning Administrative Agent was acting as Administrative Agent.

(f) If the Administrative Agent is a Defaulting Lender due to the circumstances described in clause (c) of the definition of Defaulting Lender, the Majority Lenders shall have the right to appoint a successor Administrative Agent which shall be a commercial bank or trust company that is, if no Event of Default exists, reasonably acceptable to Pride. If no successor Administrative Agent has been so appointed and shall have accepted such appointment by the 20th Business Day after the date the Administrative Agent became a Defaulting Lender due to the circumstances described in clause (c) of the definition of Defaulting Lender, the Administrative Agent shall be deemed to have been replaced and the Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and under any other Credit Document until such time, if any, as the Majority Lenders appoint a successor Administrative Agent as provided above. After the Administrative Agent is replaced in accordance with this clause (f), the provisions of this Article VII and Section 8.04 shall continue in effect for the benefit of such replaced Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while such replaced Administrative Agent was acting as Administrative Agent.
Section 7.09 Resignation by an Issuing Bank. (a) Any Issuing Bank may resign from the performance of all its functions and duties hereunder and under the other Credit Documents at any time by giving 15 Business Days’ prior written notice to the Administrative Agent, the Borrowers, each other Issuing Bank and the Lenders. Such resignation shall take effect upon the appointment of a successor Issuing Bank pursuant to clauses (b) and (c) below or as otherwise provided below.
(b) Upon any such notice of resignation, the Majority Lenders shall have the right to appoint a successor Issuing Bank which shall be a commercial bank or trust company reasonably acceptable to the Borrowers.
(c) If a successor to a resigning Issuing Bank shall not have been so appointed within such 15 Business Day period, the resigning Issuing Bank, with the consent of Pride if no Event of Default exists, shall have the right to then appoint a successor Issuing Bank who shall serve as an Issuing Bank until such time, if any, as the Majority Lenders appoint a successor Issuing Bank as provided in clause (b) above; provided that Pride shall be deemed to have consented to any such appointment by the resigning Issuing Bank unless it shall object thereto by written notice to the resigning Issuing Bank within seven (7) Business Days after receiving notice thereof.
(d) If no successor Issuing Bank has been appointed pursuant to clause (b) or (c) above and shall have accepted such appointment by the 22nd Business Day after the date such notice of resignation was given by the resigning Issuing Bank, the resigning Issuing Bank’s resignation shall become effective.
(e) After any Issuing Bank’s resignation hereunder as Issuing Bank, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Issuing Bank under this Agreement.
(f) In addition to the foregoing, if a Lender becomes, and during the period it remains, a Defaulting Lender any Issuing Bank may, upon prior written notice to Pride and the Administrative Agent, resign as Issuing Bank, effective at the close of business New York time on a date specified in such notice (which date may not be less than three Business Days after the date of such notice); provided that such resignation by such Issuing Bank will have no effect on the validity or enforceability of any Letter of Credit then outstanding or on the obligations of the Borrowers or any Lender under this Agreement with respect to any such outstanding Letter of Credit or otherwise to any Issuing Bank.

Section 7.10 Issuing Banks’ Reliance, Etc. Neither the Issuing Banks nor any of their directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with any Credit Document, except for its or their own gross negligence or willful misconduct. The Issuing Banks shall not have, by reason of this Agreement or any other Credit Document a fiduciary relationship in respect of any Lender or the holder of any Note; and nothing in this Agreement or any other Credit Document, expressed or implied, is intended or shall be so construed as to impose upon the Issuing Banks any obligations in respect of this Agreement or any other Credit Document except as expressly set forth herein. Without limitation of the generality of the foregoing, each Issuing Bank: (i) may treat the payee of any Note as the holder thereof until such Issuing Bank receives a Transfer Agreement entered into by the Lender that is payee of such Note, as assignor, and an Eligible Assignee, as assignee, as provided in Section 8.06, (ii) may consult with legal counsel (including counsel for any Credit Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with any Credit Document or any other instrument or document furnished pursuant hereto or in connection herewith; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any Credit Document or any other instrument or document furnished pursuant hereto or in connection herewith on the part of the Borrowers or any other Person or to inspect the property (including the books and records) of the Borrowers or any other Person; (v) shall not be responsible for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any Credit Document or any other instrument or document furnished pursuant hereto or in connection herewith or for the perfection, existence, sufficiency or value of any collateral, any guaranty or any insurance; and (vi) shall incur no liability under or in respect of any Credit Document, except for its own gross negligence or willful misconduct, by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier, telegram, cable or telex) believed by it to be genuine and signed, given or sent by the proper party or parties.
Section 7.11 Issuing Banks and Their Affiliates. With respect to its Commitment, the Advances made by it and the Notes issued to it, each Lender which is also an Issuing Bank shall have the same rights and powers under the Credit Documents as any other Lender and may exercise the same as though it were not an Issuing Bank; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include any Lender serving as an Issuing Bank in its individual capacity. Any Lender serving as an Issuing Bank and its affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, Pride, any of its Subsidiaries and any Person who may do business with or own securities of Pride or any of its Subsidiaries, all as if such Lender were not an Issuing Bank and without any duty to account therefor to the Lenders.

Section 7.12 No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Persons acting as bookrunners, arrangers, syndication agents or documentation agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent or as a Lender Party hereunder.
Section 7.13 Cure of Defaulting Lender. If the Borrowers, the Administrative Agent and the Issuing Banks agree in writing in their discretion that a Lender that is a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any amounts then held in the segregated account referred to in Section 2.20), such Lender will, to the extent applicable, purchase such portion of outstanding Advances and Letter of Credit Liabilities of the other Lenders and/or make such other adjustments as the Administrative Agent may determine to be necessary to cause the Advances made by the Lenders to be on a pro rata basis in accordance with their respective Commitments, whereupon such Lender will cease to be a Defaulting Lender and will be a Non-Defaulting Lender (and such Advances of each Lender will automatically be adjusted on a prospective basis to reflect the foregoing); provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while such Lender was a Defaulting Lender; and provided further that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.
Section 7.14 Removal of Administrative Agent. Anything herein to the contrary notwithstanding, if at any time the Majority Lenders determine that the Person serving as Administrative Agent is (without taking into account any provision in the definition of “Defaulting Lender” requiring notice from the Administrative Agent or any other party) a Defaulting Lender the Majority Lenders may by notice to Pride and such Person remove such Person as Administrative Agent and, in consultation with Pride, appoint a replacement Administrative Agent hereunder. Such removal will be effective on the date a replacement Administrative Agent is appointed.
ARTICLE VIII
MISCELLANEOUS
Section 8.01 Amendments, Etc. No amendment or waiver of any provision of any Credit Document, nor consent to any departure by the Borrowers therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders and the Borrowers, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no amendment, waiver or consent shall (a) waive any of the conditions specified in Section 3.01 without the written consent of each Lender, (b) increase any Commitment of any Lender or subject any Lender to any additional obligation without the written consent of such Lender, (c) forgive or reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder without the written consent of each Lender affected thereby, (d) postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder without the written consent of each Lender affected thereby, (e) take any action which requires the signing of all the Lenders pursuant to the terms of any Credit Document without the written consent of each Lender, (f) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes which shall be required for the Lenders or any of them to take any action under any Credit Document without the written consent of each Lender, (g) amend this Section 8.01 without the written consent of each Lender, (h) release any Guarantor (except as contemplated by this Agreement) or release Pride from the Guaranty provided in Article IX without the written consent of each Lender, (i) change the definitions herein of Ratable Percentage or Majority Lenders without the written consent of each Lender or (j) change the provisions for pro rata payments, pro rata sharing or other pro rata treatment of the Lenders (including the order of application of proceeds set forth in Section 6.03) without the written consent of each Lender; and provided further that (x) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Banks in addition to the other Persons required herein to take such action, affect the rights or duties of the Issuing Banks under any Credit Document, and (y) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required herein to take such action, affect the rights or duties of the Administrative Agent under any Credit Document. If a Defaulting Lender’s consent to an amendment, waiver, determination, consent, or notification is required pursuant to this Section 8.01 or any other provision in the Credit Documents, and such Defaulting Lender has failed to respond to a written request from the Administrative Agent to approve such waiver, amendment, determination, consent, or notification for 30 days after such Defaulting Lender’s receipt of such request, such Defaulting Lender will be deemed to have approved such amendment, waiver, determination, consent, or notification.
Section 8.02 Notices, Etc. Except as otherwise provided in this Section 8.02, all notices and other communications provided for hereunder shall be in writing (including telecopier communication) and mailed, telecopied, or delivered, if to the Borrowers, at Pride’s address or telecopier number set forth below its signature hereto; if to any Lender, at its Domestic Lending Office; if to the Administrative Agent, at its address or telecopier number set forth below:
Citibank, N.A.
Attention: Bank Loans Syndications Department
1615 Brett Road, Building #3
New Castle, DE 19720
Re: Pride International
Telecopier No.: 212-994-0961
Email address: GLAgentOfficeOps@citi.com

if to an Issuing Bank identified on the signature pages hereof, at its address or telecopier number set forth below:
Citibank, N.A.
Attention: Bank Loans Syndications Department
1615 Brett Road, Building #3
New Castle, DE 19720
Re: Pride International
Telecopier No.: 212-994-0961
Email address: GLAgentOfficeOps@citi.com
Natixis
Global Energy & Commodities
333 Clay Street, Suite 4340
Houston, TX 77002
Attn: Joseph Brandariz
Telecopier No.: 713-583-7745
Email address: joseph.brandariz@us.natixis.com
Wells Fargo Bank, N.A.
Attn: Loan Administration Manager
1700 Lincoln, 3rd Floor
Denver, CO 80203
Telecopier No.: 303-863-2729
Email address: denlclnsvmembersyndication@wellsfargo.com
or, as to any Credit Party, the Administrative Agent or any Issuing Bank, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to Pride, the Administrative Agent and the Issuing Banks. All such notices and communications shall be effective, if mailed, five Business Days after deposit in the mails; if sent by overnight courier, one Business Day after delivery to the courier company; and if sent by telecopier, when received by the receiving telecopier equipment, respectively; provided that notices and communications to the Administrative Agent or the Issuing Banks shall not be effective until received by the Administrative Agent or the Issuing Banks, as the case may be, during normal business hours and in no event, shall a voice mail message be effective notice, communication or confirmation hereunder.
The Borrowers hereby agree that they will provide to the Administrative Agent all information, documents and other materials that they are obligated to furnish to the Administrative Agent pursuant to the Credit Documents, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new Advance, or a Conversion or continuation of an existing Advance, a new Letter of Credit, any increase or extension of any Letter of Credit or other extension of credit (including any election of an interest rate or Interest Period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Advance, Letter of Credit, increase or extension of any Letter of Credit or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Agent to oploanswebadmin@citigroup.com. In addition, the Credit Parties agree to continue to provide the Communications to the Administrative Agent in the manner specified in the Credit Documents, but only to the extent requested by the Administrative Agent.

The Credit Parties further agree that the Administrative Agent may make the Communications available to the Lenders and the Issuing Banks by posting the Communications on Intralinks, Fixed Income Direct or a substantially similar electronic transmission systems (the “Platform”). The Credit Parties acknowledge that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution.
THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF ITS OR ITS AFFILIATE’S OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY TO ANY LENDER PARTY, ANY CREDIT PARTY OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE TRANSMISSION BY ANY CREDIT PARTY, ANY OF THE AGENT PARTIES OR ANY OTHER PERSON OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.
The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its email address set forth above during its normal business hours shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Credit Documents. Each Lender Party agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Credit Documents. Each Lender Party agrees (i) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender Party’s email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

Nothing herein shall prejudice the right of the Credit Parties, the Administrative Agent, the Issuing Lenders or any Lender to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.
Section 8.03 No Waiver; Remedies. No failure on the part of any Lender, the Issuing Banks or the Administrative Agent to exercise, and no delay in exercising, any right under any Credit Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies provided in the Credit Documents are cumulative and not exclusive of any remedies provided by law.
Section 8.04 Costs, Expenses and Indemnity. (a) Pride agrees to pay, upon demand by the Administrative Agent, (i) all reasonable costs and expenses incurred by the Administrative Agent, the Arrangers or any of their affiliates in connection with the preparation, execution, delivery, administration, modification and amendment of the Credit Documents and the other documents to be delivered under the Credit Documents, due diligence in connection with the Credit Documents and syndication of the credit facilities contemplated herein, including the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent with respect to preparation, execution and delivery of the Credit Documents and the satisfaction of the matters referred to in Section 3.01, and the reasonable costs and expenses of the Issuing Banks in connection with any Letter of Credit, and (ii) all legal and other costs and expenses of the Administrative Agent, the Issuing Banks and each Lender incurred during the existence of an Event of Default in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of the Credit Documents and the other documents to be delivered under the Credit Documents or incurred in connection with any workout, restructuring or bankruptcy.
(b) If any payment of principal of, or Conversion of, any LIBOR Advance is made by any Borrower other than on the last day of an Interest Period relating to such Advance, as a result of a payment, Conversion, acceleration of the maturity of such Borrower’s Note, or for any other reason, such Borrower shall, upon demand by any Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses which it may reasonably incur as a result of such payment, Conversion, acceleration, or other reason, including any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Advance.
(c) Pride hereby indemnifies and holds harmless each Lender Party and each of their respective directors, officers, employees and attorneys (collectively, “Indemnified Parties”) from and against any and all claims, damages, losses, liabilities and expenses (including reasonable fees and disbursements of counsel and claims, damages, losses, liabilities and expenses relating to Environmental matters) (collectively, “Losses”) for which any of them may become liable or which may be incurred by or asserted against an Indemnified Party, in each case arising out of, related to or in connection with (i) any transaction in which any proceeds of all or any part of the Advances are applied, (ii) breach by Pride or any Subsidiary of any Credit

Document, (iii) violation by Pride or any Subsidiary of any Environmental Law or any other law, rule, regulation or order, or (iv) any investigation, litigation, or proceeding, whether or not any Indemnified Party is a party thereto, related to or in connection with any of the foregoing or any Credit Document (expressly including any such losses attributable to the ordinary, sole or contributory negligence of such Indemnified Party, but excluding any such losses attributable to the gross negligence or willful misconduct of such Indemnified Party as determined pursuant to a final non-appealable judgment of a court of competent jurisdiction). It is the intent of the parties hereto that each Indemnified Party shall, to the extent provided in this Section 8.04(c), be indemnified for its own ordinary, sole or contributory negligence. The Administrative Agent will provide Pride prompt notice of any matter (other than matters solely among Indemnified Parties) as to which indemnification pursuant to this Section 8.04(c) is claimed. Any Indemnified Party that proposes to settle or compromise any such indemnified claim shall give Pride written notice of the terms of such proposed settlement or compromise reasonably in advance of settling or compromising such claim or proceeding.
(d) Without prejudice to the survival of any other agreement hereunder, the agreements and obligations of the Borrowers contained in this Section 8.04 shall survive the payment in full of all Obligations.
Section 8.05 Right of Set-Off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) either (i) the Advances having become due and payable in accordance with the terms hereof, or (ii) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Advances due and payable pursuant to the provisions of Section 6.01, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of any Credit Party against any and all of the obligations of such Credit Party now or hereafter existing under any Credit Document, irrespective of whether or not such Lender shall have made any demand under any Credit Document and although such obligations may be unmatured. Each Lender agrees promptly to notify such Credit Party after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of set-off) which such Lender may have.
Section 8.06 Assignments and Participations. (a) Each Lender may, in accordance with applicable law, assign to one or more Lenders or other entities all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, the Advances owing to it and the Notes held by it); provided that (i) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement in respect of its Commitment and Advances (including the Letter of Credit Liabilities held by the assigning Lender pursuant to Section 2.19), (ii) except in the case of an assignment of all of a Lender’s rights and obligations under this Agreement or an assignment to another Lender, the Commitment or the Dollar Equivalent amount of the Advances of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the

Transfer Agreement with respect to such assignment) shall in no event be less than $5,000,000 and shall be in an integral multiple of $1,000,000 (or if the Advances being assigned are denominated in Euros, the smallest amount of Euros that has a Dollar Equivalent equal to or in excess of $1,000,000), (iii) each such assignment shall be to an Eligible Assignee, and (iv) the parties to each such assignment shall execute and deliver to the Administrative Agent, for acceptance by the Administrative Agent and recording by the Administrative Agent in the Register, a Transfer Agreement, together with any Notes then held by such assigning Lender (to the extent such assigning Lender is assigning all of its rights and obligations under this Agreement) and a processing and recordation fee of $2,000 payable by the assignee. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Transfer Agreement, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Transfer Agreement, have the rights and obligations of a Lender hereunder, (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Transfer Agreement, relinquish its rights and be released from its obligations under this Agreement (and, in the case of a Transfer Agreement covering all of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto except that the rights under Sections 2.06, 2.10, 2.13 and 8.04 of such Lender shall continue with respect to events and occurrences occurring before or concurrently with its ceasing to be a party hereto), and (z) unless Pride consents to such assignment, no such assignee shall be entitled to receive any greater payment pursuant to Sections 2.06, 2.10 and 2.13 than the assigning Lender would have been entitled to receive with respect to the rights assigned to such assignee, except as a result of circumstances arising after, and that could not reasonably be expected at, the date of such assignment.
(b) By executing and delivering a Transfer Agreement, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Transfer Agreement, and other than that the assignor is the legal and beneficial owner of the interest being assigned and that the assigned interest is free and clear of any adverse claim, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Credit Document or any other instrument or document furnished pursuant hereto or in connection herewith, the perfection, existence, sufficiency or value of any collateral, guaranty or insurance or the execution, legality, validity, enforceability, genuineness, sufficiency or value of any Credit Document or any other instrument or document furnished pursuant hereto or in connection herewith; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrowers or any other Person or the performance or observance by the Borrowers or any other Person of any of its respective obligations under any Credit Document or any other instrument or document furnished pursuant hereto or in connection herewith; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01(e) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Transfer Agreement; (iv) such assignee will, independently and without reliance upon the Administrative Agent, the Issuing Banks, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, any of the other Credit Documents or any other instrument or document; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Administrative Agent to take such action as Administrative Agent on its behalf and to exercise such powers and discretion under the Credit Documents as are delegated to the Administrative Agent by the terms hereof or thereof, together with such powers and discretion as are reasonably incidental thereto and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.
(c) The Administrative Agent shall maintain at its address referred to in Section 8.02 a copy of each Transfer Agreement delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment and the principal amount of the Advances owing to each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers, the Administrative Agent, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers or any Lender at any reasonable time and from time to time upon reasonable prior notice.
(d) Upon its receipt of a Transfer Agreement executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any Notes then held by such assigning Lender (to the extent such assigning Lender is assigning all of its rights and obligations under this Agreement), the Administrative Agent shall, if such Transfer Agreement has been completed and is in substantially the form of Exhibit F, (i) accept such Transfer Agreement, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to Pride. Within five Business Days after its receipt of such notice, if such Eligible Assignee is not a Lender immediately prior to the effectiveness of such Transfer Agreement and requests a Note, an authorized officer of each Borrower shall execute and deliver to the Administrative Agent, or such Eligible Assignee, a Note executed by such Borrower in accordance with Section 2.02(f) (each such Note shall be dated the effective date of such Transfer Agreement, shall be properly completed and shall otherwise be in substantially the form of Exhibit A-1 or Exhibit A-2, as applicable).
(e) Each Lender, in accordance with applicable law, may sell participations to one or more Lenders or other entities (other than Pride or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including all or a portion of any of its Commitments, the Advances owing to it and the Notes held by it); provided that (i) such Lender’s obligations under this Agreement (including its Commitment to the Borrowers hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Notes for all purposes of this Agreement, (iv) the Borrowers, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such

Lender’s rights and obligations under this Agreement, (v) the terms of any such participation shall not restrict such Lender’s ability to make any amendment or waiver of any Credit Document or such Lender’s ability to consent to any departure by the Borrowers therefrom without the approval of the participant, except that the approval of the participant may be required to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, (vi) unless Pride otherwise consents, no such participant shall be entitled to receive any greater payment pursuant to Sections 2.06, 2.10 and 2.13 than such Lender would have been entitled to receive with respect to the rights assigned to such participant by such Lender, and (vii) such Lender shall give prompt written notice of such participation to Pride and the Administrative Agent.
(f) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including the Advances owing to it and the Notes held by it) in favor of any central bank or any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Board.
Section 8.07 Governing Law; Entire Agreement. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York without regard to its conflicts of law rules (other than Section 5-1401 of the New York General Obligations Law). This Agreement, the Notes, the other Credit Documents and any fee letter pertaining hereto constitute the entire understanding among the parties hereto with respect to the subject matter hereof and supersede any prior agreements, written or oral, with respect thereto.
Section 8.08 Interest. It is the intention of the parties hereto that the Administrative Agent, the Issuing Banks, each Lender and each other Lender Party shall conform strictly to usury laws applicable to it, if any. Accordingly, if the transactions with any Lender Party contemplated hereby would be usurious under applicable law, if any, then, in that event, notwithstanding anything to the contrary in any Credit Document, it is agreed as follows: (a) the aggregate of all consideration which constitutes interest under applicable law that is contracted for, taken, reserved, charged or received by any Lender Party under any Credit Document shall under no circumstances exceed the maximum amount allowed by such applicable law and any excess shall be cancelled automatically and, if theretofore paid, shall at the option of the such Lender Party, be applied on the principal amount of the obligations owed to such Lender Party by the paying Borrower or refunded by such Lender Party to the paying Borrower, and (b) in the event that the maturity of any Note or other obligation payable to any Lender Party is accelerated or in the event of any permitted prepayment, then such consideration that constitutes interest under law applicable to such Lender Party may never include more than the maximum amount allowed by such applicable law and excess interest, if any, to such Lender Party provided for in any Credit Document or otherwise shall be cancelled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall, at the option of such Lender Party be credited by such Lender Party on the principal amount of the obligations owed to it by the paying Borrower or refunded by such Lender Party to the paying Borrower.

Section 8.09 Confidentiality. Each of the Administrative Agent, the Lenders and the Issuing Banks agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed:
(a) to its Affiliates and to its and its Affiliates’ respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential);
(b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners);
(c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process;
(d) to any other party hereto;
(e) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder;
(f) subject to an agreement containing provisions substantially the same as those of this Section 8.09, (i) to any assignee of, or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement, (ii) in the case of any Lender, to any actual or prospective counterparty to any swap, derivative or other transaction to which such Lender is or is proposed to be a party under which payments are to be made by reference to the Borrowers and their obligations, this Agreement or payments hereunder (but only to the extent such counterparty is a commercial bank, financial institution or is otherwise reasonably acceptable to Pride), or (iii) to the CUSIP Service Bureau or any similar organization;
(g) with the consent of Pride; or
(h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 8.09 or (y) becomes available to the Administrative Agent, any Lender or any Issuing Bank on a nonconfidential basis from a source other than the Pride or its Affiliates, excluding any Information from a source which, to the actual knowledge of the Lender Party receiving such Information, has been disclosed by such source in violation of a duty of confidentiality to Pride or any of its Affiliates.

For purposes of this Section 8.09, “Information” means all information received from Pride or any of its Affiliates (including SPV’s) relating to Pride or any of its Affiliates (including SPV’s) or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any Issuing Bank on a nonconfidential basis prior to disclosure by Pride or any of its Affiliates (including SPV’s), excluding any Information from a source which, to the actual knowledge of the Lender Party receiving such Information, has been disclosed by such source in violation of a duty of confidentiality to Pride or any of its Affiliates. Any Person required to maintain the confidentiality of Information as provided in this Section 8.09 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Without prejudice to the survival of any other agreement hereunder, the agreements and obligations of the Lender Parties contained in this Section 8.09 shall survive the payment in full of all Obligations.
Section 8.10 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.
Section 8.11 Domicile of Loans. Subject to Section 2.10(c) and 2.13(f), each Lender may transfer and carry its loans at, to or for the account of any office, Subsidiary or Affiliate of such Lender provided that no Lender shall be relieved of its obligations as a result thereof.
Section 8.12 Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrowers, the Issuing Banks and the Administrative Agent and when the Administrative Agent shall have, as to each Lender, either received a copy of a signature page hereof executed by such Lender or been notified by such Lender that such Lender has executed it and thereafter shall be binding upon and inure to the benefit of and be enforceable by the Borrowers, the Administrative Agent, the Issuing Banks and each Lender and their respective successors and assigns, except that the Borrowers shall not have the right to assign their respective rights hereunder or any interest herein without the prior written consent of each Lender.
Section 8.13 WAIVER OF JURY TRIAL. THE BORROWERS, THE ADMINISTRATIVE AGENT, THE ISSUING BANKS AND THE LENDERS HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OF THE NOTES, ANY LETTER OF CREDIT, ANY OTHER CREDIT DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 8.14 Severability. In the event any one or more of the provisions contained in this Agreement or in any other Credit Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 8.15 FORUM SELECTION AND CONSENT TO JURISDICTION. THE BORROWERS HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK (OR THE STATE COURTS SITTING IN THE BOROUGH OF MANHATTAN IN THE EVENT THE SOUTHERN DISTRICT OF NEW YORK LACKS SUBJECT MATTER JURISDICTION), AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING BROUGHT BY THE ADMINISTRATIVE AGENT, ANY LENDER, OR ANY ISSUING BANK ARISING OUT OF OR RELATING TO ANY OF THE CREDIT DOCUMENTS, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT. EACH BORROWER HEREBY AGREES THAT A FINAL NON-APPEALABLE JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. EACH BORROWER AGREES THAT ANY ACTION OR PROCEEDING BROUGHT BY PRIDE OR ANY OF ITS SUBSIDIARIES AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, ANY ISSUING BANK, OR THEIR AFFILIATES ARISING OUT OF OR RELATING TO ANY OF THE CREDIT DOCUMENTS SHALL BE BROUGHT EXCLUSIVELY IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK (OR THE STATE COURTS SITTING IN THE BOROUGH OF MANHATTAN IN THE EVENT THE SOUTHERN DISTRICT OF NEW YORK LACKS SUBJECT MATTER JURISDICTION), AND ANY APPELLATE COURT FROM ANY THEREOF. NOTHING IN THIS AGREEMENT OR IN ANY OTHER CREDIT DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY ISSUING BANK MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AGAINST ANY CREDIT PARTY OR ITS PROPERTIES IN ANY COURT OF COMPETENT JURISDICTION, INCLUDING THE JURISDICTIONS OF INCORPORATION OF ANY CREDIT PARTY NOT INCORPORATED IN THE UNITED STATES.
THE BORROWERS IRREVOCABLY CONSENT TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK AT THE ADDRESS FOR NOTICES SPECIFIED IN ACCORDANCE WITH SECTION 8.02. EACH OF THE BORROWERS HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT ANY OF THE BORROWERS HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, SUCH BORROWER HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THE CREDIT DOCUMENTS.

Section 8.16 DAMAGES. EACH OF THE BORROWERS, THE ADMINISTRATIVE AGENT, THE ISSUING BANKS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO UNDER APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY ACTION OR PROCEEDING REFERRED TO IN SECTION 8.15 ANY EXEMPLARY, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES; PROVIDED THAT NOTHING HEREIN SHALL CONSTITUTE A WAIVER BY THE ADMINISTRATIVE AGENT, THE ISSUING BANKS OR ANY OTHER LENDER OF ANY RIGHT TO RECEIVE FULL PAYMENT OF ALL OBLIGATIONS.
Section 8.17 Patriot Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrowers in accordance with the Patriot Act. Pride shall, and shall cause each of its Affiliates to, provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent and the Lenders in maintaining compliance with the Patriot Act.
Section 8.18 Survival of Agreements, Representations and Warranties, Etc. All warranties, representations and covenants made in or in connection with any Credit Document shall be considered to have been relied upon by the Lender Parties and shall survive the issuance of any Letters of Credit and the issuance and delivery of the Notes and the making of Advances regardless of any investigation. In addition, the confidentiality provisions contained in Section 8.09 shall survive the termination of this Agreement.
Section 8.19 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Credit Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Credit Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or the Lenders from the Borrowers in the Agreement Currency, Pride agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or the Lenders in such currency, the Administrative Agent agrees to return the amount of any excess to Pride (or to any other Person who may be entitled thereto under applicable law).

Section 8.20 Currency Conversion. All payments of Obligations under this Agreement, the Notes or any other Credit Document shall be made in U.S. Dollars, except for Advances funded, or Letter of Credit Liabilities with respect to Letters of Credit issued, in Euros, which shall be repaid, including interest thereon, in Euros. If any payment of any Obligation, whether through payment by any Credit Party or the proceeds of any collateral, shall be made in a currency other than the currency required hereunder, such amount shall be converted into the currency required hereunder at the rate determined by the Administrative Agent or Issuing Bank, as applicable, as the rate quoted by it in accordance with methods customarily used by such Person for such or similar purposes as the spot rate for the purchase by such Person of the required currency with the currency of actual payment through its principal foreign exchange trading office at approximately 11:00 A.M. (local time at such office) on the effective date of such conversion, provided that the Administrative Agent or Issuing Bank, as applicable, may obtain such spot rate from another financial institution actively engaged in foreign currency exchange if the Administrative Agent or Issuing Bank, as applicable, does not then have a spot rate for the required currency
Section 8.21 Determination and Notice of Exchange Rates. On each Calculation Date (x) the Administrative Agent shall, not later than 4:00 P.M. (London time), determine the Exchange Rate (other than any Issuing Bank Exchange Rate, if applicable) as of such Calculation Date and give notice thereof, together with notice of any applicable Issuing Bank Exchange Rate, to the Lenders and Pride and (y) if any Euro-denominated Letter of Credit Liabilities are outstanding on such date, each applicable Issuing Bank shall, not later than 2:00 P.M. (London time), determine the Exchange Rate as of such Calculation Date for all such Letter of Credit Liabilities outstanding as of such date with respect to all Letters of Credit issued by such Issuing Bank or its affiliates (the “Issuing Bank Exchange Rate”) and give prompt notice thereof to the Administrative Agent. The Exchange Rates so determined shall become effective on the first Business Day immediately following the relevant Calculation Date (a “Reset Date”), shall remain effective until the next succeeding Reset Date, and shall for all purposes of this Agreement (other than Section 8.20 or any other provision expressly requiring the use of a current exchange rate) be the Exchange Rates employed in determining the Dollar Equivalent of the applicable amount of Euros. Notwithstanding anything contained herein to the contrary, if any Issuing Bank fails to timely deliver notice of its Issuing Bank Exchange Rate to the Administrative Agent pursuant to the provisions of this Section 8.21, the Administrative Agent may determine such rate in accordance with the definition of Exchange Rate and shall have no liability to such Issuing Bank for such determination. Not later than 2:00 P.M. (London time) on each Reset Date, the Administrative Agent shall determine the Dollar Equivalent of the aggregate principal amounts of the Advances and Letter of Credit Liabilities denominated in Euros (after giving effect to any Advances and/or Letters of Credit denominated in Euros being made, issued, repaid, or cancelled or reduced on such date), notify the Lenders and Pride of the results of such determination.
Section 8.22 Substitution of Currency. If a change in the lawful currency of the European Economic and Monetary Union occurs pursuant to any applicable law, rule or regulation of any governmental, monetary or multi-national authority, this Agreement (including, without limitation, the definition of LIBO Rate) will be amended to the extent determined by the Administrative Agent (acting reasonably, in consultation with the Borrower and in accordance with the terms of Section 8.01 hereof) to be necessary to reflect the change in such currency and to put the Lenders and the Borrowers in the same position, so far as possible, that they would have been in if no such change had occurred.

ARTICLE IX
GUARANTY
Section 9.01 Guaranty. Pride hereby unconditionally and irrevocably guarantees the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all BVI Borrower Obligations. Without limiting the generality of the foregoing, Pride’s liability shall extend to all amounts which constitute part of the BVI Borrower Obligations even if such BVI Borrower Obligations are declared unenforceable or not allowable in a bankruptcy, reorganization or similar proceeding involving BVI Borrower, any other Credit Party or any other Person. The foregoing guaranty is a guaranty of payment, not of collection, and Pride is primarily liable for the payment of the BVI Borrower Obligations. In no event shall the Administrative Agent or any other Lender Party have any obligation (although each such Person is entitled, at its option) to proceed against BVI Borrower or any collateral pledged to secure the BVI Borrower Obligations before seeking satisfaction from Pride of the BVI Borrower Obligations.
Section 9.02 Limit of Liability. Notwithstanding any provision herein to the contrary, Pride’s liability under the Guaranty provided in this Article IX shall be limited to an amount not to exceed as of any date of determination the greater of:
(a) the aggregate amount of all BVI Borrower Obligations outstanding on such date; or
(b) the amount which could be claimed by the Lender Parties from Pride under the Guaranty provided in this Article IX without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law after taking into account, among other things, any right to contribution or indemnification or any other right Pride may have.
Section 9.03 Guaranty Absolute. Pride unconditionally and irrevocably guarantees that the BVI Borrower Obligations will be paid strictly in accordance with the Credit Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any BVI Borrower Obligations or the rights of any Person with respect thereto. The obligations of Pride hereunder are independent of the obligations of any other Person in respect the BVI Borrower Obligations, and a separate action or actions may be brought and prosecuted against any Person regardless of whether any other Person is joined in any such action or actions. The liability of Pride in respect of the Guaranty provided in this Article IX shall be absolute and unconditional irrespective of:
(a) the lack of validity or unenforceability of any of the BVI Borrower Obligations or any Credit Document for any reason whatsoever, including that the act of creating any of the BVI Borrower Obligations is ultra vires, that the officers or representatives executing the documents creating the BVI Borrower Obligations exceeded their authority, that the BVI Borrower Obligations violate usury or other laws, or that any Credit Party has defenses to the payment of the BVI Borrower Obligations, including breach of warranty, statute of frauds, bankruptcy, statute of limitations, lender liability, or accord and satisfaction;

(b) any change in the time, manner, or place of payment of, or in any term of, any of the BVI Borrower Obligations, any increase, reduction, extension, or rearrangement of the BVI Borrower Obligations, any amendment, supplement, or other modification of the Credit Documents, or any waiver or consent granted under the Credit Documents;
(c) any release, exchange, subordination, waste, or other impairment (including negligent, willful, unreasonable, or unjustifiable impairment) of any collateral securing payment of the BVI Borrower Obligations; the failure of any other Person to exercise diligence or reasonable care in the preservation, protection, enforcement, sale, or other handling of any such collateral; or the fact that any Lien related to any collateral for the BVI Borrower Obligations shall not be properly perfected, or shall prove to be unenforceable or subordinate to any other Lien;
(d) any full or partial release of any Credit Party (other than a full release of BVI Borrower, together with satisfaction of the conditions in Section 9.08 with respect to terminating the Guaranty provided in this Article IX) or any collateral;
(e) the failure to apply or the manner of applying any collateral or payments of the proceeds of any collateral against the BVI Borrower Obligations;
(f) any change in the organization or structure of any Credit Party; any change in the shareholders, directors, or officers of any Credit Party; or the insolvency, bankruptcy, liquidation, or dissolution of any Credit Party or any defense that may arise in connection with or as a result of any such insolvency, bankruptcy, liquidation or dissolution;
(g) the failure to give notice of any extension of credit made to BVI Borrower under any Credit Document, notice of acceptance of the Guaranty set forth in this Article IX, notice of any amendment, supplement, or other modification of any Credit Document, notice of the execution of any document or agreement creating any BVI Borrower Obligations, notice of any default or event of default, however denominated, under the Credit Documents, notice of intent to demand, notice of demand, notice of presentment for payment, notice of nonpayment, notice of intent to protest, notice of protest, notice of grace, notice of dishonor, notice of intent to accelerate, notice of acceleration, notice of bringing of suit, notice of any transfer of any of the BVI Borrower Obligations, notice of the financial condition of or other circumstances regarding any Credit Party, or any other notice of any kind relating to any of the BVI Borrower Obligations;
(h) any payment or grant of collateral by any Credit Party to any Person being held to constitute a preference, fraudulent obligation or fraudulent transfer under bankruptcy laws, or for any reason any Person is required to refund such payment or release such collateral;

(i) any other action taken or omitted which affects the BVI Borrower Obligations, whether or not such action or omission prejudices Pride or increases the likelihood that Pride will be required to pay the BVI Borrower Obligations pursuant to the terms hereof;
(j) the fact that all or any of the BVI Borrower Obligations cease to exist by operation of law (other than as a result of the payment in full in cash of any or all of the BVI Borrower Obligations), including by way of discharge, limitation or tolling thereof under applicable bankruptcy laws; or
(k) any other circumstance which might otherwise constitute a defense available to, or a discharge of, a guarantor (other than the payment in full in cash of the BVI Borrower Obligations).
Section 9.04 Waiver of Notice and Other Remedies. Pride hereby waives promptness, diligence, notice of acceptance, notice of acceleration, notice of intent to accelerate, and any other notice with respect to any of the BVI Borrower Obligations and the guaranty set forth herein and any requirement that any Person protect, secure, perfect or insure any security interest or other Lien or any property subject thereto or exhaust any right to take any action against any Credit Party or any other Person or any collateral. Pride agrees that its obligations under the Guaranty provided in this Article IX shall not be subject to any counterclaims, offsets or defenses against any Lender Party of any kind. There are no conditions precedent to the enforcement of the Guaranty provided in this Article IX. No Lender Party shall be required to mitigate damages or take any other action to reduce, collect, or enforce any of the BVI Borrower Obligations.
Section 9.05 Deferral of Subrogation, Etc. Notwithstanding anything to the contrary in this Agreement or any other Credit Document, until such time as the Obligations are irrevocably paid in full and all Letters of Credit and Commitments are terminated, Pride hereby expressly and irrevocably waives, on behalf of itself and its successors and assigns (including any surety), any and all rights at law or in equity to subrogation, to reimbursement, to exoneration, to contribution, to indemnification, to set off or to any other rights that could accrue to a surety against a principal, to a guarantor against a principal, to a guarantor against a maker or obligor, to an accommodation party against the party accommodated, to a holder or transferee against a maker, or to the holder of any claim against any Person, and which Pride may have or hereafter acquire in connection with or as a result of its execution, delivery and/or performance of this Agreement, or any other documents to which Pride is a party or otherwise.
If any amount shall be paid to Pride in violation of this Section 9.05, such amount shall be held in trust for the benefit of the Lender Parties, and shall promptly be paid to the Administrative Agent for the benefit of the Lender Parties to be applied to the BVI Borrower Obligations, whether matured or unmatured, as the Lender Parties may elect. Pride acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Credit Documents and that the waivers set forth in this Section 9.05 are knowingly made.

Section 9.06 Reinstatement. The Guaranty provided in this Article IX shall remain in full force and effect and continue to be effective should any petition be filed by or against any Credit Party for liquidation or reorganization, should any Credit Party become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of such Credit Party’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the BVI Borrower Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any Lender Party, whether as a “voidable preference”, “fraudulent conveyance”, or otherwise, all as though such payment or performance had not been made. In the event that any payment on account of the BVI Borrower Obligations, or any part thereof, is rescinded, reduced, restored or returned, the BVI Borrower Obligations shall be reinstated in the amount of such payment, or part thereof, that was rescinded, reduced, restored or returned. The provisions of this Section 9.06 shall survive payment in full of the BVI Borrower Obligations.
Section 9.07 Exercise of Remedies. The Administrative Agent, on behalf of the Lenders, shall have the right to make demands, file suits and claims, engage in other proceedings and exercise any other rights or remedies available to collect amounts owed pursuant to the terms of this Article IX, and the Administrative Agent shall not need the consent of any other Lender Party or Person to do so.
Section 9.08 Continuing Guaranty; Assignments. The Guaranty set forth in this Article IX is a continuing guaranty and shall (a) remain in full force and effect until the payment in full in cash of all of the BVI Borrower Obligations, the termination of all Letters of Credit issued for the account of BVI Borrower and the termination of the Commitments, (b) be binding upon Pride and its successors and assigns, and (c) inure to the benefit of each of the Lender Parties and their respective successors, transferees and permitted assigns.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWERS: PRIDE INTERNATIONAL, INC.
By:	/s/ Steven D. Oldham
Name:	Steven D. Oldham
Title:	Vice President and Treasurer
Address for notices to one or more Credit Parties:
Attention of the Treasurer of Pride International, Inc.
5847 San Felipe, Suite 3300
Houston, Texas 77057
Fax Number: 713-789-1430
Telephone Number: 713-789-1400
with copies to its Assistant Treasurer, Treasury
Operations and its General Counsel.

PRIDE INTERNATIONAL LTD.
By:	/s/ Steven D. Oldham
Name:	Steven D. Oldham
Title:	Vice President and Treasurer

Signature Page to the Pride Amended and Restated Revolving Credit Agreement

ADMINISTRATIVE AGENT: CITIBANK, N.A., as Administrative Agent
By:	/s/ Andrew Sidford
Name:	Andrew Sidford
Title:	Vice President

Signature Page to the Pride Amended and Restated Revolving Credit Agreement

ISSUING BANKS CITIBANK, N.A., as an Issuing Bank
By:	/s/ Andrew Sidford
Name:	Andrew Sidford
Title:	Vice President

Signature Page to the Pride Amended and Restated Revolving Credit Agreement

NATIXIS, as an Issuing Bank
By:	/s/ Louis P. Laville, III
Name:	Louis P. Laville, III
Title:	Managing Director

By:	/s/ Daniel Payer
Name:	Daniel Payer
Title:	Managing Director

Signature Page to the Pride Amended and Restated Revolving Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION, as an Issuing Bank
By:	/s/ Sarah L. Sandercock
Name:	Sarah L. Sandercock
Title:	Director

Signature Page to the Pride Amended and Restated Revolving Credit Agreement

LENDERS CITIBANK, N.A.
By:	/s/ Andrew Sidford
Name:	Andrew Sidford
Title:	Vice President

Signature Page to the Pride Amended and Restated Revolving Credit Agreement

NATIXIS
By:	/s/ Louis P. Laville, III
Name:	Louis P. Laville, III
Title:	Managing Director

By:	/s/ Daniel Payer
Name:	Daniel Payer
Title:	Managing Director

Signature Page to the Pride Amended and Restated Revolving Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION
By:	/s/ Sarah L. Sandercock
Name:	Sarah L. Sandercock
Title:	Director

Signature Page to the Pride Amended and Restated Revolving Credit Agreement

THE BANK OF NOVA SCOTIA
By:	/s/ John Frazell
Name:	John Frazell
Title:	Director

Signature Page to the Pride Amended and Restated Revolving Credit Agreement

ING BANK N.V.
By:	/s/ J.J. Dicker
Name:	J.J. Dicker
Title:	Director

By:	/s/ Michael Klemme
Name:	Michael Klemme
Title:	Managing Director

Signature Page to the Pride Amended and Restated Revolving Credit Agreement

BANK OF AMERICA, N.A.
By:	/s/ William W. Stevenson
Name:	William W. Stevenson
Title:	Vice President

Signature Page to the Pride Amended and Restated Revolving Credit Agreement

COMPASS BANK
By:	/s/ Stuart Murray
Name:	Stuart Murray
Title:	Senior Vice President

Signature Page to the Pride Amended and Restated Revolving Credit Agreement

BNP PARIBAS
By:	/s/ Mark H. Wolf
Name:	Mark H. Wolf
Title:	Director

By:	/s/ Polly Schott
Name:	Polly Schott
Title:	Director

Signature Page to the Pride Amended and Restated Revolving Credit Agreement

HSBC BANK USA, N.A.
By:	/s/ Dale T. Wilson
Name:	Dale T. Wilson
Title:	Senior Vice President

By:	/s/ Bruce Robinson
Name:	Bruce Robinson
Title:	Vice President

Signature Page to the Pride Amended and Restated Revolving Credit Agreement

STANDARD CHARTERED BANK
By:	/s/ James P. Hughes
Name:	James P. Hughes
Title:	Director

By:	/s/ Robert K. Reddington
Name:	Robert K. Reddington
Title:	AVP/Credit Documentation

Signature Page to the Pride Amended and Restated Revolving Credit Agreement

JPMORGAN CHASE BANK, N.A.
By:	/s/ Thomas Okamoto
Name:	Thomas Okamoto
Title:	Vice President

Signature Page to the Pride Amended and Restated Revolving Credit Agreement

AMEGY BANK NATIONAL ASSOCIATION
By:	/s/ Kenyatta Gibbs
Name:	Kenyatta Gibbs
Title:	Vice President

Signature Page to the Pride Amended and Restated Revolving Credit Agreement

UBS LOAN FINANCE LLC
By:	/s/ [Illegible]
Name:	[Illegible]
Title:	Associate Director

By:	/s/ [Illegible]
Name:	[Illegible]
Title:	Director

Signature Page to the Pride Amended and Restated Revolving Credit Agreement

FIRST COMMERCIAL BANK, LTD., NEW YORK BRANCH
By:	/s/ Jenn-Hwa Wang
Name:	Jenn-Hwa Wang
Title:	VP & General Manager

Signature Page to the Pride Amended and Restated Revolving Credit Agreement

ENCORE BANK, N.A.
By:	/s/ Robert S. Martin
Name:	Robert S. Martin
Title:	Vice President

Signature Page to the Pride Amended and Restated Revolving Credit Agreement

HUA NAN COMMERCIAL BANK, NY AGENCY
By:	/s/ Henry Hsieh
Name:	Henry Hsieh
Title:	Assistant Vice President

Signature Page to the Pride Amended and Restated Revolving Credit Agreement